UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12.

PRAXAIR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2014

Dear Praxair Shareholder:

The Annual Meeting of Shareholders of Praxair, Inc. will be held at 11:00 a.m. on Tuesday, April 22, 2014 in the Ballroom of The Ritz-Carlton, Westchester Hotel, Three Renaissance Square, White Plains, New York, for the following purposes:

1.	To elect eleven directors to the Board of Directors.

2.	To provide an advisory vote on Named Executive Officer Compensation.

3.	To approve the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan.

4.	To ratify the appointment of the independent auditor.

5.	To conduct such other business as may properly come before the meeting.

Only holders of Common Stock of Praxair, Inc. of record at the close of business on February 28, 2014 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. You may vote your shares by means of a proxy form as described in the accompanying Proxy Statement. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY SUBMIT YOUR PROXY OR VOTING INSTRUCTION. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you. We urge you to complete and submit your proxy electronically or by telephone (if those options are available to you) as a means of reducing Praxair’s expenses related to the meeting.

Please be aware that, if you own shares in a brokerage account, you must instruct your broker on how to vote your shares. Without your instructions, New York Stock Exchange rules do not allow your broker to vote your shares on any of the proposals except the ratification of the appointment of the independent auditor. Please exercise your right as a shareholder to vote on all proposals, including the election of directors, by instructing your broker by proxy.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel & Secretary

March 12, 2014

PROXY STATEMENT

i

39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

PROXY STATEMENT

Annual Meeting of Shareholders

Tuesday, April 22, 2014

This Proxy Statement is furnished to shareholders of Praxair, Inc. (“Praxair” or the “Company”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held in the Ballroom of The Ritz-Carlton, Westchester Hotel, Three Renaissance Square, White Plains, New York on April 22, 2014, at 11:00 a.m. or any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and a form of proxy are first being sent to shareholders on or about March 12, 2014. Proxies are being solicited on behalf of the Board of Directors of Praxair.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Item 1:	Election of Directors

Eleven directors will be elected to serve until the 2015 annual meeting of shareholders, and until their successors are elected and qualify. The Board recommends that Stephen F. Angel, Oscar Bernardes, Nance K. Dicciani, Edward G. Galante, Claire W. Gargalli, Ira D. Hall, Raymond W. LeBoeuf, Larry D. McVay, Denise L. Ramos, Wayne T. Smith, and Robert L. Wood, each be elected to serve for a one-year term, until the 2015 annual meeting of shareholders, and until their successors are elected and qualify. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Qualifications and biographical data for each of these nominees is presented in this Proxy Statement under the caption “The Board of Directors.” If one or more of the nominees becomes unavailable for election or service as a director, the proxy holders will vote your shares for one or more substitutes designated by the Board of Directors, or the size of the Board of Directors will be reduced.

To be elected, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). See the vote counting rules on pages 6-7 of this Proxy Statement.

Item 2:	Advisory Vote on Named Executive Officer Compensation

This item is a non-binding, advisory shareholder vote on the compensation of Praxair’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers who had the highest total compensation for 2013, as set forth in the “Summary Compensation Table” of this Proxy Statement (these five executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”). This advisory vote, commonly known as “say-on-pay,” gives the Company’s shareholders an opportunity to express their views on the overall compensation of the

NEOs and the Company’s related compensation philosophy, policies and practices. At the 2013 annual meeting, 95% of the votes cast were in favor of this proposal. Unless the Board determines otherwise, this advisory vote will be held annually and, therefore, you are asked to vote upon the following proposal that will be presented at the 2014 Annual Meeting:

“RESOLVED, that the shareholders of Praxair, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders, including the compensation tables, the Compensation Discussion and Analysis and any related narrative disclosures.”

This proposal is not intended to address any specific NEO compensation item or issue. However, the Board of Directors and its Compensation & Management Development Committee (the “Compensation Committee”) value shareholders’ opinions on this matter and, if there is any significant vote against this proposal, will seek to understand why such a vote was cast, and will consider shareholders’ concerns in evaluating whether any actions are appropriate to address those concerns.

The Board recommends that you approve this proposal because the Company’s executive compensation program focuses on motivating performance to effectively build shareholder value. The Board believes that the executive compensation program was instrumental in driving the Company’s strong business results and total shareholder return.

The Compensation Committee has established the following objectives for Praxair’s executive compensation program:

•	attract and retain executive talent;

•	motivate executives to deliver strong business results in line with shareholder expectations;

•	build and support a performance-driven culture; and

•	encourage executives to own stock, aligning their interests with those of shareholders.

Best practices utilized to support the Company’s executive compensation objectives include:

•	total compensation set at competitive market levels;

•	a substantial portion of total compensation closely linked with performance:

•	annual variable compensation awards based principally upon performance against objective, pre-established goals, and

•	equity grants consisting of performance share units and stock options, focused on longer term shareholder value creation;

•	substantial stock ownership and shareholding requirements for officers;

•	a clawback (“recapture”) policy;

•	a policy against hedging and pledging of Company stock held by officers;

•	limited perquisites and personal benefits, with no payments of “tax gross-ups” unless available to employees generally;

•	double trigger change-in-control severance agreements which do not include an excise tax “gross up” and, for post-2009 agreements, with payouts of 2 times salary plus target variable compensation; and

•	double trigger vesting of officer equity awards in the event of a change-in-control.

The Company has a history of sustained performance reflecting its commitment to shareholder value as further discussed in the Compensation Discussion and Analysis (“CD&A”) section that begins on page 30 of this Proxy Statement.

In order for this proposal to be approved on an advisory and non-binding basis, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR approval. See the vote counting rules on pages 6-7 of this Proxy Statement.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY AND NON-BINDING BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Item 3:	Proposal to Approve the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan

The Board, acting upon the recommendation of its independent Compensation Committee, has approved the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan (the “Amended and Restated 2009 Plan”), subject to shareholder approval at the Annual Meeting. The proposed Amended and Restated 2009 Plan would amend and restate the existing 2009 Praxair, Inc. Long Term Incentive Plan that was approved by shareholders at the 2009 Annual Meeting (the “Existing 2009 Plan”) in order to, among other things, authorize additional shares for equity awards that the Company anticipates will be needed for future grants after 2014. In addition, shareholder approval of the Amended and Restated 2009 Plan would include approval of the material terms of the performance measures and award limits for performance-based equity awards, allowing the Company to grant performance-based equity awards that are tax deductible under the “performance-based” compensation exception to Section 162(m) of the U.S. Internal Revenue Code. If approved by shareholders, the Amended and Restated 2009 Plan would be the only plan available for future equity grants, while long term incentives previously granted under the Existing 2009 Plan would remain outstanding in accordance with their terms.

Long term incentives are an essential component of Praxair’s overall compensation plan for employees. Equity awards align employee and shareholder interests through share ownership, motivating them to achieve business objectives established to promote the Company’s long term growth, profitability and success. Equity awards are also critical to attracting and retaining leaders who are vital to the Company’s sustained financial success. Oversight responsibility for the Amended and Restated 2009 Plan is vested in the independent Compensation Committee and the Governance and Nominating Committee of the Board of Directors.

A summary description and the complete text of the proposed Amended and Restated 2009 Plan is presented in Appendix 1 of this Proxy Statement. Information regarding awards outstanding under the Existing 2009 Plan and other plans is included in the Equity Compensation Plans Table on page 1-10 in Appendix 1 of this Proxy Statement.

In order for this proposal to be approved by the shareholders, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR approval. See the vote counting rules on pages 6-7 of this Proxy Statement.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS ITEM 3, THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED 2009 PRAXAIR, INC. LONG TERM INCENTIVE PLAN.

Item 4:	Proposal to Ratify the Appointment of the Independent Auditor

Under New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee. The Board has determined, however, to seek shareholder ratification of that selection as a good practice in order to provide shareholders an avenue to express their views on this important matter. If shareholders fail to ratify the selection, the Audit Committee may reconsider the appointment. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Information concerning the independent auditor may be found under the caption “The Independent Auditor.”

In order for this proposal to be approved by the shareholders, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR approval. See the vote counting rules on pages 6-7 of this Proxy Statement.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS ITEM 4, THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF THE INDEPENDENT AUDITOR.

Item 5:	Other Business

Praxair knows of no other business that will be considered for action at the Annual Meeting. If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT AND

PROXY STATEMENT ON-LINE

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 22, 2014:

This Proxy Statement and the 2013 Form 10-K and Annual Report are now available for viewing and downloading on the Internet at:

2013 Form 10-K and Annual Report: www.praxair.com/annualreport.

2014 Notice of Meeting and Proxy Statement: www.praxair.com/proxy.

As allowed by SEC and NYSE rules, Praxair is sending to most shareholders by mail a notice informing them that they can access and download this 2014 Proxy Statement and the 2013 Form 10-K and Annual Report on the Internet at the websites noted above, rather than sending printed copies. If you have received printed copies in the mail, rather than the notice of Internet availability, it is likely that this occurred because either: (1) you have specifically requested printed copies this year or previously, or (2) Praxair has voluntarily sent you printed copies.

If you are receiving printed copies, you can save Praxair future postage and printing expense by consenting to receive future annual reports, meeting notices, and proxy statements on-line on the Internet. Most shareholders can elect to view future proxy statements and annual reports over the

Internet instead of receiving paper copies in the mail. This will help with Praxair’s overall sustainability efforts by reducing paper usage. You will be given the opportunity to consent to future Internet delivery when you vote your proxy. For some shareholders, this option is only available if they vote by Internet. If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of that option for you.

If you consent, your account will be so noted and, when Praxair’s 2014 Form 10-K and Annual Report, meeting notice, and the proxy statement for the 2015 annual meeting of shareholders become available, you will be notified on how to access them on the Internet. Any prior consent you have given will remain in effect until specifically revoked by you in the manner specified by the bank or broker that manages your account. If you do consent to receive your Praxair materials via the Internet, you can still request paper copies by contacting the bank or broker that manages your account or, if you are a shareholder of record, you may contact the Company through its stock transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07106. Registrar and Transfer Company can also be reached by telephone at (800) 368-5948 or via e-mail at info@rtco.com.

SHAREHOLDERS SHARING AN ADDRESS

If you share an address with another shareholder, you may receive only one notice of Internet availability, or one set of printed proxy materials (including this Proxy Statement and the 2013 Form 10-K and Annual Report to shareholders) unless you have provided contrary instructions. If you wish to receive a separate notice of Internet availability or set of proxy materials now or in the future, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact us at the address cited above. Similarly, if you share an address with another shareholder and have received multiple copies of the notice of Internet availability or proxy materials, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact us at the above address to request delivery of only a single copy of these materials to your household.

PROXY AND VOTING PROCEDURES

Who are the Shareholders Entitled to Vote at this Meeting?

Common Stock shareholders of record at the close of business on February 28, 2014 will be entitled to vote at the Annual Meeting. As of that date, a total of 293,445,204 shares of Praxair’s Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

How do I Submit My Vote by Means of a Proxy?

Your vote is important. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction card, as described below.

1.	Vote on the Internet. If you have Internet access, you may access the Proxy Statement and 2013 Form 10-K and Annual Report and submit your proxy or voting instructions by following the instructions provided in the notice of Internet availability, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

2.	Vote by telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

3.	Vote by Mail. If you received printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.

How are the Proxies Voted?

All shares entitled to vote and represented by a properly completed proxy (either by Internet, telephone or mail) will be voted at the Annual Meeting as indicated on the proxy unless earlier revoked by you. If no instructions are indicated for a matter on an otherwise properly completed proxy from a shareholder of record, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors. See also the vote counting rules on pages 6-7 of this Proxy Statement. Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the Annual Meeting.

How Can I Revoke my Proxy?

You may revoke your proxy at any time before it is voted by filing with Praxair’s Corporate Secretary a written revocation, by timely delivery of a properly completed, later-dated proxy (including by Internet or telephone), or by voting in person at the Annual Meeting.

May I Still Vote at the Annual Meeting Even if I Have Submitted a Proxy?

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting. See “Attending the Annual Meeting” below for attendance requirements and directions to the Annual Meeting.

What is the Necessary Quorum to Transact Business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. The shares represented by abstentions and broker non-votes on filed proxies and ballots will be considered present for quorum purposes (for an explanation of “broker non-votes,” see the vote counting rules below).

How are the Votes Counted for Each Item of Business?

If you are a shareholder of record and submit a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter.

If you hold your shares in a brokerage account, then, under NYSE rules and Delaware corporation law:

With respect to Item #1 (Election of Directors), your broker is not entitled to vote your shares on this matter if no instructions are received from you. If your broker does not vote (a “broker non-vote”), this is not considered a vote cast and, therefore, will have no effect on the election of directors. Abstentions also will have no effect on the election of directors.

With respect to Item #2 (Advisory Vote on Named Executive Officer Compensation), and Item #3 (Approval of the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan), your broker is not entitled to vote your shares on these items if no instructions are received from you. Broker non-votes are not considered shares entitled to vote on these matters and, therefore, will have no effect on the vote on these items. However, a vote to “Abstain” will have the effect of a vote against these items.

With respect to Item #4 (Ratification of the Appointment of the Independent Auditor), your broker is entitled to vote your shares on this matter if no instructions are received from you. A vote to “Abstain” will have the effect of a vote against this item.

If you hold your shares in the employees’ savings plan of Praxair, Inc., Praxair Puerto Rico BV, or the Dow Chemical Company, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee will: (i) vote your shares in the same proportion on each matter as it votes the shares for which it has received instructions under the Praxair, Inc. and Dow Chemical plans, and (ii) not vote your shares under the Praxair Puerto Rico BV plan.

ATTENDING THE ANNUAL MEETING

Admission Requirements

You may attend the Annual Meeting whether or not you want to vote your shares at the Annual Meeting or by proxy. However, only shareholders and the invited guests of Praxair will be granted admission to the Annual Meeting. To assure admittance:

-    If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the February 28, 2014 record date;

-    Please bring a photo ID, if you hold shares of record as of February 28, 2014, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan;

-    Please bring your Praxair ID if you are an employee shareholder.

Directions

Directions to the location for the Annual Meeting are available at www.praxair.com in the Investors/Annual Meeting section, or you may contact Praxair as noted below.

Questions

For Questions Regarding:	Contact:
Annual Meeting	Praxair Investor Relations, (203) 837-2210

Stock Ownership for Shareholders of Record	Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07106. (800) 368-5948 or via e-mail. at info@rtco.com.

Stock Ownership for Beneficial Holders	Your bank, broker or nominee

SHARE OWNERSHIP

Principal Holders

The only holders known by Praxair to be beneficial owners of more than five percent of Praxair’s Common Stock are the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding(a)
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	17,645,895	6.0%
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	17,125,329	5.8%

(a)  Based on 293,445,204 total shares outstanding on February 28, 2014 excluding shares held for the account of Praxair.

(b)  Holdings as of December 31, 2013 as reported in SEC Schedules 13G filed by Blackrock, Inc. and the Vanguard Group, Inc. According to its Schedule 13G, BlackRock and certain of its subsidiaries had sole voting power as to 14,135,380 shares, and sole dispositive power as to all of the reported shares. According to its Schedule 13G, Vanguard and certain of its affiliates had sole voting power as to 478,051 shares, shared dispositive power as to 451,395 shares, and sole dispositive power as to 16,673,934 shares.

Directors and Executive Officers

The table below sets forth the beneficial ownership of Praxair’s Common Stock as of February 28, 2014 by each director, director nominee, and certain executive officers. No director, nominee or executive officer of Praxair beneficially owned more than 1% of Praxair’s common stock, and directors, nominees, and executive officers of Praxair as a group (21 persons) beneficially owned approximately 1% of the outstanding shares as of that date.

		SHARES BENEFICIALLY OWNED AND OTHER EQUITY INTERESTS
Name	Position	Common Stock	Stock Units(1)	Total	Stock Options(2)
Stephen F. Angel	Chairman, President & Chief Executive Officer	176,524	69,250	245,774	1,493,436
James S. Sawyer(3)	Executive Vice President & Chief Financial Officer	40,180	5,339	45,519	106,479
Scott E. Telesz	Executive Vice President	8,090	30,334	38,424	83,290
Eduardo F. Menezes	Executive Vice President	34,631	383	35,014	143,900
James T. Breedlove	Senior Vice President, General Counsel & Secretary	43,061	1,260	44,321	150,291
Oscar Bernardes	Director	3,063	2,918	5,981	0
Bret K. Clayton(4)	Director	3,285	1,406	4,691	0
Nance K. Dicciani	Director	9,565	4,845	14,410	6,146
Edward G. Galante	Director	7,019	9,705	16,724	9,025
Claire W. Gargalli	Director	3,659	12,673	16,332	27,930
Ira D. Hall	Director	2,531	10,208	12,739	0
Raymond W. LeBoeuf	Director	3,285	48,430	51,715	22,655
Larry D. McVay	Director	6,087	2,918	9,005	0
Denise L. Ramos(5)	Director Nominee	0	0	0	0
Wayne T. Smith	Director	14,484	27,693	42,177	0
Robert L. Wood	Director	7,140	2,918	10,058	18,055
Total		362,604	230,280	592,884	2,061,207
Directors, Nominees and Executive Officers as a group	(21 persons)	449,133	294,000	743,133	2,540,093

(1)  Includes Deferred Stock Units and/or Restricted Stock Units held. Deferred Stock Units are stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Restricted Stock Units are stock price-based units granted as long term incentive awards to management and as equity compensation to non-employee directors. Holders have no voting rights with respect to either Deferred Stock Units or Restricted Stock Units. The value of Deferred Stock Units and Restricted Stock Units varies with the price of Praxair’s common stock and, at the end of the deferral period or the restriction period, the units are payable in Praxair common stock on a one-for-one basis.

(2)  Represent shares that may be acquired upon exercise of options exercisable within 60 days of February 28, 2014.

(3)  Mr. Sawyer retired as Executive Vice President & Chief Financial Officer on December 31, 2013, but served in an advisory capacity until his retirement on February 28, 2014.

(4)  Mr. Clayton is retiring from the Board of Directors as of the date of the Annual Meeting.

(5)  Ms. Ramos has been nominated for election as a director for the first time at the Annual Meeting.

CORPORATE GOVERNANCE AND BOARD PRACTICES

Praxair’s Governance Principles

Praxair operates under Corporate Governance Guidelines which are posted at Praxair’s public website, www.praxair.com in the Our Company/Corporate Responsibility section. Consistent with those guidelines, the Board has adopted the following policies and practices, among others:

Director Independence.  The Board has adopted independence standards for service on Praxair’s Board of Directors which are posted at Praxair’s public website referenced above. The Board has applied these standards to all of the non-management directors (all directors are non-management except for Mr. Angel, the Company’s Chairman & CEO), and to Ms. Ramos, a nominee for election as a director for the first time, and has determined that each qualifies as independent. The Board is not otherwise aware of any relationship with the Company or its management that could potentially impair the independent judgment of these directors or Ms. Ramos. See also related information in this Proxy Statement under the caption “Certain Relationships and Transactions.”

Board Leadership.  As set forth under the Corporate Governance Guidelines, the Board believes that the best leadership model for the Company is that of a combined Chairman & CEO, balanced by practices and policies designed to assure effective independence in the Board’s oversight, advice and counsel.

The Governance & Nominating Committee (consisting entirely of independent directors) periodically examines the Board leadership structure as well as other governance practices and conducts an annual assessment of Board and Committee effectiveness. The Governance & Nominating Committee has determined that the present leadership structure is effective and appropriate. The Board believes that the substantive duties of the Chairman, including calling and organizing meetings and preparing agendas, are best performed by someone having day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board.

Board independence is augmented by the appointment by the independent directors of an Executive Session Presiding Director (“Presiding Director”), currently Mr. Wood, and by other practices set forth in the Corporate Governance Guidelines and described more fully below. The Presiding Director assures that appropriate independence is brought to bear on important Board and governance practices. The Presiding Director’s duties and responsibilities are summarized in the Corporate Governance Guidelines and in the Presiding Director’s appointing resolutions (cited, in part, below).

The Board’s resolutions appointing the Presiding Director specify a number of roles and responsibilities, including but not limited to the following:

•	Serve as Chairman of any formal private meetings of all of the non-management directors,

•	Conduct performance reviews of the CEO based on contributions from the Compensation Committee and other non-management directors,

•

Serve as an advisor or liaison to the CEO to provide a sense of the non-management directors regarding governance or Board matters in cases where the CEO requests a consensus or collective judgment of the non-management directors, and

•	Review with the Chairman in advance of each Board meeting the agenda and such other matters pertaining to the meeting and its agenda as the Presiding Director may request.

The Presiding Director’s duties are complemented by (1) the strong leadership vested in, and exercised by, the Board’s independent Committee Chairs with respect to the matters overseen by their Committees, and (2) the responsibility of each director to assert leadership according to his or her particular experience and expertise.

Executive Board Sessions.  The independent directors hold meetings in executive session without the CEO or other members of management present at least four times per year during which they evaluate the CEO’s performance, among other things. Board executive sessions are led by the Presiding Director. The Audit, Compensation, and Governance & Nominating Committees also periodically meet in executive session.

Succession Planning and Personnel Development.  The Compensation Committee conducts an annual Succession Planning and Personnel Development session to which all Board members are invited and at which senior executives are evaluated with respect to their potential for promotion into senior leadership positions, including that of the CEO. From time-to-time, this session also includes a consideration of compensation issues related to succession and retention. In addition, a wide variety of senior executives are introduced to the Board by way of Board and Committee presentations and directors have unrestricted access to a broad cross-section of managers and high potential employees.

CEO Performance Evaluation.  The Presiding Director conducts a performance review of the CEO taking into account the views of all of the other independent directors. This is in addition to the evaluation inherent in the Compensation Committee’s determination of the CEO’s annual compensation.

Board Role in Risk Oversight.  At least annually, the full Board reviews the Company’s risk identification, assessment and management processes and the guidelines and policies by which key risks are managed. As part of that review, the Board discusses (1) the key enterprise risks that management has identified, (2) management accountability for managing or mitigating each risk, (3) the steps being taken to manage each risk, and (4) which Board Committees will oversee each risk area on an ongoing basis.

The risk factors disclosed in Item 1A of the Company’s Form 10-K and Annual Report illustrate the range of the risks faced by a global industrial company and help explain the need for strong Board Committee oversight of the management of risks in specific subject areas. Each Committee’s calendar of recurring meeting agenda topics addresses risk areas pertinent to the Committee’s subject-matter responsibilities. These areas include: financing and currency exchange risks (Finance & Pension Committee), compensation risks, and executive development and retention (Compensation Committee), regular review of the Board’s governance practices and the Company’s sustainability program (Governance & Nominating Committee), and internal controls, investigations, and integrity standards compliance (Audit Committee). Other risk areas are regularly reviewed by the full Board. These include: safety and environmental risk (covered at each Board meeting), economic, market and competitive risk (part of business operating reports at each Board meeting, and the annual operating and strategic reviews), and global compliance risks (supplementing reporting within the Audit Committee). In addition, risk identification and assessment is integrated into Board decision-making with respect to capital projects and acquisitions, entry into new markets, financings, and cash flow analysis, among other matters. In Committee meetings and full Board deliberations, each director brings his or her particular operating, financial, management development, and other experiences and expertise to bear in assessing management’s response to specific risks and in providing advice and counsel with respect to risk mitigation and management.

Board Effectiveness Assessment.  The Board assesses its effectiveness annually under a process determined by the Governance & Nominating Committee. Typically, this assessment includes evaluating the Board’s effectiveness in the areas of Performance of Core Responsibilities, Decision-Making Support, the Quality of Deliberations, and Director Performance, as well as consideration of additional Board practices and policies recommended as best practices by recognized governance authorities. Similarly, each Committee annually assesses its effectiveness in meeting its oversight responsibilities under its charter from the Board.

Governance Practices Review.  In addition to leading the annual Board and Committee effectiveness assessment referred to above, the Governance & Nominating Committee annually reviews with an outside expert the Company’s governance practices, and updates those practices as it deems appropriate. The Committee considers, among other things, the results of the effectiveness assessments, developments in Delaware Corporation Law, federal laws and regulations promulgated by the SEC, and the views and recommendations of recognized governance authorities.

Mandatory Director Retirement.  The Board’s policy is that a director who has attained the age of 72 may not stand for re-election at the next annual shareholders’ meeting. The Board also has a policy against service on the Board by an officer of the Company after his or her retirement, resignation or removal as an officer.

Limits to Service on Other Boards.  The Board’s policy is that a non-management director may not serve on more than five additional public company boards and a member of the Audit Committee may not serve on more than two additional public company audit committees. Also, the Chairman & CEO may not serve on more than two additional public company boards.

Director Election by Majority Vote and Resignation Policy.  Praxair’s Certificate of Incorporation and Bylaws require directors to be elected annually and that a director nominee must receive a majority of the votes cast at an annual meeting in order to be elected (meaning a greater number of “for” votes than “against” votes) in an uncontested election of directors. The Board’s Corporate Governance Guidelines require that any director nominee who is then serving as a director must tender his or her resignation if he or she fails to receive this majority vote. The Governance & Nominating Committee of the Board would then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would take action on the Committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Communications with the Board.  The Board has established procedures to enable a shareholder or other interested party to direct a communication to the Board of Directors. Such communications may be confidential or anonymous and may be communicated by mail, e-mail, or by telephone. Information on how to submit communications, and how they will be handled, is included at www.praxair.com in the Our Company/Corporate Responsibility section.

Director Attendance at the Annual Shareholders’ Meeting.  Absent extenuating circumstances, each member of the Board is expected to attend the Annual Meeting of Shareholders. All of the then serving directors attended the 2013 annual meeting.

Business Integrity and Ethics. Praxair’s Board of Directors has adopted policies and standards regarding Compliance with Laws and Business Integrity and Ethics that are posted on Praxair’s public website, www.praxair.com, in the Our Company/Corporate Responsibility section and are available in print to any shareholder who requests it. This Code of Ethics applies to Praxair’s directors and to all employees, including Praxair’s CEO, CFO and Controller.

Shareholder Rights Agreements.  The Company does not have a Stockholder Protection Rights Agreement (sometimes referred to as a “Poison Pill”). In addition, the Board’s policy is that the Board will adopt or materially amend a future Stockholder Protection Rights Agreement only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair’s shareholders. If the Board adopts or materially amends a Stockholder Protection Rights Agreement, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Special Shareholder Meetings.  Shareholders may call a special shareholders’ meeting in accordance with the conditions set forth in Praxair’s Certificate of Incorporation and By-laws.

Director Stock Ownership Guidelines.  The Board’s policy is that non-management directors must acquire and hold shares of the Company’s stock equal in value to at least four times the base cash retainer for non-management directors. Directors have five years from their initial election to meet this guideline. All non-management directors have met this guideline or are within the 5-year transition period afforded to them to do so; and most substantially exceed the guideline.

Executive Stock Ownership and Shareholding Policy.  The Board believes that it is important for executive officers to acquire a substantial ownership position in Praxair. In this way, their interests will be more closely aligned with those of shareholders. Significant stock ownership ensures that executives manage Praxair as equity owners.

Accordingly, a stock ownership and shareholding policy has been established for the Company’s officers as set forth below. Individuals must meet the applicable ownership level no more than five years after first becoming subject to it and must acquire at least 20% of the required stock each year. Until the stock ownership requirement is met, executive officers (i) may not sell, transfer or otherwise dispose of any of their Praxair common stock, and (ii) must retain and hold all Praxair common stock acquired from all equity incentive awards, net of shares withheld for taxes and option exercise prices, including performance share unit awards, restricted stock unit awards and stock options.

Shares To Be Owned
Chief Executive Officer	100,000
Executive Vice Presidents	30,000
Chief Financial Officer	25,000
Senior Vice Presidents	20,000
Other Executive Officers	10,000-15,000

As of the date of this Proxy Statement, all covered individuals have met or exceeded their ownership requirements or are within the 5-year transition period afforded to them to do so. Stock ownership of the Named Executive Officers can be found in the table presented under the caption “Share Ownership.”

Hedging, Pledging and Similar Transactions Prohibited.  Directors and officers may not engage in hedging transactions related to Praxair’s stock that would have the effect of reducing or eliminating the economic risk of holding Praxair stock. They also may not pledge or otherwise encumber Company stock.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Compliance with Laws and Business Integrity and Ethics Policy (“Ethics Policy”) prohibits employees, officers and Board members from having a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of the Company (a “conflict of interest”) and provides that any conflict of interest waiver relating to Board members or executive officers may be made only after review and approval by the Board upon the recommendation of its Governance & Nominating Committee. In addition, the Board’s Corporate Governance Guidelines require that any “related party transaction” by an executive officer or director be pre-approved by a committee of independent and disinterested directors. For this purpose, a “related party transaction” means any transaction or relationship that is reportable under the SEC’s Regulation S-K, Item 404, or that, in the case of a non-management director, would violate the Board’s independence standards.

Reporting and Review Procedures.  To implement the foregoing policies, the Governance & Nominating Committee has adopted a written procedure for the Handling of Potential Conflicts of Interests which specifies a process for the referral of potential conflicts of interests to the Board and standards for the Board’s evaluation of those matters. This policy applies to any transaction or relationship involving an executive officer, a member of the Board of Directors, a nominee for election as a director of the Company, or a family member of any of the foregoing which (1) could violate the Company’s Ethics Policy provisions regarding conflicts of interest, (2) would be reportable under the SEC’s disclosure rules, or (3) in the case of a non-management director, would violate the Board’s independence standards.

Under this procedure, potential conflicts of interest are reported to the Corporate Secretary for preliminary analysis to determine whether referral to the Governance & Nominating Committee is appropriate. Potential conflicts of interest can be self-identified by the director or executive officer or may arise from internal audits, the integrity hotline or other referrals, or through periodic due diligence conducted by the Corporate Secretary’s office. The Governance & Nominating Committee then examines the facts and circumstances of each matter referred to it and makes a final determination as to (1) whether the transaction or relationship would (or does) constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, and (2) whether the transaction or relationship should be approved or ratified and the conditions, if any, of such approval or ratification. In determining whether a transaction or relationship constitutes a violation of the conflicts of interest provisions of the Company’s Ethics Policy, the Governance & Nominating Committee considers, among other factors, the materiality of the transaction or relationship to the individual’s personal interest, whether the individual’s personal interest is materially adverse to or competitive with the interests of the Company, and whether the transaction or relationship materially interferes with the proper performance of the individual’s duties or loyalty to the Company. In determining whether to approve or ratify a transaction or relationship, the Governance & Nominating Committee considers, among other factors, whether the matter would constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, whether the matter would violate the NYSE listing standards, the expected practical impact of the transaction or relationship on the individual’s independence of judgment or ability to act in the best interests of the Company, the availability, practicality and effectiveness of mitigating controls or safeguards such as recusal, restricted access to information, reassignment etc., and the best interests of the Company and its shareholders generally.

Application of Policies & Procedures.  During 2013, no actual or potential conflicts of interest were identified with respect to the executive officers and directors of the Company.

Certain Relationships and Transactions

When determining whether any director or nominee is independent, the Board considers all facts and circumstances and any relationships that a director or nominee may have with the Company, directly or indirectly, other than in the capacity of serving as a director. To assist the Board in making independence determinations, it also applies the independence standards which are posted at Praxair’s public website, www.praxair.com in the Our Company/ Our Board of Directors section.

Mr. Clayton is retiring from the Board as of the date of the Annual Meeting. In 2013, the Board determined that Mr. Clayton was independent and that the Company’s sales of industrial gases in the ordinary course of business to Rio Tinto Group, of which Mr. Clayton is an executive officer, were not material and did not impair Mr. Clayton’s independence. In determining that each other non-management director and director nominee is independent, in February 2014, the Board considered the following circumstances and relationships of those directors and nominees who then had any direct or indirect relationship with the Company: In the ordinary course of its business, Praxair sells medical oxygen and other industrial gases products to Community Health Systems, Inc. of which Mr. Smith is an executive officer, and sells industrial gases to, and purchases pumps and other products from, ITT Corporation, of which Ms. Ramos is an executive officer. The 2013 consolidated revenues for each of Praxair, Community Health and ITT Corporation were $12 billion, $13 billion and $2.5 billion, respectively. For the last three fiscal years, the dollar value of Praxair’s sales to Community Health ranged from $1.9 million to $2.2 million, and sales to and purchases from ITT Corporation ranged from $395,000 to $4.5 million. Such sale and purchase transactions were well below the limits set forth in the Board’s independence standards and, for any of the last three fiscal years, were significantly less than 1% of either Praxair’s, Community Health Systems’ or ITT Corporation’s consolidated revenues. Therefore, the Board has determined that such relationships are not material and do not otherwise impair the ability of either Ms. Ramos or of Mr. Smith to exercise independent judgment as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of SEC Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during 2013 with respect to transactions in the Company’s stock, except that there was one inadvertent late filing to report a sale of 2,000 shares of Company stock by Mr. Breedlove.

BOARD COMMITTEES

The Board currently has four standing committees as described below and each is comprised of only independent directors. The Charters for each of these committees may be found on Praxair’s public website, www.praxair.com, in the Our People/Our Board of Directors section.

AUDIT COMMITTEE
Meetings in 2013: 5 Current Members: Ira D. Hall, Chairman Bret K. Clayton Nance K. Dicciani Raymond W. LeBeouf Larry D. McVay

The Audit Committee assists the Board in its oversight of (a) the independence, qualifications and performance of Praxair’s independent auditor, (b) the integrity of Praxair’s financial statements, (c) the performance of Praxair’s internal audit function, and (d) Praxair’s compliance with legal and regulatory requirements. In furtherance of these responsibilities, the Audit Committee, among other duties,

(1)    appoints the independent auditor to audit Praxair’s financial statements, approves the fees and terms of such engagement, approves any non-audit engagements of the independent auditor, and meets regularly with, and receives various reports from, the independent auditor. The independent auditor reports directly to the Audit Committee;

(2)    reviews Praxair’s principal policies for accounting and financial reporting and its disclosure controls and processes, and reviews with management and the independent auditor Praxair’s financial statements prior to their publication;

(3)    reviews assessments of Praxair’s internal controls, the performance of the Internal Audit function, the performance evaluations of the General Auditor and the Chief Compliance Officer, and the guidelines and policies by which Praxair undertakes risk assessment and risk management; and

(4)    reviews the effectiveness of Praxair’s compliance with laws, business conduct, integrity and ethics programs.

Audit Committee Report

As set forth in the Audit Committee’s Charter, the management of the Company is responsible for: (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the Company’s accounting and financial reporting principles; and (3) internal controls and procedures designed to ensure compliance with applicable laws, regulations, and standards, including internal control over financial reporting. The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

A principal role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters that are required to be discussed in accordance with Public Company Accounting Oversight Board (PCAOB) standards relating to communications with audit committees.

The Audit Committee has discussed with the independent auditor its independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has also received written confirmations from management with respect to non-audit services provided to the Company by the independent auditor in calendar year 2013 and those planned for 2014. The Audit Committee has further considered whether the provision of such non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent auditor is, in fact, independent.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K and Annual Report for the year ended December 31, 2013 to be filed with the SEC.

The Audit Committee

Ira D. Hall, Chairman

Bret K. Clayton

Nance K. Dicciani

Raymond W. LeBeouf

Larry D. McVay

The Independent Auditor

Auditor Selection and Attendance at the Annual Meeting

PricewaterhouseCoopers LLP served as Praxair’s independent auditor for the year ended December 31, 2013 and has been selected by the Audit Committee to serve in such capacity for the year ending December 31, 2014. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to be available to respond to appropriate questions and to make a statement if they desire.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. During its history as a public company since 1992, Praxair has had five audit engagement partners. A new engagement partner began on January 1, 2012, replacing the engagement partner who had served since January, 2008.

With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthens the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described below, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel, and the cost and quality of its audit services. The Audit Committee periodically considers alternatives to ensure that the Audit Committee and the Company’s shareholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented above, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

Non-Audit Engagement Pre-Approval Policy

To help ensure independence of the independent auditor, the Audit Committee has established a policy whereby all non-audit engagements of the independent auditor must be approved in advance by the Audit Committee or its Chairman, and has adopted a guideline that, absent special circumstances, the aggregate cost of non-audit engagements in a year should not exceed the audit fees for that year. As noted below in the report on independent auditor fees, such non-audit engagements were approximately 5% of audit fees in 2013. All of the Audit-Related Fees, Tax Fees and All Other Fees disclosed below were approved by the Audit Committee.

Hiring Policy – Auditor Employees

The Audit Committee has established a policy whereby no former employee of the independent auditor may be elected or appointed an officer of the Company earlier than two years after termination of the engagement or employment.

Fees Paid to the Independent Auditor

Audit Fees.  Praxair, Inc. and its affiliates paid PricewaterhouseCoopers LLP an aggregate amount of $6,630,000 and $6,616,000 for professional services rendered in 2013 and 2012, respectively, for the audit of Praxair’s annual financial statements, the reviews of the financial statements included in Praxair’s reports on Form 10-Q, the opinion regarding the Company’s internal controls over financial reporting as required by § 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.  Praxair, Inc. and its affiliates paid PricewaterhouseCoopers LLP an aggregate amount of $44,000, and $54,000 for assurance and related services rendered in 2013 and 2012, respectively, that are reasonably related to the performance of the audit or review of Praxair’s financial statements other than the fees disclosed in the foregoing paragraph. These fees related primarily to due diligence services and certifications required by customers and others.

Tax Fees.  Praxair, Inc. and its affiliates paid PricewaterhouseCoopers LLP an aggregate amount of $260,000, and $185,000 for professional services rendered in 2013 and 2012, respectively, for tax compliance and tax preparation, including preparation of original and amended tax returns, and claims for refunds.

All Other Fees.  Praxair, Inc. and its affiliates paid PricewaterhouseCoopers LLP an aggregate amount of $24,000 and $52,000 for services rendered in 2013 and 2012, respectively, other than those reported in the foregoing paragraphs. These services related primarily to consulting and advice in regard to local country accounting issues for non-U.S. subsidiaries.

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE
Meetings in 2013: 5 Current Members: Edward G. Galante, Chairman Oscar Bernardes Nance K. Dicciani Claire W. Gargalli Wayne T. Smith

The Compensation Committee assists the Board in its oversight of (a) Praxair’s compensation and incentive policies and programs, and (b) management development and succession, in both cases particularly as they apply to Praxair’s executive officers. In furtherance of these responsibilities, the Compensation & Management Development Committee, among other duties,

(1)    determines Praxair’s policies relating to the compensation of executive officers and assesses the competitiveness and appropriateness of their compensation and benefits;

(2)    determines the salaries, performance-based variable compensation, equity awards, terms of employment, retirement or severance, benefits, and perquisites of executive officers;

(3)    approves corporate goals relevant to the CEO’s compensation, evaluates the CEO’s performance in light of these goals and sets the CEO’s compensation accordingly;

(4)    reviews management’s long-range planning for executive development and succession, and develops a CEO succession plan;

(5)    reviews design, administration and risk associated with Praxair’s management incentive compensation and equity compensation plans; and

(6)    reviews periodically the Company’s diversity policies and objectives, and programs to achieve those objectives.

Certain Committee Processes for Determining Executive Compensation.

In performing the oversight of compensation matters discussed above, the Committee also employs the processes described below in determining executive compensation.

Delegation and CEO Involvement:  Except under limited circumstances, the Compensation Committee may not delegate its executive compensation authority to any other persons. With respect to the allocation of compensation and awards to employees other than the executive officers, the Compensation Committee may, and has, delegated authority to the CEO, subject to guidelines established by the Compensation Committee. The CEO does not determine the compensation of any of the executive officers but he does offer for the Compensation Committee’s consideration his views on relevant matters, as described in more detail in this Proxy Statement in the CD&A section.

Compensation Consultant:  The Compensation Committee engages a third-party compensation consultant to assist it in such analysis as is necessary to inform and support the Compensation Committee’s decisions on executive compensation. At each of its meetings, the Compensation Committee conducts a private session with its consultant without management present. For its consideration of 2013 executive compensation, the Compensation Committee engaged Deloitte Consulting LLP (“Deloitte Consulting”). The purpose of the engagement was to provide to the Compensation Committee data, analysis and advice with regard to executive compensation. The scope of the consultant’s work is described in this Proxy Statement in the CD&A section.

Compensation Risk Analysis.  The Compensation Committee considers whether the Company’s compensation policies and practices create incentives for risk-taking that could have a material adverse effect on the Company. Each year, the Compensation Committee conducts a review of the Company’s incentive compensation programs applicable to all employees, including executive officers, in order to evaluate whether they encourage excessive risk-taking through either the design of the executive and management incentive programs, or operational decision-making that could affect compensation payouts. The Compensation Committee has determined that (1) there exist sufficient operational controls, checks and balances that prevent or constrain compensation-driven decision-making that is inappropriate or excessively risky including, among others, frequent risk discussions with the Board, particularly in connection with capital project or acquisition proposals, (2) the Company does not use highly leveraged short term incentives that would tend to drive high short term risk decisions or unsustainable gain, and (3) the Company’s executive stock ownership policy and the “recapture” policy described in the CD&A also serve as disincentives for unacceptable risk-taking. Based upon this review, the Compensation Committee has concluded that the Company’s incentive compensation programs and related controls are designed appropriately and that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

A more detailed description of how the Compensation Committee considers and determines executive compensation is described in this Proxy Statement in the CD&A section.

GOVERNANCE & NOMINATING COMMITTEE
Meetings in 2013: 5 Current Members: Robert L. Wood, Chairman Bret K. Clayton Edward G. Galante Claire W. Gargalli Raymond W. LeBeouf

The Governance & Nominating Committee assists the Board in its oversight of (a) the selection, qualifications, compensation and performance of Praxair’s directors, (b) Praxair’s governance, including the practices and effectiveness of the Board, and (c) various important public policy concerns that affect the Company. In furtherance of these responsibilities, the Governance & Nominating Committee, among other duties,

(1)    recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors;

(2)    reviews policies with respect to the composition, compensation, organization and practices of the Board, and developments in corporate governance matters generally; and

(3)    reviews Praxair’s policies and responses to broad public policy issues such as social responsibility, corporate citizenship, charitable contributions, sustainable development, legislative issues, and important shareholder issues, including management and shareholder proposals offered for shareholder approval.

Director Nominations

The Governance & Nominating Committee will consider any candidate for election to the Board who is timely recommended by a shareholder and whose recommendation otherwise complies with the requirements under Praxair’s certificate of incorporation. Recommendations should be sent to the Corporate Secretary of Praxair and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement and will serve as a director if elected. In order for any candidate to be considered by the Governance & Nominating Committee and, if nominated, to be included in the proxy statement, such recommendations must be received by the Corporate Secretary on or before the date specified in this Proxy Statement under the caption “Shareholder Proposals for the 2015 Annual Meeting.”

In addition to considering any shareholder-recommended candidates for election as directors, prior to each annual meeting of shareholders, the Governance & Nominating Committee considers each of the incumbent directors for nomination for reelection to the Board, unless an incumbent does not wish to be reelected or will be retiring from the Board under the Board’s retirement policy.

Director & Nominee Selection Criteria

The qualities and skills sought in director nominees are governed by the projected needs of the Board at the time the Governance & Nominating Committee considers adding a new director or renominating incumbent directors. Consistent with the Board’s Corporate Governance Guidelines, the Committee seeks to build and maintain a Board that contains a range of experiences, competencies, and perspectives that is well-suited for advice and counsel to, and oversight of, the Company’s business and operations. In doing so, the Committee takes into account a variety of factors, including:

(1) the Company’s strategies and its market, geographic and regulatory environments, both current and projected,

(2) the mix of experiences, competencies, and perspectives (including gender, ethnic and cultural diversity) currently represented on the Board,

(3) the results of the Board’s annual self-assessment process,

(4) the CEO’s views as to areas in which management would like to have additional advice and counsel from the Board, and

(5) with respect to the incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Committee also seeks in each director candidate a breadth of experience and background that (a) will allow the director to contribute to the full range of issues confronting a global industrial company and (b) will qualify the director to serve on, and contribute to, any of the Board’s standing committees, thus facilitating the Board’s committee rotation policy. In addition, the Governance & Nominating Committee believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all shareholders of the Company.

Additional information about the specific skills, qualifications and backgrounds of each of the director nominees is set forth in this Proxy Statement under the under caption “The Board of Directors.”

New Director Selection Process

When the need to recruit a director arises, the Governance & Nominating Committee will consult the other directors, the CEO and, on occasion, third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s needs at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations that the Governance & Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance & Nominating Committee, any candidate who passes such screening is interviewed by the Governance & Nominating Committee or its Chairman and by the CEO.

Since the last annual meeting of shareholders, Ms. Ramos has been nominated for election as a director for the first time at this Annual Meeting. In selecting Ms. Ramos, the Governance & Nominating Committee followed the above-described process and utilized a recognized third-party search firm to identify for consideration potential Board candidates based on criteria developed by the Governance & Nominating Committee. Ms. Ramos was first identified by the search firm and, after an initial interview with the CEO, was introduced to the full Governance & Nominating Committee for its consideration.

FINANCE & PENSION COMMITTEE
Meetings in 2013: 3 Current Members: Larry D. McVay, Chairman Oscar Bernardes Ira D. Hall Wayne T. Smith Robert L. Wood

The Finance & Pension Committee assists the Board in its oversight of (a) Praxair’s financial position and financing activities, (b) Praxair’s financial risk management policies and activities, and (c) the ERISA-qualified, funded plans sponsored by Praxair. In furtherance of these responsibilities, the Finance & Pension Committee, among other duties,

(1)    monitors Praxair’s financial condition and its requirements for financing, and reviews, and recommends to the Board, the amounts, timing, types and terms of public stock issues and public and private debt issues;

(2)    reviews Praxair’s foreign exchange and interest rate exposures, the results of its foreign exchange hedging activities, and Praxair’s practices for managing insurable risks;

(3)    reviews Praxair’s policies on dividends and stock repurchases; and

(4)    reviews the investment performance, administration and funded status of Praxair’s funded benefit plans and appoints administration and investment committees to act as fiduciaries of such plans.

THE BOARD OF DIRECTORS

The following pages present information about those currently serving on Praxair’s Board of Directors and Ms. Ramos, all of whom have been nominated for election to serve until the 2015 annual meeting and until their successors are elected and qualify. During 2013, the Board held six meetings.

Director Attendance

During 2013, the nominees for reelection to the Board collectively attended 100% of all Board meetings and meetings of committees of which they are members, and no nominee for reelection attended fewer than 100% of such meetings.

Directors and Nominees

The Governance & Nominating Committee recommended to the Board, and the Board approved, the nomination for election of each currently serving director and Ms. Ramos.

Experience and Qualifications of All Nominees. Each of the director nominees listed below has experience as a senior executive of a public company. Each nominee also is serving or has served as a director of one or more public companies and on a variety of board committees. As such, each has executive management and director oversight experience in most, if not all, of the following areas which are critical to the conduct of the Company’s business, including: strategy development and implementation, risk assessment and management, financial accounting and reporting, internal controls, corporate finance, capital project evaluation, the evaluation, compensation, motivation and retention of senior executive talent, public policies as they affect global industrial corporations, compliance, corporate governance, productivity management, safety management, project management, and, in most cases, global operations. Many of the nominees also bring particular insights into specific end-markets that are important to the Company. These nominees collectively provide a range of perspectives, experiences and competencies well-suited to providing advice and counsel to management and to overseeing the Company’s business and operations. In addition to these qualifications that are shared by all of the nominees, more specific information about each of their individual experience and qualifications is included below. A description of the Governance & Nominating Committee’s process and criteria for nominating director candidates is set forth in this Proxy Statement under the caption “Director & Nominee Selection Criteria.”

STEPHEN F. ANGEL Director Since 2006	Age 58

Chief Executive Officer of Praxair, Inc. since January 1, 2007, and Chairman since May 1, 2007. Before becoming the Chief Executive Officer, Mr. Angel served as President & Chief Operating Officer from March to December 2006, and as Executive Vice President from 2001 to March 2006. Prior to joining Praxair in 2001, Mr. Angel spent 22 years in a variety of management positions with General Electric. Mr. Angel is a director of PPG Industries, Inc. (where he serves on the Compensation Committee and the Technology and Environment Committee). He is also a member of The Business Council and the U.S. — Brazil CEO Forum and is a former director of the American Chemistry Council and the U.S. — China Business Council.

Experience and Qualifications

As the Chief Executive Officer of the Company and a former senior operating executive at General Electric, a global diversified manufacturing company, Mr. Angel brings the senior executive experience and skills described above. He also has a deep insight into the industrial gases industry and the needs, challenges and global opportunities of the Company in particular. Mr. Angel utilizes his deep operating experience and knowledge of the industry and the Company in performing his role as Chairman to, among other things, drive capital discipline and to help facilitate Board discussions and keep the Board apprised of significant developments in the Company’s business.

OSCAR BERNARDES Director Since 2010	Age 67

Managing partner at Yguapora Consultoria e Empreendimentos Ltda. in São Paulo, Brazil, a consulting and investment firm. From 2003 to 2010, he was a managing partner at Integra Assessoria em Negocios Ltda. in São Paulo, Brazil, a consulting firm specializing in financial restructuring, governance and interim management in turnaround situations. From 1997 to 1999, he was Chief Executive Officer of Bunge International, a leading global agribusiness and food company. Prior to joining Bunge, he was Senior Vice President and Managing Partner for Latin America with Booz Allen and Hamilton, Inc. and prior to that, operations director in Brazil for Ferro Corporation.

Mr. Bernardes is a director of five companies in Brazil: Localiza Rent A Car S.A. (where he is Chairman of the Audit Committee), Marcopolo S.A., Suzano Papel e Celulose S.A., Gerdau S.A./Metalúrgica Gerdau S.A., and DASA Laboratorios da America SA. During the past five years, he was also a director of Johnson Electric Holdings Ltd. in Hong Kong, and São Paulo Alpargatas S.A. He is also on the advisory Board of Alcoa Latin America, Vanguarda Agro, Amerys, and Johnson Electric and a Board Member of OMINI, a private company.

Experience and Qualifications

As a former chief executive officer at Bunge International, and as a senior executive of Booz Allen and Hamilton, Mr. Bernardes brings the senior executive experience and skills described above. He also has an in-depth understanding of markets and business operations in South America generally, and in Brazil particularly, which are large, important markets for the Company.

NANCE K. DICCIANI Director Since 2008	Age 66

Former President & Chief Executive Officer of Honeywell Specialty Materials, a strategic business group of Honeywell International, Inc., from 2001 until her retirement in 2008. Dr. Dicciani joined Honeywell from Rohm and Haas Company where she was Senior Vice President and Business Group Executive of Chemical Specialties and Director of the European Region, responsible for business strategy and worldwide operations of five business units and for the company’s operations and infrastructure in Europe, the Middle East and Africa. Previously, she served as Rohm and Haas’ Vice President and General Manager of the Petroleum Chemicals division and headed the company’s worldwide Monomers business.

In 2006, President George W. Bush appointed Dr. Dicciani to the President’s Council of Advisors on Science and Technology. She has served on the Board of Directors and Executive Committee of the American Chemistry Council and has chaired its Research Committee. She currently serves on the Board of Directors of Halliburton Company (where she serves on the Audit and the Health, Safety and Environment Committees), Rockwood Holdings, Inc. (where she is the Lead Director and serves on the Compensation Committee and is the Chairman of the Corporate Governance and Nominating Committee), and LyondellBasell Industries (where she serves on the Audit, and the Health, Safety and Environment Committees), and on the Board of Trustees of Villanova University.

Experience and Qualifications

As a former senior operating executive at Honeywell, a global industrial and consumer products manufacturing company, and at Rohm and Haas, a global chemicals company, Dr. Dicciani brings the senior executive experience and skills described above. She also has a substantial understanding of technology policy, management and markets. Her technical expertise in the chemical industry, an important end-market for the Company, and her international operations experience, also enable her to provide the Board and management with valuable insight and counsel.

EDWARD G. GALANTE Director Since 2007	Age 63

Former Senior Vice President and a member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006. His principal responsibilities included the worldwide downstream business — Refining & Supply, Fuels Marketing, Lubricants and Specialties, and Research and Engineering. Immediately prior to that, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company.

Mr. Galante is a director of Foster Wheeler Ltd. (where he serves on the Audit Committee and is the Chairman of the Compensation and Executive Development Committee), a director of Clean Harbors, Inc. (where he is Chairman of the Corporate Governance Committee) and a director of Celanese Corporation (where he serves on the Audit Committee and the Environmental, Health, Safety and Public Policy Committee). He also serves on the Boards of Junior Achievement Worldwide, the United Way Foundation of Metropolitan Dallas and the United Way of Metropolitan Dallas, and is the Vice Chairman of the Board of Trustees of Northeastern University. He also is an Executive in Residence in Northeastern’s College of Business Administration.

Experience and Qualifications

As a former senior operating executive at ExxonMobil, one of the largest global energy companies, Mr. Galante brings the senior executive experience and skills described above and also has significant experience in the operations and management of a large, global business. He has substantial experience in the oil, gas, refining and chemical sectors of the energy industry, all of which are important end markets for the Company, as well as an in-depth understanding of engineering management, operations and technology, which are important in the execution of many of the Company’s large capital projects.

CLAIRE W. GARGALLI Director Since 1992	Age 71

Former Vice Chairman, Diversified Search Companies (executive search consultants) from 1990 to 1998. Ms. Gargalli was the Chairman and Chief Executive Officer of Equibank, and Chairman of Liberty Bank, in each case from 1984-1990. Ms. Gargalli was Praxair’s Executive Session Presiding Director from 2008-2012.

Ms. Gargalli is a director of Baker Hughes, Inc. (where she serves on the Finance Committee and the Compensation Committee). She is also a trustee emeritus of both Carnegie Mellon University and Middlebury College. During the past five years Ms. Gargalli was also a director of Virginia National Bank, Intermec, Inc. and UNOVA, Inc. (where she served on the Audit Committee). She also has served on the Audit Committee of Western Atlas, Inc.

Experience and Qualifications

As a former Chief Executive Officer of a banking company, Ms. Gargalli brings the senior executive experience and skills cited above. By reason of her additional experience in the executive search industry, she also has an enhanced perspective on the evaluation, compensation, motivation and retention of talent.

IRA D. HALL Director Since 2004	Age 69

Former President & Chief Executive Officer of Utendahl Capital Management, L.P. (an asset management company) from 2002 through 2004. From 1999 to 2001, Mr. Hall served as Treasurer of Texaco Inc., and from 1998 to 1999, he was General Manager, Alliance Management of Texaco Inc. Prior to joining Texaco, Mr. Hall held several positions with International Business Machines.

Mr. Hall is a Board member and Assistant Treasurer of the Adrienne Arsht Center for the Performing Arts of Miami Dade County, Florida. He is the past Chairman of the Board of the Executive Leadership Council, and he is a trustee emeritus of Stanford University. During 2012, he completed twenty years of service on the board of the Jackie Robinson Foundation, during part of which he also served as Treasurer. During 2010, he completed twelve years of service on the Dean’s Advisory Council of the Stanford Graduate School of Business. During the past five years, he was also a director of Ameriprise Financial Inc., and The Pepsi Bottling Group Inc. (during which he served as Chairman of the Compensation Committee, a member of the Audit Committee and Chairman of the Board’s Special Committee to evaluate and negotiate the price, terms and conditions of the sale of Pepsi Bottling Group Inc. to PepsiCo.).

Experience and Qualifications

As a former Chief Executive Officer of an asset management company and a former senior finance executive at Texaco, a large energy company, Mr. Hall brings the senior executive experience and skills described above. He also has a substantial understanding of capital markets, asset management, and pension fund matters and is therefore able to provide valuable insight and counsel regarding the Company’s capital structure and strategy, among other areas.

RAYMOND W. LEBOEUF Director Since 1997	Age 67

Former Chairman & Chief Executive Officer of PPG Industries, Inc. (a diversified manufacturer of coatings, glass and chemicals) from 1997 to 2005. From 1995 to 1997, Mr. LeBoeuf served as President & Chief Operating Officer of PPG Industries, Inc. and was elected a director in 1995. From 1988-1994, he was the Chief Financial Officer of PPG.

Mr. LeBoeuf is a director of MassMutual Financial Group (where he serves on the Audit Committee and the Human Resources Committee (Chairman)).

Experience and Qualifications

As a former Chief Executive Officer and Chief Financial Officer of PPG Industries, a global diversified manufacturing company, Mr. LeBoeuf brings the senior executive experience and skills described above. He also has an in-depth understanding of corporate and international finance, accounting, financial reporting and internal controls and the review and preparation of financial statements.

LARRY D. MCVAY Director Since 2008	Age 66

Principal of Edgewater Energy, LLC, an energy industry oil and gas investment firm. Mr. McVay served as the Chief Operating Officer of TNK-BP Holding from 2003 until his retirement in 2006. TNK-BP Holding, based in Moscow, Russia, is a vertically integrated oil company 50%-owned by BP PLC. Mr. McVay’s responsibilities at TNK-BP included executive leadership for the upstream, downstream, oil field services, technology and supply chain management. He previously served as Technology Vice President — Operations and Vice President of Health Safety Environment for BP’s Exploration and Production operations from 2000 to 2003. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.

Mr. McVay is a director of Callon Petroleum Company (where he serves on the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and is the Chairman of the Strategic Planning Committee) and Chicago Bridge & Iron Company (where he serves on the Audit Committee, the Strategic Initiatives Committee and is the Chairman of the Corporate Governance Committee). He is also a member of the Dean’s Council of Texas Tech University’s Engineering School.

Experience and Qualifications

As a former senior operating executive at BP, one of the largest global energy companies, Mr. McVay brings the senior executive experience and skills described above. He has an in-depth understanding of engineering management and of worldwide energy markets, operations and technology, all of which are important to the Company’s operations, particularly those involving large capital project investments. He also has practical experience in operating in Russia and the Middle East, both of which are emerging markets for the Company.

DENISE L. RAMOS Nominated for Election for the first time.	Age 57

Chief Executive Officer, President and a Director since October 31, 2011 of ITT Corporation, a diversified manufacturer of highly engineered critical components and customized technology solutions for growing industrial markets. Ms. Ramos previously served as Senior Vice President and Chief Financial Officer of ITT Corporation since 2007. She has greater than 20 years of business and financial experience acquired at Atlantic Richfield Company (ARCO). During her tenure at ARCO, she served in a number of increasingly responsible finance positions, including Corporate General Auditor and Assistant Treasurer. In addition, Ms. Ramos has five years of experience at Yum! Brands, Inc., where she was Senior Vice President and Corporate Treasurer for Yum! and Chief Financial Officer for the U.S. division of KFC Corporation. Prior to joining ITT Corporation in 2007, Ms. Ramos served as Chief Financial Officer for Furniture Brands International. Ms. Ramos is on the Board of Trustees for the Manufacturers Alliance for Productivity and Innovation and was recently included in the Top 100 Women Leaders in Science, Technology, Engineering, and Math publication by STEMconnector. She is also a member of the Business Roundtable and the Business Council.

Experience and Qualifications

As Chief Executive Officer and President of ITT Corporation, a large diversified manufacturer, Ms. Ramos brings the senior executive experience and skills described above. In particular, her background includes more than two decades in the oil and gas industry and extensive operational and manufacturing experience with industrial companies, all of which are important end markets for the Company. In addition, her substantial financial experience, including having served as the Chief Financial Officer of ITT Corporation, brings substantial expertise in accounting, financial statement preparation, and financial controls, as well as capital planning.

WAYNE T. SMITH Director Since 2001	Age 68

Chairman, President & Chief Executive Officer of Community Health Systems, Inc. (a hospital and healthcare services company) since 2001. In 1997, Mr. Smith was elected President and then Chief Executive Officer and a director of Community Health Systems, Inc. Prior to joining Community Health Systems, he served as Chief Operating Officer, President, and a director of Humana Inc.

Mr. Smith is a former director of Citadel Broadcasting Corporation (where he served on the Audit Committee and the Compensation Committee), a trustee of Auburn University, and is a trustee, and the past Chairman of the Federation of American Hospitals.

Experience and Qualifications

As the Chief Executive Officer of Community Health Systems, a large healthcare services company, Mr. Smith brings the senior executive experience and skills described above. He also has an in-depth understanding of the health care business and the regulatory, compliance and business environment in which it operates. Mr. Smith also brings his experience in leading a senior management team on the numerous issues required of the CEO of Community Health, as well as his experience in leading a board of directors as the Chairman of Community Health.

ROBERT L. WOOD Director Since 2004	Age 59

Former Chairman, President & Chief Executive Officer of Chemtura Corporation (a specialty chemicals company) from 2004 to 2008. Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive, from November 2000. Mr. Wood has been Praxair’s Executive Session Presiding Director since January 1, 2013.

Mr. Wood is also a director of Jarden Corporation (where he serves on the Nominating and Policies Committee and is Chairman of the Audit Committee), and has served as Chairman of the American Plastics Council. He was also Chairman of the American Chemistry Council.

Experience and Qualifications

As a former Chief Executive Officer of Chemtura Corporation, a global specialty chemicals company, and a former senior operating executive of Dow, a global chemicals company, Mr. Wood brings the senior executive experience and skills described above. He also has a deep understanding of the specific challenges and opportunities facing a global basic materials company. Mr. Wood’s knowledge of the chemicals industry, an important end market for the Company, provides valuable insight to the Board and management.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” discloses the Compensation Committee’s deliberations and thinking in making executive compensation policies and decisions, it is accurate and materially complete.

The Compensation & Management Development Committee

Edward G. Galante, Chairman

Oscar Bernardes

Nance K. Dicciani

Claire W. Gargalli

Wayne T. Smith

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s Named Executive Officers (“NEOs”). The Compensation Committee of the Company’s Board of Directors is responsible for policies and decisions regarding the compensation and benefits for NEOs.

Overview

Company Performance

In 2013, a continued focus on being the best performing industrial gases company in the world enabled Praxair to post record full-year sales, earnings and operating cash flow, in a global economy that has shown only a modest recovery. Sales were up 6% over 2012, and 8% excluding currency impacts. Operating margin was an industry-leading 22%, contributing to adjusted earnings per share growth of 6%*. Operating cash flow was a record $2.9 billion, about 25% of sales, enabling the Company to fund investments in new growth opportunities, increase dividends and reduce outstanding share count. Diligent focus on return on capital resulted in the achievement of an industry-leading 13%*.

Praxair completed three world-class hydrogen plants, increasing global hydrogen capacity by 40 percent and acquired and successfully integrated NuCO2, a U.S. beverage carbonation business which has outperformed expectations. Globally, 18 large on-site projects were started up under long term take-or-pay contracts, and 11 new projects were signed that should contribute to future high-quality sales growth. The Company’s project backlog includes customers in key end markets including chemicals, energy, primary metals, manufacturing and electronics and is well-balanced across the world with one third located in North America, one third in Asia, and the remainder in South America and Europe.

The Company has a history of sustained performance reflecting both its commitment to shareholder value and the depth and strength of its leadership team. Over many years, employees have delivered year-over-year improvement in the quality of the business which is evident in financial results. Pay has been aligned with performance over both short and long periods of time.

*

Adjusted amounts and return on capital are non-GAAP measures. A reconciliation of reported amounts to adjusted amounts can be found in Praxair’s 2013 Form 10-K and Annual Report in “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the subsection titled “Non-GAAP Financial Measures.”

In seeking overall alignment between executive compensation and Company performance, the Compensation Committee considers a variety of benchmarks including Praxair’s comparative performance with respect to total shareholder return (“TSR”) and other financial measures including earnings and return on capital. The following graphs illustrate continuous long-term business growth and shareholder value creation since Mr. Angel became CEO.

*

Adjusted amounts and return on capital are non-GAAP measures. A reconciliation of reported amounts to adjusted amounts can be found in Praxair’s 2013 Form 10-K and Annual Report in “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the subsection titled “Non-GAAP Financial Measures.”

The graphs to the left provide financial detail as reported in the Company’s annual reports. These metrics track closely with those chosen for Praxair’s annual performance-based variable compensation.

*

Adjusted amounts and return on capital are non-GAAP measures. A reconciliation of reported amounts to adjusted amounts can be found in Praxair’s 2013 Form 10-K and Annual Report in “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the subsection titled “Non-GAAP Financial Measures.”

Praxair’s Executive Compensation Objectives

Praxair’s executive compensation program is based on motivating performance to effectively build shareholder value. The Company delivers a total compensation package composed of salary, performance-based cash and equity incentives, and a competitive employee benefits program. Together these elements reinforce the Company’s pay-for-performance philosophy, provide a balanced focus on both long- and short-term performance, and encourage employee engagement and retention.

The Compensation Committee has established the following objectives for Praxair’s executive compensation program:

•	attract and retain executive talent;

•	motivate executives to deliver strong business results in line with shareholder expectations;

•	build and support a performance-driven culture; and

•	encourage executives to own stock, aligning their interests with those of shareholders.

Best Practices Supporting Executive Compensation Objectives

Best practices utilized in the design of executive compensation to support the Company’s objectives include:

•	total compensation set at competitive market levels;

•	a substantial portion of total compensation closely linked with performance:

•	annual variable compensation awards based principally upon performance against objective, pre-established goals, and

•	equity grants consisting of performance share units and stock options, focused on longer term shareholder value creation;

•	substantial stock ownership and retention requirements for officers;

•	a clawback (“recapture”) policy;

•	a policy against hedging and pledging of Company stock held by officers;

•	limited perquisites and personal benefits, with no payments of tax “gross-ups” unless available to employees generally;

•	double trigger change-in-control severance agreements which do not include an excise tax “gross-up” and, for post-2009 agreements, with payouts of 2 times salary plus target variable compensation; and

•	double trigger vesting of officer equity awards in the event of a change-in-control.

Alignment of Executive Compensation Programs with Praxair Business Objectives

The Compensation Committee seeks to achieve its executive compensation objectives by utilizing best practices to align the design of its compensation programs with the Company’s business objectives.

Business Objective:  Achieve sustained growth in profitability and shareholder return resulting in a robust cash flow to fund capital investment growth opportunities and dividends.

•	Annual performance-based variable compensation earned by meeting or exceeding pre-established revenue, net income and working capital goals.

•	Annual grants of stock options, the value of which is directly linked to the growth in the Company’s stock price.

•	Annual grants of performance share units that generally vest based upon performance results over three years.

Business Objective:  Maintain world-class standards in safety, environmental responsibility, global compliance, productivity, talent management, and financial controls.

•	Annual payout of variable compensation is materially influenced (up to +/-35 percentage points) by performance against pre-established non-financial goals in these and other areas.

Business Objective: Attract and retain executives who thrive in a performance-driven culture.

•	A competitive compensation and benefits program annually benchmarked against peer companies of similar size in market cap, revenue and other financial metrics and business attributes.

•	Realized compensation that varies with Company performance, with significant downside risk and upside opportunity.

Pay Mix and Pay-for-Performance Overview

In order to align executive compensation with Company performance, the Compensation Committee considers a variety of factors, including the degree to which executive compensation is “at risk,” meaning dependent upon Company performance, as well as a comparison of the Company’s performance in relation to that of other companies.

Between 76% and 89% of the NEOs’ target total direct compensation opportunity for 2013 was in the form of performance-based variable compensation and equity grants, motivating them to deliver strong business performance and create shareholder value. These compensation elements are “at risk” and are dependent upon the Company’s achievement of pre-established financial and other business goals set by the Compensation Committee and, for equity incentives, the Company’s stock price performance.

The chart below shows the CEO’s 2013 target pay mix, which consisted of 89% performance-based compensation and 11% non-performance-based compensation (performance-based equity compensation is valued at the “grant-date fair value” of each award as determined under accounting standards related to share-based compensation). The CEO’s actual performance-based compensation was based upon actual results. The annual variable compensation payout and the ultimate value of the equity compensation awards could be zero if the Company does not perform.

Praxair CEO’s Target Pay Mix for 2013

Pay Earned for 2013 Performance

Performance-based Variable Compensation for 2013.  As detailed under the caption “2013 Annual Performance-Based Variable Compensation Results and Payout” in this CD&A:

•

In 2013, the Company substantially met the challenging variable compensation plan goals established for sales, net income and working capital as a percentage of sales as set by the Compensation Committee at the beginning of the year.

•

The Compensation Committee determined that the Company’s performance against non-financial goals (e.g. strategic and operational) set for the year warranted a positive adjustment to the annual variable compensation payout.

Vesting and payout of prior performance-incentive grants. As detailed below under the caption “Equity Awards” in this CD&A:

•

2011 grants of performance share units vested and paid out at 116.9% of the target number of performance share units granted, as the Company achieved cumulative EPS growth of 25.1% over the three-year performance period (2011-2013).

KEY EXECUTIVE COMPENSATION PROGRAM CHANGES IN 2013

Strong return on capital (“ROC”) is very important to the Company’s sustained performance. As a result,

30% of the 2013 long-term incentive awards are measured against ROC metrics.

In an analysis of industry best practices, the Company’s stock pledging policy was reviewed,

and it was determined that a prohibition on pledging Company stock by officers be established.

Establishing Compensation Opportunity

The Compensation Committee uses a systematic process to establish executive officer compensation that includes the following components:

Role of Compensation Consultant and Management in Determination of Executive Compensation. The Compensation Committee engages an executive compensation consultant to provide data, analysis and advice. During 2013, the Compensation Committee engaged Deloitte Consulting. The scope of Deloitte Consulting’s engagement included advice on the determination of NEO compensation, preparation and presentation to the Compensation Committee of reports on executive compensation trends and various other materials related, for example, to the design of performance-based variable compensation programs and the equity incentive program.

Deloitte Consulting analyzed a compensation benchmarking study prepared by management, reviewed other independent compensation data and gave advice on competitive compensation for the Company’s executive officers. In advance of applicable Compensation Committee meetings, the CEO and certain management personnel discussed the consultant’s analysis and the data to be presented at the meeting. The CEO does not determine the compensation of any of the executive officers, but he provides input to the Compensation Committee related to NEO compensation and design of the Company’s compensation programs. The Compensation Committee considers the CEO’s input with respect to retention goals, recognition of relative roles and responsibilities of the NEOs within the Company, salary adjustments, target performance-based variable compensation and the value of equity incentive awards for individual executive officers (other than himself). In its deliberations, including in private sessions with the consultant, the Compensation Committee requested the consultant’s view of the CEO’s recommendations, as well as input on the CEO’s compensation. Additionally, the Compensation Committee requests the CEO’s views on financial and non-financial performance metrics for incentive program design, the companies against which it is appropriate to benchmark executive compensation, and the form of equity awards most appropriate to drive sustainable shareholder value creation while also providing appropriate retention incentive for NEOs.

Benchmarking/Peer Group. The Compensation Committee uses benchmark market data to help determine the appropriate amount of total direct compensation opportunity for each NEO and the elements of each NEO’s direct compensation.

For determinations of compensation for 2013, the Compensation Committee utilized benchmark companies selected based upon an annual review conducted with the advice of its compensation consultant. The Compensation Committee used a Key Company Group to assess competitive market compensation levels for U.S.-based NEO positions. Because the Company’s market capitalization is approximately three times its annual revenue, considerable weight is given to market capitalization when identifying the Key Company Group peers. Important consideration is also given to revenue and net income, and companies are considered if they are generally similar in size to the Company in one or more of these measures. Also considered were assets, number of employees, whether or not a company had global operations and whether a company’s operations were similar to that of Praxair or of Praxair’s customers. At the time the Key Company Group was established in October 2012, Praxair was ranked within the Key Company Group at the 68th percentile for market capitalization, at the 23rd percentile for revenue and at the 46th percentile for net income. The 24 companies identified below were included in the Key Company Group:

Air Products and Chemicals	Danaher	Kimberly-Clark
Anadarko Petroleum Corp Applied Materials	DuPont EMC	Monsanto Mosaic
Baker Hughes	General Mills	Newmont Mining
Baxter International	Illinois Tool Works	Norfolk Southern
Corning	Ingersoll-Rand	PPG Industries
Covidien	International Paper	Thermo Fisher Scientific
CSX Corp	Kellogg	Union Pacific Corp

The Compensation Committee also consulted market data from a broad spectrum of manufacturing industries in order to ensure that market data from the Key Company Group was not impacted by any unusual or short-term factors.

2013 Total Direct Compensation Opportunity. The Compensation Committee focused on the median of benchmark company data when making decisions related to salary, annual performance-based variable compensation and target dollar value of equity awards for each NEO’s position. When possible, data provided to the Compensation Committee was adjusted based on regression analysis to account for the differing scope of operations of comparator companies.

Although the Compensation Committee uses the median benchmark data as a guide for determining compensation levels, actual values set for any individual NEO may deviate from the median (a) to account for experience and time-in-position, (b) based upon contribution to results, and exhibition of values, competencies and behaviors critical to the success of the Company (c) because of year-to-year swings in market median data, (d) so as to recognize relative roles and responsibilities, maintaining the desired internal equity among executive positions, (e) to address retention and (f) to balance the mix of compensation elements deemed appropriate for each NEO. Generally, compensation levels tend to be established towards the lower end of a competitive range for an executive officer who is new to the role. Conversely, a seasoned executive officer who consistently performs at a high level will have compensation levels set higher in a competitive range.

Evaluation of Aggregate Compensation.  The Compensation Committee considers whether the value of each NEO’s aggregate compensation package, in which all components of his direct compensation and benefits are viewed together using a “tally sheet” format, is consistent with the Compensation Committee’s objectives for Praxair’s executive compensation program. As part of the review, the Compensation Committee compares the CEO’s pay to that of the other NEOs. In December 2012, the Compensation Committee performed this review and determined that the total compensation opportunity granted to each NEO in 2013 was consistent with its objectives for Praxair’s executive compensation program. As in previous years, it was noted that the CEO’s pay, as a multiple of the next highest paid NEO, is appropriate, as the CEO has several business executives reporting directly to him.

Elements of Executive Compensation

In determining the appropriate design of executive compensation programs, the Compensation Committee periodically evaluates executive compensation practices in the chemicals industry such as incentive plan design, forms of equity awards, stock ownership guidelines, perquisites and personal benefits, and retirement and other termination arrangements. Objectives and key features of the Company’s elements of direct compensation programs and executive benefits are presented below.

Direct Compensation for Executive Officers

The principal elements of direct compensation for executive officers are salary, annual performance-based compensation and equity awards.

Salary

Objective	Key Features
Provide a fixed amount of cash compensation to attract and retain talented executives.

Annual cash amount.

Adjustments, if any, are typically effective April 1 of each year.

Experience and time-in-position, contribution to results, exhibition of values, competencies and behaviors that are critical to the success of the Company, recognition of relative roles and responsibilities, and retention goals may influence the salary for any individual in any given year.

2013 Salary.  The salary level for each NEO was established by the Compensation Committee after its consideration of benchmark data for equivalent positions in the Key Company Group, the CEO’s input (other than for himself) and advice from its compensation consultant.

Annual Performance-Based Variable Compensation

Objectives	Key Features

Motivate and appropriately reward executives for the delivery of strong business results without encouraging excessive risk taking.

Drive desired short term business performance and focus executives on key objectives that position Praxair for sustained growth and that create shareholder value without compromising long term business objectives.

Deliver pay commensurate with performance: results that are significantly greater than goals are rewarded with well-above target payout levels, and performance not meeting minimum threshold expectations reduces the payout to zero.

Financial Goals:  Awards determined based on Company performance against challenging but achievable, pre-established financial goals. Capped at 2 times the target compensation regardless of actual performance against the goals.

Non-Financial Goals:  The Compensation Committee may make an adjustment to the financial payout earned of up to plus or minus 35 percentage points, based on the Committee’s subjective assessment of performance against established non-financial goals.

Individual Performance:  The Compensation Committee may adjust each NEO’s performance-based variable compensation (calculated on performance against financial and non-financial goals described above). The adjustment may range from zero to 1.5 times the payout.

Maximum Payout:  Total payout for officers is capped at 260% of the variable compensation target, even if financial and non-financial performance and individual performance determinations would otherwise result in a higher payout.

Other Features:

There is no minimum guaranteed award for any executive.

The Company uses criteria comparable to those identified above to determine the performance-based variable compensation that is awarded to all eligible employees.

Annual Performance-Based Variable Compensation Opportunity for 2013

In December 2012, the 2013 variable compensation target for each NEO (expressed as a percent of salary that would be earned for 100% achievement of the performance goals) was established by the Compensation Committee primarily from its consideration of the benchmark data for equivalent positions in the Key Company Group. The target level for each NEO ranged from 80% to 150% of salary.

With an intention to focus on those activities under the control of the leadership of the Company, the Committee chose sales, net income and working capital as a percentage of sales as appropriate financial metrics for the 2013 variable compensation program. Sales and net income are generally measured in accordance with GAAP subject to certain adjustments that the Compensation Committee approves. Working capital is defined as trade receivables, inventory and payables, excluding non-operating items such as deferred taxes and pensions. To enhance management’s focus on the delivery of profitable growth and thereby further align executives’ and shareholders’ interests, the Compensation Committee determined that net income would be weighted at 50%, and sales and working capital as a percent of sales would be weighted at 25% each.

At the time goals were established, the Compensation Committee considered many factors including the degree of control leadership may have over certain elements that affect financial performance. Goals were determined with the expectation that executives would be rewarded with higher variable compensation payouts if performance exceeds industry expectations. Factors considered in assessing the challenge inherent in setting the minimum (“threshold”), target and maximum financial performance goals for each financial measure included:

•	management’s operating plan, including expected year-over-year challenges in performance,

•	macro-economic trends and outlooks in each of the countries in which the Company operates,

•	currency exchange trends and outlook,

•	expected 2013 industrial gases industry peer performance and that of the broader S&P 500,

•	shifts in key customer markets, and

•	expected contribution from contracts already awarded and decisions or actions already made or taken.

The Compensation Committee also established those non-financial elements that were considered most important to long term sustainable success and established annual non-financial goals with respect to those elements. These included:

•	strategic positioning of the business for long term performance,

•	consideration of macroeconomic or other external factors and performance relative to peers,

•	maintenance of industry leading project execution goals,

•	safety and environmental performance, including zero fatalities and maintenance of best in class safety rates, and performance in sustainable development,

•	people development including strengthening a globally diverse leadership pipeline,

•	demonstrated organizational capabilities in productivity, and

•	global controls and compliance initiatives, programs and training.

2013 Annual Performance-Based Variable Compensation Results and Payout

Financial Performance. In an environment of modest global economic recovery, Praxair continued its trend of year-over-year growth in net income and sales, achieving record results for the year.

As noted above, financial goals are set considering multiple factors with the recognition that there are some items that cannot be easily predicted, and over which management has less control, such as foreign exchange rates and certain raw materials price changes. As part of the variable compensation plan design, it is pre-determined that adjustments may be made to actual financial results for these elements. The Compensation Committee may also conclude that additional adjustments are appropriate based upon unforeseen factors it deems extraordinary, non-recurring or otherwise properly modified.

For 2013, the Compensation Committee determined that sales and net income related to the March, 2013 acquisition of NuCO2 be removed from the financial results as these were not included in the goals that were set for the 2013 variable compensation plan year.

The Company generated record operating cash flow of $2.9 billion, about 25% of sales. The working capital goal, as a percentage of sales, was set at 12.8%, and actual results significantly exceeded the goal. Combined with the results for sales and net income, the overall payout for financial performance was 104% of target.

The table below shows for each financial performance measure, the Company’s 2013 financial goals set by the Compensation Committee that would earn a payout of 100% of target variable compensation, as well as the performance achieved.

Financial Measure	2012 Base (millions)	100% Payout (millions)	Growth Required	2013 Performance (millions)	Growth Achieved
Sales	$11,237	$11,900	6%	$11,757	4.6%
Net Income	$ 1,680	$ 1,778	6%	$ 1,764	5.0%
Working Capital as % of Sales	12.3%	12.8%	n/a	12.1%	n/a

The Compensation Committee engaged the Company’s internal audit department to verify that the Company’s performance against the pre-established corporate consolidated financial measures was properly determined for 2013 performance-based variable compensation. The report of the internal auditors confirmed to the Compensation Committee that such performance was properly determined.

Non-Financial Performance.  In addition to determining performance against financial measures, the Compensation Committee determined that the Company’s performance with respect to the pre-established non-financial goals was favorable, and consequently, should be a strong positive factor in determining performance-based variable compensation. For example, the Compensation Committee noted that the Company:

(i)	acquired NuCO2 and Dominion Technology Gases, expanding core industrial gas capabilities into high growth markets,

(ii)	expanded its supply systems product line portfolio with new offerings,

(iii)	continued to capitalize on energy sector growth to expand its market position and continued geographic expansion into emerging markets,

(iv)	achieved considerable cost reductions for a fifth consecutive year,

(v)	maintained industry-leading return on capital, and exceeded design efficiency and first year availability project execution goals,

(vi)	was selected for the Dow Jones Sustainability World Index for the eleventh year in a row,

(vii)	continued its robust succession planning and management development process resulting in seamless senior leadership changes,

(viii)	expanded activities to develop a globally diverse talent pool at all levels within the organization,

(ix)	reinforced operational discipline at all levels of the organization and improved employee lost time injury rate to “best in class”, and

(x)	was awarded several accolades including the “Excellence in Engineering Ethics” from the American Institute of Chemical Engineers.

The Compensation Committee applied a positive adjustment of 30 percentage points, out of a possible plus or minus 35 points, to the variable compensation payout in recognition of the Company’s performance relative to the non-financial goals.

Individual Performance.  In evaluating individual performance, the Compensation Committee considers various qualitative factors relating to each NEO, examples of which may include the NEO’s performance in his principal area of responsibility and the degree to which the Compensation Committee wishes to reward such performance and the NEO’s exhibition of the values and competencies that are important to the success of the Company. The Compensation Committee takes into consideration the CEO’s recommendations for the adjustment appropriate for each NEO. The Compensation Committee may make a positive or negative adjustment to each NEO’s performance-based variable compensation based on its evaluation of individual performance, determined with reference to one or more of such qualitative factors.

Adjustments were made to the payouts of each NEO based upon his individual performance in 2013. The Compensation Committee did not find it practical, nor did it attempt, to assign relative weights to any individual factors or subject them to pre-defined, rigid formulas, or set financial or other objective goals related to personal performance, and the importance and relevance of specific factors varied for each NEO. In 2013, none of these factors individually, nor any combination of them collectively, had any material impact on the total annual compensation for any NEO; nor was there any material variation in individual performance adjustments among the NEOs.

Performance-Based Variable Compensation Illustration.  To illustrate how the Compensation Committee calculated 2013 performance-based variable compensation awards under the Variable Compensation Plan, assume the following hypothetical example:

•	The NEO’s base salary was $500,000 and target performance-based variable compensation was 85% of base salary;

•	the Company achieved performance rendering a financial payout result of 100 percentage points;

•	the Compensation Committee determined that the Company’s achievement of non-financial goals supported a positive adjustment of 30 percentage points; and

•	the Compensation Committee made an upward adjustment of 10 percentage points to the NEO’s performance-based variable compensation based upon his individual performance.

The NEO’s performance-based variable compensation would have been $607,750 calculated as follows:

$500,000	base salary
x 85%	target variable compensation
$425,000
x 130%	100% financial plus 30% non-financial performance
$552,500
x 110%	individual performance adjustment
$607,750	total payout

Adjustment of Payout Under Section 162(m) In December 2012, the Compensation Committee identified participants and established an upper limit on performance-based variable compensation that could be paid to NEOs for 2013 under the shareholder-approved “Praxair, Inc. Plan for Determining Awards under Section 162(m)” (the “162(m) Plan”) based upon budgeted net income performance. In January 2014, the Compensation Committee certified the net income earned and the maximum performance-based variable compensation awards available to each NEO under the 162(m) Plan. It then exercised its downward discretion to adjust the actual payments to a level it deemed appropriate for each NEO according to the methodology described above.

Equity Awards

Objectives	Key Features

Assure a strong alignment of NEOs and shareholders’ interests.

Incent and reward sustained performance, providing an equity mix that has a balance of medium-term and long-term performance incentives and rewards.

Enhance long term shareholder value via improvements in earnings per share (“EPS”), return on capital (“ROC”) and stock price appreciation.

Attract and promote long term retention of executive talent.

Regular equity award grants are a mix of stock option and performance share unit awards. Stock options comprise 40% of the equity target value and performance share units comprise the remaining 60%.

Date of annual equity grants is uniformly set in advance as the date of the Board’s regular February meeting.

Stock options material terms:

•    Exercise price is fixed at 100% of the closing market price on date of grant.

•    Vest in equal annual tranches over three years and expire after ten years.

•    Repricing is prohibited without shareholder approval.

•    NEOs must hold all shares obtained from exercise, net of taxes and exercise price, unless the stock ownership requirement is met.

Performance share units material terms:

•    Vest if pre-established performance goals are attained:

•    For grants in 2013, one half based upon cumulative adjusted diluted EPS growth and one half based on average annual after-tax ROC attained, each over a 3-year performance period.

•  Pay no dividends nor accumulate dividend equivalents prior to vesting.

•  If vested, payment in shares of Company stock will range from 50% to 200% of the individual’s “target” number of units.

•  If performance goal is not met, the award will be forfeited; however, for EPS units, if the threshold is not met as a result of materially adverse and unforeseen market conditions beyond the control of the Company and the Company’s EPS growth exceeds the average cumulative growth in operating earnings of the companies included in the Materials Sector of the S&P 500 index for the same performance period, payout will be 50% of “target” unless the Compensation Committee determines that no payment should be made.

•  NEOs must hold all after-tax shares derived from vested awards until the stock ownership requirement is met.

2013 Equity Awards. The Compensation Committee determined that stock options continue to present an appropriate balance of risk and reward in that stock options have no value unless the Company’s stock price increases above the option exercise price. It considered that the opportunity for leveraged appreciation from growth in shareholder value over the ten-year grant term encourages long term decision-making. The Compensation Committee also noted that the Company’s historical record of strong stock price performance results in the Company’s executives placing high value on stock options as a compensation vehicle.

The Compensation Committee recognized that performance share unit awards can provide appropriate rewards to executives for performance while also mitigating some of the impact of an economic downturn on the stock option portion of the annual awards. A three year performance period is believed to be an appropriate medium-term balance between the one-year performance-based variable compensation goals and the longer-term stock option share price growth goals.

For the 2013 equity grants, cumulative adjusted diluted EPS growth and ROC were considered appropriate measures. EPS is an indicator of how well the Company has grown shareholder value over time, is well understood by executives and shareholders, and progress can be communicated quarterly. The awards with an ROC goal reflect the importance of maintaining appropriate management focus on achieving satisfactory returns on invested capital as the Company executes its future growth plans. Additionally, the Compensation Committee noted that the overlapping three-year performance periods that result from regular annual grants encourage management to focus on sustainable growth and shareholder returns.

In determining the EPS growth payout schedule for the performance share unit awards covering fiscal years 2013 to 2015, the Compensation Committee considered multiple factors including the Company’s past performance against its major competitors, projected EPS growth for the Company and for its major competitors, and projected overall market and economic conditions. The Compensation Committee believes the goals that were established are challenging and difficult to achieve, but attainable. The range of goals was established to provide participants with an opportunity to receive higher payouts commensurate with strong performance, thus providing an incentive to NEOs to achieve continued, strong growth in EPS.

The ROC goal for the performance share unit awards covering fiscal years 2013 to 2015 was determined after the Compensation Committee examined prior-year ROC results, industry ROC averages and capital expenditure projections. It was acknowledged that the Company has maintained industry-leading ROC, and the payout schedule set for the performance share unit awards would encourage and reward the executive team for taking actions that would result in maintaining industry-leading ROC performance.

In December 2012, the target dollar value of 2013 equity awards for each NEO was established by the Compensation Committee primarily from its consideration of the benchmark data for equivalent positions. Other factors considered were each NEO’s experience, relative responsibility, expected performance and retention goals. The Compensation Committee did not deem relevant the number or value of equity awards then held by NEOs or the amount of previous gains realized by NEOs from exercises of options or the vesting of other equity awards. The Compensation Committee determined to use stock options to deliver 40% of the target dollar value and performance share units to deliver the remaining 60%.

In January 2013, using the target dollar values for equity amounts established in December 2012, the Compensation Committee determined the actual number of stock options and performance share units to grant to each NEO. A Black-Scholes valuation model was used in determining the number of stock options granted and the market price of the Company’s common stock was used in determining the number of performance share units granted.

Also in January 2013, the Compensation Committee established February 26, 2013 as the grant date for NEOs’ and other eligible employees’ option and performance share unit awards, coinciding with the Board’s scheduled meeting date, ensuring a reasonable interval would exist between the Company’s public release of 2012 earnings results in late January 2013 and the grant date upon which the exercise price of the options was set.

2011-2013 Performance Share Unit Payout. In February 2011, the Compensation Committee approved grants of performance share units with payouts that were determined based on the Company’s cumulative adjusted diluted EPS growth for the 2011-2013 performance cycle as shown in the table below along with prior year payouts for comparison. In January, 2014, the Compensation Committee determined that a payout equal to 116.9% of the target number of performance share units granted had been earned under a pre-established formula. The earned performance share units vested in February 2014 and were converted to shares and distributed.

Performance Period	Adjusted EPS Growth		Actual Growth in Adjusted EPS
	100% Payout	Maximum	Performance	Payout %
2011 – 2013	20%	35%	25.1%	116.9%
2010 – 2012	25%	45%	39.6%	136.2%
2009 – 2011	20%	35%	29.3%	131.0%

Benefits Available to Executive Officers

The Company makes available to NEOs essentially the same benefit plans generally available to other U.S. employees, and also provides to them limited perquisites and personal benefits.

Health, Welfare and Retirement Plans

Objectives	Key Features

Provide competitive benefits that attract executive talent and promote employee health and well-being.

Provide opportunity for retirement income accumulation, including opportunities to “invest in” Company stock.

Encourage long term service.

Tax-Qualified Pension Plan:

•  The Company maintains a tax-qualified pension plan for eligible U.S. employees, including the NEOs.

Supplemental Retirement Income Plan:

•  Maintained for the primary purpose of providing retirement benefits that would otherwise be paid to U.S. employees under the tax-qualified pension plan but for the application of certain limitations under federal tax law.

•  Incremental benefits paid under the supplemental plan are calculated in the same manner as the underlying tax-qualified pension plan.

•  Only base salary and annual variable compensation awards are considered in pension calculations.

401(k) Plan:

•  For U.S. employees, contributions to the plan are voluntary and may be invested in various funds, including the Company’s stock fund.

Deferred Compensation:

•  U.S. employees eligible to participate in the Variable Compensation Plan, including the NEOs, may participate in the plan.

•  Contributions to the plan are voluntary and represent compensation already earned by the participant.

•  Employees may choose to invest in Company stock equivalent units and receive Company stock in payment of deferred amounts.

•  No above-market earnings are payable on deferred compensation.

Other Plans:

•  Medical plan, dental plan, short and long term disability, life insurance, relocation and vacation programs.

From time to time, the Compensation Committee may approve certain benefit plan adjustments to be applied to a NEO when it is in the best interests of the Company such as to facilitate the recruitment of an executive. Any such adjustments for any NEO are disclosed in the tables in this Proxy Statement or their related footnotes or narratives.

The Compensation Committee, with the advice of its independent consultant, has in the past approved certain additional retirement benefits for certain executives, including additional service credits for Mr. Angel and minimum retirement benefits and other enhanced retirement benefits for Mr. Breedlove. These benefits were provided in order to attract these executives to the Company by compensating them for benefits lost upon departure from their previous employer and/or to provide an additional retention incentive. Also described in the 2013 Pension Benefits Table included below are certain adjustments for Mr. Menezes related to his service in Brazil which adjustments are generally available to all similarly situated employees.

Perquisites and Personal Benefits

Objective	Key Features
Provided for limited and specifically defined business purposes.

The Compensation Committee reviews items that could be construed as perquisites or personal benefits for each NEO.

No “tax gross-up” is permitted for any executive officer perquisite or personal benefit unless such gross-up is available to employees generally.

The Company’s internal audit department performs an annual audit of executive officer expense reports for compliance with Company policies and the independent auditors review that work.

Severance and Change-in-Control Arrangements

The Company has entered into executive severance compensation agreements with certain senior executives, including NEOs. The Compensation Committee determined that these arrangements are generally comparable to those provided by companies in the chemicals industry and provide a legitimate and reasonable benefit to the Company and its shareholders. The Company also maintains a severance plan that provides certain benefits to eligible employees, including NEOs, in connection with certain Company-initiated terminations.

Severance and Change-in-Control Arrangements

Objectives	Key Features

Provide temporary income following an involuntary termination of employment.

Encourage retention of executives for continuity of management, and to keep executives focused on performing their duties in the event of a change-in-control or if the Board considers strategic transactions including a change-in-control.

Severance Plan:

•  All full-time U.S. employees, including NEOs are eligible.

•  Upon a without-cause termination, maximum payment is generally limited to 26 weeks of base pay, calculated based upon length of service and salary rate at time of termination.

•  The Company retains the discretion to pay severance in excess of the limit in appropriate cases.

•  No severance payout and a forfeiture of unvested equity required upon a for-cause termination.

Change-in-Control Arrangements:

•  Double trigger is required for payments (requires both change-in-control and termination of employment).

•  Termination must be by the Company other than for cause or by executive with “good reason” and within two years of the change-in-control.

•  No reimbursement of excise taxes and no “tax gross-ups” payments.

•  For post-2009 agreements, lump sum payout equals two times salary plus target variable compensation.

As a condition of entering into the agreements, each NEO is required to enter into a Nondisclosure, Nonsolicitation and Noncompetition Agreement under which the NEO agrees not to:

•  Disclose Company confidential information both during and after termination of his or her employment with the Company.

•  Solicit the Company’s customers and employees for a period of two years following the NEO’s termination of employment with the Company for any reason.

•  Engage in any activities that compete with those of the Company for a period of two years following the NEO’s termination of employment.

The Compensation Committee considers the total payments and benefits that could be received by each NEO under various employment termination events, including retirement, voluntary resignation, and termination by the Company, including following a change-in-control of the Company. The Compensation Committee has concluded that the amounts that could be received are appropriate to each NEO’s circumstances.

Other Compensation Policies and Considerations

Shareholder Outreach and Say-on-Pay Shareholder Voting Results. The Compensation Committee carefully considers feedback from shareholders along with market data, compensation analyses, management recommendations and advice from its compensation consultant as it makes compensation program determinations. To ensure shareholders have an opportunity to provide feedback and to inquire about executive compensation matters, the Company has a robust shareholder outreach program wherein a group of investors are invited to have one-on-one discussions with management.

The feedback received from shareholders who participated in these outreach efforts in late 2013 was generally positive about the Company’s compensation philosophy, program and practices. Several shareholders also offered comments and suggestions that were shared with the Compensation Committee for consideration. The Compensation Committee and management welcome this feedback and consider it vital to ensuring that the executive compensation program aligns executives’ and shareholders’ interests.

Additionally, in 2013, a non-binding shareholder advisory vote on NEO compensation was held in order to comply with the Dodd-Frank Act and to provide feedback to the Board and the Compensation Committee regarding the Company’s executive compensation programs. At the 2013 annual meeting, 95% of the votes cast were in favor of the proposal to approve the compensation of the NEOs as disclosed in the 2013 proxy statement. The Compensation Committee believes that this result affirms its view that the Company’s NEO compensation program is satisfactory to shareholders.

Stock Ownership, Retention Requirements, Hedging, and Pledging. In order to align executives’ interests with shareholder interests, the Compensation Committee has established a stock ownership policy for NEOs (see disclosure on details of this policy in the Corporate Governance and Board Practices section of this Proxy Statement under the caption “Executive Stock Ownership Policy”). NEOs may comply with this policy by acquiring Company stock or stock-equivalent units through equity incentive grants, as well as through the Company’s Compensation Deferral Program, 401(k) Plan, Dividend Reinvestment and Stock Purchase Plan and through other personal investments. Under the Company’s Stock Ownership Policy, unless the stock ownership level is met, an executive officer may not sell any of his/her holdings of Company stock, and must hold all shares acquired after tax upon vesting of performance share units or restricted stock units and shares acquired upon an option exercise net of shares used to pay taxes and/or the option exercise price. An executive officer may not engage in hedging transactions related to Company stock that would have the effect of reducing or eliminating the economic risk of holding Company stock. In addition, no executive officer may pledge or otherwise encumber any of his or her Praxair stock. As of the date of this Proxy Statement, each NEO has met or exceeded his ownership requirement or is within the time permitted to meet the required share ownership.

The Compensation Committee reviewed 2013 stock transactions by executive officers and their year-end holdings to ensure that executives were compliant with the stock ownership policy, including the policy’s anti-hedging and anti-pledging provisions. Based on this review, the Compensation

Committee determined that the equity incentives previously granted to NEOs continue to be used appropriately.

Recapture Clawback Policy. The Compensation Committee has adopted a policy for the recapture of annual performance-based variable compensation payouts, equity grants and certain equity gains in the event of a later restatement of financial results. Specifically, if the Board, or an appropriate committee thereof, has determined that any fraud by any elected officer of the Company materially contributed to the Company having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity. Among those remedies, the Board or committee, to the extent permitted by applicable law, may require reimbursement of any performance-based cash, stock or equity-based award paid or granted to, or gains realized by (such as through the exercise of stock options or sale of equity securities), any or all elected officers of the Company, if and to the extent that:

(a)	the amount of such cash, stock or equity-based award was calculated based upon, or realized gain can reasonably be attributed to, certain financial results that were subsequently reduced due to a restatement, and
(b)	the amount of the cash, stock or equity-based award, or gain that would have been paid or granted or realized, would have been lower than the amount actually paid or granted or realized.

Tax and Accounting. Under Internal Revenue Code Section 162(m), the Company may not take a tax deduction for compensation paid to any NEO (other than the Company’s CFO) that exceeds $1 million in any year unless the compensation is “performance-based.” While the Compensation Committee endeavors to structure compensation (including performance-based variable compensation as discussed above) so that the Company may take a tax deduction, it does not have a policy requiring that all compensation must be deductible and it may, from time to time, authorize compensation that is not tax deductible. Accounting treatments were reviewed but did not impact the selection and design of equity and equity-related compensation for 2013, although all such grants were made in such a manner as to not require liability accounting treatment.

EXECUTIVE COMPENSATION TABLES

The tables below present compensation information for NEOs and include footnotes and other narrative explanations important for your understanding of the compensation information in each table. The Summary Compensation Table summarizes key components of NEO compensation for 2013, 2012 and 2011. The tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation for 2013, some of which are included in the Summary Compensation Table. The final table provides information regarding compensation that NEOs would receive when their employment with the Company terminates under various circumstances or in connection with a change-in-control.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All other Compensation ($)(5)	Total ($)
Stephen F. Angel, Chairman, President & Chief Executive Officer	2013	1,237,500	4,658,736	3,057,377	3,109,219	1,324,000	198,777	13,585,609
	2012	1,190,000	4,126,484	4,130,694	2,365,234	5,807,000	161,783	17,781,195
	2011	1,145,000	3,712,760	3,862,854	3,567,315	6,186,000	173,098	18,647,027
James S. Sawyer, Executive Vice President & Chief Financial Officer(6)	2013	625,750	1,089,418	714,748	754,725	0	22,673	3,207,314
	2012	608,500	937,743	938,842	609,559	1,529,000	21,963	4,645,607
	2011	590,000	954,197	992,736	992,554	1,677,000	21,216	5,227,703
Scott E. Telesz, Executive Vice President	2013	556,500	877,328	575,787	697,299	39,000	39,670	2,785,584
	2012	542,000	2,405,257	751,091	537,198	51,000	38,945	4,325,491
	2011	526,250	730,032	759,203	836,109	40,361	36,458	2,928,413
Eduardo F. Menezes, Executive Vice President	2013	522,500	877,328	575,787	654,769	416,000	35,044	3,081,428
	2012	493,750	750,504	751,091	511,634	2,062,000	18,516	4,587,495
	2011	462,500	730,032	759,203	745,152	1,845,000	17,344	4,559,231
James T. Breedlove Senior Vice President, General Counsel & Secretary(7)	2013	516,250	741,797	486,444	636,496	0	25,392	2,406,379
	2012	501,250	629,805	630,406	488,839	319,000	24,629	2,593,929

(1)  Amounts reported are actual salaries paid for the calendar year and include adjustments to base salary rates if applicable. Base salary adjustments are typically effective April 1 of each year.

(2)  These amounts were not paid in 2013 but rather are the full grant date fair value of equity awards made for each year as determined under accounting standards related to share-based compensation. The Stock Awards amounts are the values for performance share unit grants made to each NEO in each of the years valued at the target number of shares granted. The Option Awards amounts are the values for options granted in each of the years. The maximum payout values of the performance share unit awards (based upon the price per share used to compute the full grant date fair values in the table above) are: Mr. Angel:$9,317,472, $6,189,726, and $5,569,140, for 2013, 2012, and 2011, respectively; Mr. Sawyer: $2,178,836, $1,406,615, and $1,431,341, for 2013, 2012, and 2011, respectively; Mr. Telesz: $1,754,656, $1,125,705 and $1,095,048 for 2013, 2012 and 2011 respectively; Mr. Menezes: $1,754,656, $1,125,705 and $1,095,048 for 2013, 2012 and 2011 respectively; and Mr. Breedlove: $1,483,595 and $944,655 for 2013 and 2012 respectively. The 2012 Stock Awards amounts include the value of a one-time grant of restricted stock units made to Mr. Telesz in 2012 to provide a long-term retention incentive. The assumptions used in computing the Option Awards and Stock Awards amounts are included in Note 15 to the Company’s 2013 financial statements in the 2013 Form 10-K and Annual Report.

The amounts shown in the Stock Awards and Option Awards columns are subject to vesting and performance conditions that may or may not result in actual payouts in future years. In addition, a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2013 and the restricted stock units that vested in 2013 and the value realized upon vesting, are reported in the “2013 Option Exercises and Stock Vested” table below.

(3)  In 2013, 2012, and 2011, the Company achieved certain financial and non-financial goals that the Compensation Committee set under the Company’s Variable Compensation Plan. Therefore, the Compensation Committee awarded each NEO performance-based variable compensation payments in February 2014 (for 2013 performance), February 2013 (for 2012 performance), and February 2012 (for 2011 performance). These amounts are reported as “Non-equity Incentive Plan Compensation.” See the detailed description of the Variable Compensation Plan in the preceding CD&A under the caption “Annual Performance-Based Variable Compensation.”

(4)  Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under the Company’s Pension Program. These amounts were not actually paid to any NEO. See the detailed description of the Pension Program and how these amounts are calculated under “Change in Pension Value” below and under “Additional Information Regarding 2013 Pension Benefits Table.” The total pension present value accrued for each NEO through 2013 under the Company’s Pension Program is disclosed in the 2013 Pension Benefits table.

No amounts accumulated under the Company’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

(5)  The amounts in this column include Company matching contributions to the Company’s 401(k) Savings Plan and Company contributions to the Compensation Deferral Program described under the “2013 Nonqualified Deferred Compensation” table below. Company plan contributions in 2013 were: $45,719 for Mr. Angel; $22,673 for Mr. Sawyer; $27,825 for Mr. Telesz; $19,594 for Mr. Menezes; and $25,392 for Mr. Breedlove. This column also includes any perquisites or personal benefits that exceeded $10,000 for any NEO during 2013, valued at the Company’s incremental costs. Such perquisites or personal benefits were: (1) financial planning services provided to Messrs. Angel, Telesz and Menezes and (3) $141,214 for Mr. Angel’s personal use of corporate aircraft. For reasons of security and time management, the Board requires the Chief Executive Officer to use the Company’s corporate aircraft for personal use as well as business travel. The aircraft is available for the Company’s use through a time-share arrangement. The Company pays a fixed time-share charge for the right to use the aircraft, and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Angel’s personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Angel does not use the aircraft for personal travel. Consistent with Company policy, NEOs were not reimbursed for any taxes due based on the imputed value of Company-provided perquisites or personal benefits not generally available to all employees. In addition, the Company pays for or provides executive officer travel, lodging and related expenses incurred in connection with attending Company business related events, including Board meetings (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft if available. No amounts are reported in the table for these business expenses. The Company also maintains certain country club memberships for business entertainment purposes which memberships, by club rules, must be in an executive’s name. By Company policy, reimbursement of club costs is authorized only when membership and use of the club facilities are judged to be important to the conduct of the Company’s business. Since no NEO made personal use of these club memberships during 2013, no amounts are reported in the table.

(6)  Mr. Sawyer retired as the Company’s Executive Vice President and Chief Financial Officer effective December 31, 2013, but remained employed in an advisory capacity until February 28, 2014.

(7)  Because Mr. Breedlove was not an NEO in 2011, only 2012 and 2013 compensation information is provided for him.

Change in Pension Value. In connection with his recruitment to the Company in 2001, and in order to provide him with a retention incentive, the Company agreed to provide Mr. Angel with additional credit under the Company’s Supplemental Retirement Income Plans (collectively referred to as the “SRIP”). Effective January 1, 2011, Mr. Angel received an additional credit under the SRIP for 10 years of service that he had with his prior employer, General Electric Company. He also will receive credit under the SRIP for an additional 11.64 years of General Electric service on January 1, 2016 if he remains continuously employed with the Company until that date. If Mr. Angel is terminated for cause, he will not be granted any additional service credit for any purpose and will forfeit any additional service previously credited. If he is involuntarily terminated other than for cause, dies or there is a change-in-control of the Company (as defined in the Severance Agreements described below under the caption “Potential Payments Upon Termination or Change-in-Control”) on or before December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the effective date of the event. If he becomes disabled, service credit will continue to accrue according to the terms of the Company’s Pension Program, plus the additional 11.64 years of service credit on January 1, 2016.

Under financial accounting rules, the Company is recognizing, as an accrued pension liability, the additional years of service credit that Mr. Angel may receive under the SRIP over the course of his anticipated years of service. The change in pension value shown in the Summary Compensation Table above includes this ratable accrual. Without the accrual for the additional years of service credit, the change in pension value for Mr. Angel for 2013 would be $395,000. In addition, in 2011 and 2012, the change in pension value was significantly greater than in 2013 because the 2011 and 2012 values were largely influenced by declining interest rates which increased the present value of Mr. Angel’s pension benefits for those years. The change in interest rates similarly affected the pension values for the other NEOs. In each case where the change in value would result in a negative number, zero (“0”) is reported in the table.

2013 GRANTS OF PLAN-BASED AWARDS

The following table provides more detailed information regarding the 2013 Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in the Summary Compensation Table above. The 2013 option grants and performance share unit awards reported in the table below were made under the 2009 Praxair, Inc. Long Term Incentive Plan. Options and performance share units granted to NEOs are made on substantially the same terms as grants to all other eligible employees. For additional information regarding the material terms of these grants, see the CD&A under the caption “Equity Awards.” Treatment of equity awards upon termination of employment is described in the “Potential Payments Upon Termination or Change-in-Control” section below under the caption “Equity Awards.”

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(1)	Compen- sation Committee Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Stephen F. Angel

Variable Cash Compensation(2)			0	1,856,250	4,826,250

Performance Share Units(3)	2/26/2013	1/21/2013				0	45,030	90,060				4,658,736

Stock Options(4)	2/26/2013	1/21/2013								187,015	110.58	3,057,377
James S. Sawyer

Variable Cash Compensation(2)			0	563,175	1,464,255

Performance Share Units(3)	2/26/2013	1/21/2013				0	10,530	21,060				1,089,418

Stock Options(4)	2/26/2013	1/21/2013								43,720	110.58	714,748
Scott E. Telesz

Variable Cash Compensation(2)			0	473,025	1,229,865

Performance Share Units(3)	2/26/2013	1/21/2013				0	8,480	16,960				877,328

Stock Options(4)	2/26/2013	1/21/2013								35,220	110.58	575,787

Eduardo F. Menezes

Variable Cash Compensation(2)			0	444,125	1,154,725

Performance Share Units(3)	2/26/2013	1/21/2013				0	8,480	16,960				877,328

Stock Options(4)	2/26/2013	1/21/2013								35,220	110.58	575,787

James T. Breedlove

Variable Cash Compensation(2)			0	413,000	1,073,800

Performance Share Units(3)	2/26/2013	1/21/2013				0	7,170	14,340				741,797

Stock Options(4)	2/26/2013	1/21/2013								29,755	110.58	486,444

(1)  On January 21, 2013 the Compensation Committee approved the total number of stock options and target performance share units to be allocated among all eligible employees and specifically approved the stock options, and target performance share units to be granted to NEOs and all other executive officers. The Compensation Committee set February 26, 2013 as the actual grant date of these awards. For a more detailed description of the Compensation Committee’s equity grant practices, see the CD&A under the caption “Equity Awards.”

(2)  The actual amount of performance-based variable compensation paid in February 2014 for 2013 performance is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for 2013. The amounts shown in these columns in the table above are the range of potential 2013 payments that could have been made under the Company’s Variable Compensation Plan in accordance with the performance criteria determined by the Compensation Committee. Target amounts are expressed as a percent of each NEO’s salary, assuming achievement of 100% of Company financial goals. The Maximum amounts are the maximum payments that could be made. For more information, see the explanation in the CD&A under the caption “Annual Performance-Based Variable Compensation.”

(3)  These are the threshold, target and maximum number of shares that may be earned under performance share unit awards made in February 2013. See the further description set forth in the CD&A under the caption “Equity Awards” for more information about the performance share unit awards.

(4)  These are the number of shares underlying stock option grants made in February 2013. See the explanation set forth in the CD&A under the caption “Equity Awards” for more information about the stock option grants.

(5)  The amounts in this column are the full grant date fair values of the performance share unit awards (valued at the target number of shares granted) and the stock option grants made in 2013, calculated in accordance with accounting standards related to share-based compensation. These amounts are neither paid to any NEO nor equal to the amounts recognized by the Company as compensation expense in 2013 under accounting standards related to share-based compensation.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows each NEO’s outstanding stock option grants and unvested performance share and restricted stock unit awards at the end of 2013. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”). The material terms of the 2013 option grants and performance share unit awards reported in the table below are described under the caption “Equity Awards” in the CD&A. The material terms of the option grants and performance share unit grants made prior to 2013 that were outstanding at December 31, 2013 are substantially the same as those described for the 2013 grants, and the material terms of outstanding restricted stock units are described in footnote (2) to the table below. Treatment of equity awards upon termination of employment is described in the “Potential Payments Upon Termination or Change-in-Control” section below under the caption “Equity Awards.”

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Un- exercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Stephen F. Angel	65,600	0	0	53.980	2/28/2006	2/28/2016	0	0	132,175	17,186,715
	308,300	0	0	61.470	2/27/2007	2/27/2017
	195,200	0	0	83.890	2/26/2008	2/26/2018
	281,510	0	0	60.920	2/24/2009	2/24/2019
	204,640	0	0	76.160	2/23/2010	2/23/2020
	145,450	72,725	0	97.840	2/22/2011	2/22/2021
	78,836	157,674	0	109.680	2/28/2012	2/28/2022
	0	187,015	0	110.580	2/26/2013	2/26/2023
James S. Sawyer	37,447	0	0	83.890	2/26/2008	2/26/2018	0	0	31,736	4,126,632
	27,067	0	0	60.920	2/24/2009	2/24/2019
	35,814	0	0	76.160	2/23/2010	2/23/2020
	37,380	18,690	0	97.840	2/22/2011	2/22/2021
	17,918	35,837	0	109.680	2/28/2012	2/28/2022
	0	43,720	0	110.580	2/26/2013	2/26/2023
Scott E. Telesz	28,586	14,294	0	97.840	2/22/2011	2/22/2021	30,001	3,901,030	25,025	3,254,001
	14,335	28,670	0	109.680	2/28/2012	2/28/2022
	0	35,220	0	110.580	2/26/2013	2/26/2023
Eduardo F. Menezes	25,000	0	0	61.470	2/27/2007	2/27/2017	0	0	25,025	3,254,001
	16,000	0	0	83.890	2/26/2008	2/26/2018
	31,130	0	0	60.920	2/24/2009	2/24/2019
	19,610	0	0	76.160	2/23/2010	2/23/2020
	28,586	14,294	0	97.840	2/22/2011	2/22/2021
	14,335	28,670	0	109.680	2/28/2012	2/28/2022
	0	35,220	0	110.580	2/26/2013	2/26/2023
James T. Breedlove	39,300	0	0	83.890	2/26/2008	2/26/2018	0	0	21,475	2,792,394
	44,120	0	0	60.920	2/24/2009	2/24/2019
	34,960	0	0	76.160	2/23/2010	2/23/2020
	25,286	12,644	0	97.840	2/22/2011	2/22/2021
	12,031	24,064	0	109.680	2/28/2012	2/28/2022
	0	29,755	0	110.580	2/26/2013	2/26/2023

(1)  Each stock option vests, or became fully vested, in three consecutive equal annual installments beginning on the first anniversary of the grant date.

(2)  These are the number of shares underlying unvested one-time restricted stock unit grants made to Mr. Telesz in April 2010 in connection with his joining the Company as a Senior Vice President, and in July 2012 as a long term retention incentive. The first third of Mr. Telesz’s 2010 restricted stock unit award became vested in 2012, and the remaining two thirds vest in equal installments on the fifth and seventh anniversaries of the award’s grant date. Mr. Telesz’s 2012 restricted stock unit award vests in two installments of 10,000 shares each on August 31, 2022 and August 31, 2027.

(3)  The market value reported in this column is the number of unvested restricted stock units granted times the closing price of the Company’s common stock on the NYSE of $130.03 per share on December 31, 2013.

(4)  The number of shares reported is the actual number of shares earned for the performance share units granted in February 2011, plus the target number of performance share units granted in February 2012 and 2013. The reported market value of these performance share units reflects the Company’s common stock price per share on the NYSE of $130.03 on December 31, 2013. The performance share units that were granted in February 2011 vested and paid out in February 2014 at 116.9% of target as discussed under the caption “Equity Awards” in the CD&A section of this Proxy Statement.

2013 OPTION EXERCISES AND STOCK VESTED

This table provides information about any stock options that were exercised or performance share units and restricted stock units that vested during 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Stephen F. Angel	0	0	59,226	6,584,154
James S. Sawyer	0	0	16,214	1,802,510
Scott E. Telesz	0	0	0	0
Eduardo F. Menezes	48,000	3,169,489	6,179	686,919
James T. Breedlove	0	0	10,619	1,180,514

(1)  The option exercise value realized equals the (i) NYSE market price of the Company’s common stock at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. These amounts are before taxes.

(2)  The values represent (a) shares acquired pursuant to the partial vesting and payout in February 2013 of restricted stock unit awards made in February 2010 for Messrs. Sawyer, Menezes and Breedlove, and (b) the vesting and payout in February 2013 of performance share unit awards made in February 2010, for all NEOs except Mr. Telesz. The value of the shares is before taxes and equals the number of shares paid out multiplied by the NYSE market price of the Company’s common stock on the payout date.

2013 PENSION BENEFITS

The table below shows certain retirement benefit information under the Company’s Pension Program. This information is described more fully in the footnotes to the table and in the narrative after the table under the caption “Additional Information Regarding Pension Benefits Table.”

			Present Value of
		Number of Years of	Accumulated	Payments During Last
Name	Plan Name(1)	Credited Service (#)	Benefit ($)(2)	Fiscal Year ($)
Stephen F. Angel (3)	Praxair Pension Plan	13	472,000	0
	Supplemental Retirement Income Plan	29	27,178,000	0
James S. Sawyer (4)	Praxair Pension Plan	28	1,392,000	0
	Supplemental Retirement Income Plan	28	6,943,000	0
Scott E. Telesz	Praxair Pension Plan	4	34,000	0
	Supplemental Retirement Income Plan	4	107,000	0
Eduardo F. Menezes (5)	Praxair Pension Plan	28	939,000	0
	Supplemental Retirement Income Plan	28	5,846,000	0
James T. Breedlove (6)	Praxair Pension Plan	9	101,000	0
	Supplemental Retirement Income Plan	9	1,907,000	0

(1)  Messrs. Angel, Sawyer and Menezes participate in the Traditional Design component of the Pension Program and Messrs. Telesz and Breedlove participate in the Account-Based Design Component of the Pension Program.

(2)  See the narrative after the table for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.

(3)  The Praxair Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company. In connection with his recruitment to the Company in 2001, and in order to provide him with a retention incentive, the Company agreed to provide Mr. Angel with additional credit under the Company’s Supplemental Retirement Income Plans (collectively referred to as the “SRIP”). See “Change in Pension Value” below the Summary Compensation Table above for a more detailed description of the additional credits. When he retires from the Company, he will receive retirement benefits under the Company’s Pension Program based on his service with the Company and any additional service that the Company recognizes at his retirement date, less an offset for benefits he receives under the General Electric retirement plans. The values shown above include the effect of this offset. At the end of 2013, the present value of the accumulated benefit for Mr. Angel’s 12.67 years of actual years of service with the Company under the SRIP was $10,267,000. The present value of the accumulated benefit for Mr. Angel’s 22.67 years of services under the SRIP (which includes the first tier of his GE service) was $18,345,000.

(4)  In accordance with transition rules under Section 409A of the Internal Revenue Code, certain SRIP participants (including certain NEOs) were previously offered an election as to the payment form of their SRIP benefits. At that time, Mr. Sawyer elected to receive his SRIP benefits in an annuity form. The present value of Mr. Sawyer’s accumulated benefit reflects this election.

(5)  Credited years of service reported for Mr. Menezes combine his service with Praxair and White Martins, the Company’s Brazilian subsidiary. Years of service reflect certain equitable adjustments for Mr. Menezes related to his service for White Martins, which adjustments were generally applicable to all similarly situated employees. When he retires from the Company he will receive Pension Program retirement benefits based on his combined Praxair and White Martins service, less an offset for the benefits he receives under the White Martins retirement plan. The values shown above include the effect of this offset. The White Martins retirement plan in which Mr. Menezes participates is not a defined benefit plan and, therefore, is not separately included in the table above.

(6)  Pursuant to an agreement between the Company and Mr. Breedlove, upon his completion of five years of service with the Company on November 14, 2009, Mr. Breedlove became entitled to a minimum retirement benefit from the Company, when combined with the benefit he receives under the retirement plans of his former employer, General Electric Company, which is payable following his retirement. For retention purposes, a supplemental credit of $113,000 was made by the Company to Mr. Breedlove’s notional account in the SRIP in each of 2010, 2011 and 2012. The notional account also accumulates interest annually at the same 30-year Treasury bond rate applicable to Mr. Breedlove’s Account-Based benefits under the SRIP. The values in the table include the effect of the offset for benefits payable to Mr. Breedlove from General Electric’s retirement plans, as well as the supplemental credits and accumulated interest. The present value of the accumulated SRIP benefit for Mr. Breedlove absent the effects of the agreements was $307,552 at the end of 2013.

Additional Information Regarding 2013 Pension Benefits Table

Additional information regarding pension benefits is as follows:

Present Value of Accumulated Benefit

The 2013 Pension Benefits table includes a “Present Value of Accumulated Benefit.” This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program (described below). These are accrued amounts as of the end of 2013; none of these amounts have been paid to the NEOs. For any given year, there will be a change in the accumulated benefit. For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his Pension Program compensation has increased. The annual change in accumulated benefit is disclosed in the “Summary Compensation Table” in the “Change in Pension Value” column.

The Company recognizes these amounts as a future pension liability on its financial statements. The Company calculates these amounts using complex actuarial valuations and assumptions. These assumptions are described in Footnote 16 to the Company’s 2013 financial statements and in Management’s Discussion and Analysis under the caption “Critical Accounting Policies-Pension Benefits” in the 2013 Form 10-K and Annual Report. However, as required by SEC rules, the 2013 Pension Benefits table assumes that each NEO will retire at the earliest retirement age that would provide full (unreduced) benefits. The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the 2013 Pension Benefits table.

General Terms of the Praxair Pension Program

The Company has a pension program for all of its eligible U.S. employees (the “Pension Program”). The Company has an obligation to pay pension benefits according to formulas described below under “Benefits Calculations.” The Pension Program does not include the Company’s 401(k) Savings Plan, which is a “defined contribution plan.” The 401(k) Savings Plan is funded by employee and Company contributions but the Company does not promise any given retirement benefit. Instead, any retirement payments will depend on employee and Company contributions and the investment return on those contributions. As it applies to NEOs and certain other employees, the Pension Program has the following two parts:

1. The Praxair Pension Plan is intended to meet Federal tax law rules so that it will be considered a “tax-qualified defined benefit retirement plan” (the “Pension Plan”). Applicable laws require the Company to periodically set aside funds to meet its obligations under this plan. The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to NEOs and to certain other employees. Therefore, the Company maintains several “non-qualified” supplemental plans described in paragraph (2) below.

2. The Praxair Equalization Benefit and Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) are non-qualified deferred compensation plans under the Federal tax rules. Therefore, the Company does not set aside funds to meet these plan obligations. Instead, SRIP participants have only the Company’s promise to pay the amounts due following their termination of employment with the Company. The terms of the SRIP are largely identical to those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the Federal tax law limits described above, (ii) in order to comply with Federal tax law governing non-qualified deferred compensation plans, specifically, Section 409A of the Internal Revenue Code, benefits accrued under the SRIP are payable at different times and in different forms than those payable under the Pension Plan, and (iii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see footnote (3) to the 2013 Pension Benefits Table regarding the crediting of extra years of service for Mr. Angel and footnote (6) regarding a minimum retirement benefit under the Pension Program Account-Based Design for Mr. Breedlove and supplemental credits made to the SRIP on his behalf).

Benefits Calculations

The Company calculates Pension Program benefits using one of the following two basic designs:

Traditional Design

•

This benefit formula considers an employee’s final average pay and years of service with the Company. For this purpose, the employee’s “final average pay” is generally equal to the NEO’s highest three years of salary plus annual performance-based variable compensation out of his last ten years of service.

•

Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with the Company times the employee’s final average pay. This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by the Company’s subsidiaries or affiliates.

•

Unreduced pension benefits are generally payable from the Pension Plan in an annuity beginning upon the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with the Company, or (iii) when the sum of the employee’s age plus years of service with the Company equals at least 85. At 2013 year end, Mr. Sawyer was eligible for unreduced pension benefits, and he subsequently retired on February 28, 2014.

•

Employees may elect to retire and receive reduced early retirement benefits under the Pension Plan as early as age 50 with the completion of at least 10 years of service with the Company. In this case, the employee’s Pension benefits are reduced by 5% for each year by which his or her early retirement date precedes the earliest date on which he or she would have been eligible to commence an unreduced benefit. Mr. Menezes is currently eligible for this reduced early retirement benefit. Employees who terminate with a vested benefit can elect to receive a significantly reduced Pension Plan benefit upon attaining age 50.

•

Traditional Design benefits under the SRIP are generally payable in a lump sum following the employee’s separation from service with the Company, with the lump sum payment being actuarially equivalent to the employee’s accrued benefit under the SRIP determined using actuarial factors set forth in the Pension Plan and the SRIP.

•	Traditional Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

Account-Based Design

•

This is a “cash balance” pension design that applies to all eligible employees hired on or after May 1, 2002. The Company makes an annual notional “contribution” for each participant equal to 4% of eligible pay (salary plus annual variable compensation) and credits each participant’s account with interest annually based on the 30-year Treasury Bond rate in effect during the preceding October.

•

Benefits vest upon the employee’s completion of three years of service and are generally payable in an annuity form or, if elected by the participant, in a lump sum, beginning any time after the participant’s termination of employment. Account-based benefits under the SRIP are payable in a single lump sum following the employee’s separation from service and become immediately vested and payable upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

2013 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under the Company’s Compensation Deferral Program, and (ii) are Company contributions to the Compensation Deferral Program.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Stephen F. Angel	0	36,844	1,573,891	0	9,004,537
James S. Sawyer	0	13,903	120,913	0	694,224
Scott E. Telesz	0	15,075	6,996	0	43,336
Eduardo F. Menezes	0	10,031	8,343	0	49,784
James T. Breedlove	0	13,063	28,149	0	163,778

(1)  NEOs did not make any deferral elections with respect to compensation payable for 2013.

(2)  These amounts are Company contributions made in 2014 for the 2013 calendar year under the Compensation Deferral Program. These represent matching contributions that would have been made to the 401(k) Savings Plan on behalf of each NEO but for certain Federal tax law limits under that plan. These amounts are included in “All Other Compensation” in the “Summary Compensation Table” above.

(3)  All Company contributions to the Compensation Deferral Program are invested in a stock-unit equivalent account that tracks the value of the Company’s common stock. Amounts of eligible compensation that each NEO chose to defer are invested in (i) the Company common stock-unit account and/or (ii) a fixed income account. The earnings in this column are notional earnings based on the price of the Company’s common stock as of December 31, 2013 and/or the return on the fixed income fund. See the further explanation below under the caption “Additional Information Regarding Nonqualified Deferred Compensation Table.”

(4)  Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs earned in past years (not just in 2013) but chose to defer, (ii) Company contributions made to the Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2013.

Additional Information Regarding Nonqualified Deferred Compensation Table

The following summarizes the material terms of the Praxair, Inc. Compensation Deferral Program (“Compensation Deferral Program”):

Deferral Elections; Company Contributions

Eligible employees, including NEOs, may elect to defer receipt of all or some portion of their annual performance-based variable compensation payments and up to 50% (in 10% increments) of their base salaries. The Company promises to pay the deferred amount, plus amounts earned on deferral investments, upon the employee’s termination from the Company, or at some other future date specified by the employee. In addition, the Company makes a notional contribution to the Compensation Deferral Program on behalf of each NEO equal to the matching contributions that would have been made to the 401(k) Savings Plan on behalf of the NEO but for the application of certain Federal tax law limits under that plan.

The Company does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program. A participant’s right to receive a payment under the Compensation Deferral Program is no greater than the right of an unsecured general creditor of the Company.

Deferral Investments

Participants may invest their performance-based variable compensation deferrals and base salary deferrals into either (1) the Praxair stock-unit equivalent account whose value tracks the market value of Praxair common stock, including reinvestment of dividends into additional Praxair stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points. For 2013, this fixed rate was .6420%. All Company contributions are made into the Praxair stock-unit equivalent account. No preferential earnings are paid to participants, including NEOs.

Deferral Payouts

At the time he or she elects to defer the amounts, a participant elects to receive payment either upon termination or in a specified later year. Company contributions are paid out only upon retirement or termination of employment. If a change-in-control of the Company (as defined in the Compensation Deferral Program) occurs, all previously deferred amounts will be paid regardless of the participant’s previous election.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

If a NEO’s employment with the Company terminates, or a change-in-control of the Company occurs with subsequent involuntary termination, he may be entitled to receive certain payments and/or benefits from the Company. The table below shows the estimated payments and/or benefits in connection with the following events based upon the assumptions described below:

1.	Voluntary Termination, which includes a NEO’s voluntary resignation, before or after meeting specified age and service requirements, and Involuntary-for-Cause Termination, which includes the Company’s termination of the NEO’s employment for reasons such as violation of certain Company policies or for certain performance-related issues. For purposes of this section, the specified “age and service” requirements are generally satisfied if a NEO terminates employment with the Company other than for cause after either attaining age 65, attaining age 62 and completing at least 10 years of employment with the Company, or accumulating 85 points, where each year of the NEO’s age and each year of employment with the Company, count as one point.

2.	Involuntary Termination, which includes a termination other than for cause, but not including a termination related to a change-in-control of the Company. Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as described below.

3.	A Change-in-Control of the Company, as defined under the executive severance compensation agreements and under the terms of various plans and agreements described below. Generally, a “change-in-control” means, (1) any consolidation or merger in which the Company is not the continuing or surviving corporation; (2) the liquidation of the Company or the sale of all or substantially all of the assets of the Company; (3) an acquisition by a person or group of more than 20% of the Company’s outstanding shares; or (4) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change.

The Company has entered into executive severance compensation agreements related to a change-in-control of the Company (the “Severance Agreements”) with certain officers, including NEOs. The Severance Agreements for each NEO are identical, except that the Severance Agreement for Mr. Telesz, entered into in 2010, provides reduced benefits, as discussed below.

The Severance Agreements provide generally that if a NEO’s employment is terminated within two years after a change-in-control either by the Company without cause, or by the NEO for good reason (in both cases, as defined in the Severance Agreements), then he will be entitled to receive: (a) accrued salary, performance-based variable compensation, and benefits; (b) enhanced life, accident, health insurance and pension benefits; and (c) a lump sum severance payment equal to two times the sum of his annual salary and target performance-based variable compensation award (three times for executives who became officers of the Company prior to 2010). The Company will make these payments or they will be made through a grantor trust that the Company may adopt and the timing of such payments will be postponed to the extent required to comply with the requirements of Section 409A of the Internal Revenue Code. A Severance Agreement terminates if the executive’s employment with the Company is terminated by the executive or by the Company prior to a change-in-control or if the executive ceases to hold an officer level position with the Company prior to a change-in-control.

General Assumptions

Set forth below after the table are narrative descriptions of payments and/or benefits that would have been provided, if any, related to each employment termination event or a change-in-control as of December 31, 2013. Also discussed is the basis upon which the payments and/or benefits were calculated. Except as noted below, these amounts are the incremental or enhanced amounts that a NEO would have received that are greater than those that the Company would have provided to employees generally under the same circumstances. They are estimates only and are based on various assumptions discussed below. The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The table and the narrative discussion below assume that (i) each NEO’s employment terminated on December 31, 2013 due in turn to each termination event, including termination within two years after a change-in-control, as contemplated by the Severance Agreements; (ii) a change-in-control occurred on December 31, 2013 under the terms of various plans and agreements unrelated to the Severance Agreements, regardless of a termination of employment, and (iii) values related to outstanding stock awards reflect the market value of the Company’s common stock of $130.03 per share, which was the closing price on the NYSE as of December 31, 2013.

2013 Amounts Potentially Payable Upon Termination

Name	Termination Event	Severance Benefits ($)	Other Post- Termination Benefits ($)	Deferred Compensation Payout ($)	Performance- Based Variable Compensation Payments ($)	Equity Awards ($)	Retirement Benefit Enhancements ($)	Excise Tax Gross-up Payment/ Withholding ($)	Total for Each Termination Event ($)
Stephen F. Angel	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	25,487,686	17,716,000	0	43,203,686
	Change-in-Control	9,375,000	37,008	0	1,856,250	25,487,686	21,073,000	0	57,828,944
James S. Sawyer	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	6,080,218	0	0	6,080,218
	Change-in-Control	3,591,000	62,115	0	563,175	6,080,218	2,184,000	0	12,480,508
Scott E. Telesz	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	8,709,378	0	0	8,709,378
	Change-in-Control	2,072,000	50,166	0	473,025	8,709,378	87,000	0	11,391,569
Eduardo F. Menezes	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	4,808,348	0	0	4,808,348
	Change-in-Control	2,941,500	30,883	0	444,125	4,808,348	3,790,000	0	12,014,856
James T. Breedlove	Voluntary or Involuntary for Cause	0	12,240	0	0	0	0	0	12,240
	Involuntary	0	12,240	0	0	4,113,756	0	0	4,125,996
	Change-in-Control	2,808,000	24,119	0	413,000	4,113,756	121,000	0	7,479,875

Severance Benefits

Under the Company’s generally applicable Severance Plan, if employment terminates for certain reasons, employees are generally eligible for severance benefits of up to a maximum of 26 weeks of base pay, depending on their completed years of service. NEOs are eligible for such severance benefits which are determined in the same manner for all other eligible employees. Any other post-termination severance benefits for NEOs that would have been greater than those generally available to all employees are described below.

Change-in-Control.   Each NEO has a Severance Agreement with the Company as described above. These agreements provide a formula for determining the severance benefit due to NEOs for a termination of employment in connection with a change-in-control in lieu of benefits payable under the Company’s Severance Plan. Under the Severance Agreements, NEOs would have received the amounts shown in the table.

Other Post-Termination Benefits

The Company provides standard benefits that are generally available to all employees, including group health and dental insurance, group life insurance and long-term disability benefits. Any post-termination benefits for NEOs that would be greater than those generally available to all employees are described below.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination.   The Company currently provides retiree medical benefits to employees who meet certain requirements at the time of their termination. Except for Mr. Breedlove, NEO benefits under these termination circumstances are no greater than those provided to employees generally, therefore no amounts are reported in the above table. Mr. Breedlove would be entitled to receive enhanced retiree medical benefits pursuant to a contractual agreement between him and the Company. The table includes the value of these additional medical benefits.

Change-in-Control.   Under the Severance Agreements, NEOs are entitled to continued life, accident and health insurance for two years. If a NEO is re-employed and his new employer provides comparable or better medical coverage at no cost to the NEO, then the Company would not provide the continued coverage. If Mr. Breedlove’s employment is involuntarily terminated other than for cause in connection with a change-in-control, he would also be entitled to enhanced retiree medical benefits described in “Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination” above. The above table shows the estimated value of all of these benefits.

Deferred Compensation Payout

Each NEO’s accrued balance in his Compensation Deferral Program account is payable in accordance with his payout election, as described under the “Nonqualified Deferred Compensation” table above. Under the Compensation Deferral Program, the payout of deferred balances is accelerated upon a change-in-control. There is no value calculated for this acceleration as a NEO would simply receive his payment sooner than the time he had originally elected the payment of the amount of compensation already earned but deferred.

Annual Performance-Based Variable Compensation Payments

Annual performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the Board’s Compensation Committee. It is speculative whether the Compensation Committee would have made such awards for 2013 if a NEO’s employment terminated under the Voluntary Termination, Involuntary-for-Cause Termination, or the Involuntary Termination events on or before December 31, 2013. If the Compensation Committee had made such awards for 2013, it is also speculative how the amounts might have related to the amounts set forth in the “Grants of Plan-Based Awards” table in the “Estimated Possible Payouts Under Non-equity Incentive Plan Awards” columns. However, for a change-in-control, the Severance Agreements provide a formula for determining the accrued annual performance-based variable compensation payment due to a NEO. The amounts shown in the above table are based on the NEO’s target annual performance-based variable compensation award for 2013 (expressed as a percent of salary for that year) times current base salary.

Equity Awards

Each NEO has outstanding equity awards granted under the Existing 2009 Plan or prior equity plans. See the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables above, and the material terms of stock options, performance share units, and restricted stock unit grants described in the “Equity Awards” section of the CD&A. In certain termination events, or upon a change-in-control, there could be an acceleration of vesting of restricted stock units, performance share units and/or stock options. For purposes of this disclosure, values are attributed solely to this acceleration, as described below.

Voluntary Termination, or Involuntary-for-Cause Termination.   If a NEO voluntarily terminates his employment or the Company terminates his employment for cause, his unexercised stock options and unvested performance share and restricted stock unit awards will be immediately forfeited. However, if a NEO voluntarily terminates after the first anniversary of the grant date and satisfies the specified age and service requirements described above, his unvested stock options will continue to vest at the time set forth in the grant agreement, and any unvested performance share units will continue to vest in the ordinary course if the applicable performance criteria are satisfied. No acceleration of the exercisability of any stock option, or vesting of a restricted stock or performance share unit award, occurs and, therefore, no value is attributed to these awards under these termination events.

Involuntary Termination or Change-in-Control.   All stock option and performance share unit awards immediately vest upon a NEO’s death with performance share unit awards being paid out at target. If a NEO terminates employment by reason of disability, stock options continue to become vested at the times set forth in the grant agreement, and performance share unit awards are immediately paid out at target.

If the Company terminates a NEO’s employment other than for cause prior to the first anniversary of the grant, unvested stock option and performance share unit awards are immediately forfeited. If such termination occurs after the first anniversary of the grant date, stock options continue to become exercisable at the times set forth in the grant agreement and the performance share units will continue to vest in the ordinary course if the applicable performance criteria are satisfied.

Upon a change-in-control, if replacement awards are provided by the acquiring entity, no accelerated vesting would occur for stock options and for performance share unit awards granted after 2012. Regardless of whether replacement awards are granted, if following a change-in-control, a NEO’s employment terminates for any reason other than for cause (double trigger), accelerated vesting of all awards would occur. The table above reflects such acceleration.

As of December 31, 2013, Mr. Telesz is the only NEO with outstanding restricted stock unit awards. The 2010 restricted stock unit award made to Mr. Telesz in connection with his hiring will immediately vest in full only upon his termination of employment by reason of death or disability or in the event that a replacement award is not made to him in connection with a change-in-control. Mr. Telesz’s 2012 restricted stock unit award will immediately vest as to only 10,000 shares in the event his employment with the Company terminates prior to August 31, 2027 by reason of his death or disability, and as to only 5,000 shares in the event that his employment terminates by action of the Company other than for cause prior to such date. Further, if a replacement award of equal value is made to Mr. Telesz, the vesting of his 2012 restricted stock unit award will not accelerate upon a change-in-control.

To the extent that accelerated vesting occurs as described above, the option acceleration value shown in the above table is determined by the difference between the exercise price of the accelerated options and the per share price of the Company’s common stock times the number of the accelerated option shares. The acceleration values of the performance share unit and restricted stock unit awards is determined as the per share price of the Company’s common stock times the number of shares subject to the award (target number of shares for performance share units).

Retirement Benefit Enhancements

The Pension Program benefits for each NEO are discussed as part of the “2013 Pension Benefits” table. Except as discussed below, no enhanced benefits would be payable under the Pension Program that are not otherwise included in the 2013 Pension Benefits table.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination.   As shown in the above table, except for Mr. Angel, NEOs would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments. If Mr. Angel is terminated involuntarily other than for cause, he will be entitled to the additional 11.64 years of credit service as described under the caption “Change in Pension Value” after the “Summary Compensation Table” and in footnote (3) to the “2013 Pension Benefits” table. The amount shown in the above table is the value of such additional years of credit service that is not included in the 2013 Pension Benefits table values.

Change-in-Control.   The Severance Agreements do not provide for the crediting of years of service or similar enhanced benefits that would be payable under the Pension Program itself. Instead, the Severance Agreements provide for lump sum payments equal to the incremental value of three additional years of age and service credited under the Pension Program for NEOs participating in the Pension Program Traditional Design. Mr. Angel also would be entitled to the 11.64 additional years of service credit described under the caption “Change in Pension Value” after the “Summary Compensation Table” and in footnote (3) to the “2013 Pension Benefits” table above. For Messrs. Telesz and Breedlove, the Severance Agreements provide for a lump sum payment equal to 8% and 12%, respectively, of their pension eligible compensation (determined without reference to any applicable Internal Revenue Code limits) to duplicate 2 and 3 years, respectively, of Company contributions under the Pension Program Account-Based Design. The amounts shown in the table above reflect these lump sum payments and additional years of service credit for Mr. Angel.

No Excise Tax Gross-Up Payments

Under the Severance Agreements, the Company would not reimburse NEOs for any excise or other taxes they owed under Section 4999 of the Internal Revenue Code or otherwise due to their receipt of excess “parachute” payments. The total benefits payable to a NEO under the Severance Agreement in connection with a change-in-control will be reduced to the extent necessary to avoid the imposition of the Section 4999 excise tax where the effect of such reduction would be to place him in a better after-tax economic position than he would have been in had no such reduction been made.

DIRECTOR COMPENSATION

Director Compensation Program.   The Company paid the amounts reported in the 2013 Director Compensation table below pursuant to its director compensation program in effect for 2013. The Company does not pay any director who is a Company employee (Mr. Angel in 2013) for serving as a member of the Board of Directors or any committee of the Board of Directors. The Governance & Nominating Committee of the Board determines non-management director compensation consistent with the Directors’ Compensation principles set forth in the Corporate Governance Guidelines. The director compensation program in effect for 2013 is described below.

Cash Compensation.

•	A $100,000 annual retainer paid quarterly.

•

An additional $10,000 annual retainer paid quarterly to each chairman of a Board committee ($20,000 for the chairman of the Audit Committee, and $15,000 for the chairman of the Compensation Committee).

•	An additional $25,000 annual retainer paid quarterly to the Executive Session Presiding Director.

Equity Compensation.   Each active non-management director participates in the Existing 2009 Plan and will be eligible to participate in the Amended and Restated 2009 Plan if it is approved by shareholders at the Annual Meeting. The plan allows for grants of stock options, restricted stock, unrestricted stock, and restricted stock units or any combination thereof, as the Governance & Nominating Committee determines. The Committee may make an annual equity grant under the Existing 2009 Plan to each non-management director having a value up to an amount set by the Board. For 2013, the Board set this amount at $150,000.

The Governance & Nominating Committee selected restricted stock units as the sole form of equity for the 2013 grant. The restricted stock units are fully vested (non-forfeitable) after one-year from the date of grant, and will be forfeited if a director’s service on the Board terminates for any reason before the one year anniversary of the grant. Restricted stock units will be paid out as soon as practicable after the vesting date unless a director further defers the payout. The number of restricted stock units granted so as to deliver the $150,000 value as of the April 23, 2013 grant date was based upon the average of the closing prices of the Company’s stock for the 200 trading days prior to April 1, 2013. Because the closing price of the Company’s stock on April 23, 2013 was higher than this 200-day average, the full grant date fair market value of the restricted stock units granted on April 23, 2013 and reported in the 2013 Director Compensation Table below was $151,810.

Fees Deferral Plan.   Under the Directors’ Fees Deferral Plan, non-management directors may, before the beginning of a calendar year, elect to defer to a later date payment of some or all of the cash fees that may be earned in the upcoming year. A director may fix this deferred payment date when making a deferral election. A director also chooses whether the deferred fees will earn amounts based upon a “Cash Account,” or a “Stock Unit Account.” The Cash Account earns interest at the prime rate, while the value of the Stock Unit Account tracks the market price of the Company’s common stock. Stock Unit Accounts are also credited with additional stock units whenever dividends are paid on the Company’s common stock. Dividends are credited at the same rate as they are paid to all shareholders. Stock units provide directors the economic equivalent of owning the Company’s stock, except that the units may not be transferred or sold and they do not provide any voting or other shareholder rights. The “Cash Account” is paid to the director in cash on the designated payment date. The “Stock Unit Account” is paid in shares of Company common stock upon his or her termination of service as a director or the attainment of an age specified by the director not to exceed age 75.

Expenses.   The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board and committee meetings, the Annual Meeting and other Company business-related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft. From time to time, the Company may reimburse a director’s expenses for his/her participation in third party-supplied continuing education related to the director’s board or committee service.

The table below shows (i) the fees that the Company’s non-management directors earned in 2013, (ii) the value of restricted stock units granted in 2013, and (iii) other amounts disclosed as “All Other Compensation.”

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation ($)(5)	Total ($)
Oscar Bernardes	100,000	151,810	0	0	0	0	251,810
Bret K. Clayton	100,000	151,810	0	0	0	2,500	254,310
Nance K. Dicciani	100,000	151,810	0	0	0	15,000	266,810
Edward G. Galante	115,000	151,810	0	0	0	15,000	281,810
Claire W. Gargalli	100,000	151,810	0	0	0	15,000	266,810
Ira D. Hall	120,000	151,810	0	0	0	11,250	283,060
Raymond W. LeBoeuf	100,000	151,810	0	0	0	15,000	266,810
Larry D. McVay	110,000	151,810	0	0	0	15,000	276,810
Wayne T. Smith	100,000	151,810	0	0	0	10,000	261,810
Robert L. Wood	135,000	151,810	0	0	0	0	286,810

(1)   Certain non-management directors elected to defer some or all of their cash retainers earned in 2013 pursuant to the Directors’ Fees Deferral Plan described above. Any deferred amounts are included in this column.

(2)   Full grant date fair value of restricted stock units granted to each director on April 23, 2013 as determined under accounting standards related to shared-based compensation.

(3)   At December 31, 2013, the non-management directors had the following outstanding stock option awards: Oscar Bernardes 0 shares; Bret K. Clayton 0 shares; Nance K. Dicciani, 6,146 shares; Edward G. Galante, 9,025 shares; Claire W. Gargalli, 27,930 shares; Ira D. Hall, 0 shares; Raymond W. LeBoeuf, 22,655 shares; Larry D. McVay 0 shares; Wayne T. Smith, 5,419 shares; and Robert L. Wood, 22,655 shares.

(4)   Some non-management directors defer cash fees pursuant to the Directors’ Fees Deferral Plan and/or have balances from previous deferrals. As none of the earnings on these deferred amounts is above-market or otherwise preferential, no amounts are included in this column.

(5)   Amounts in this column do not represent compensation paid to the directors. These amounts are the Company’s 2013 matching contributions for the director’s eligible charitable donations. SEC rules require disclosure of these amounts in this table. In 2013, Praxair Foundation matched personal donations to eligible charitable institutions up to a $15,000 maximum per year per donor. This matching gift program is available to Company employees and non-management directors on the same basis.

MISCELLANEOUS

Shareholder Proposals for the 2015 Annual Meeting

In order to be included in Praxair’s proxy statement and form of proxy, proposals of shareholders intended to be presented at Praxair’s 2015 annual meeting of shareholders must be received in writing at Praxair’s principal executive offices by November 14, 2014. Otherwise, in order for a shareholder to bring other business before that shareholder meeting, Praxair’s Certificate of Incorporation requires that proper written notice be received by Praxair on or before February 21, 2015. Shareholder proposals or related written notices must be delivered by mail addressed to the Corporate Secretary, Praxair, Inc., 39 Old Ridgebury Road, M-1, Danbury, CT 06810-5113.

Annual Reports

Shareholders of record on February 28, 2014 should have received either (1) a notice that Praxair’s 2013 Form 10-K and Annual Report is available on the Internet or (2) a printed copy of both this Proxy Statement and the 2013 Form 10-K and Annual Report. If you have received a printed copy of this Proxy Statement without the 2013 Form 10-K and Annual Report, please contact Investor Relations at the address below and a copy will be sent to you.

A COPY OF PRAXAIR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013 IS AVAILABLE TO EACH HOLDER OR BENEFICIAL OWNER OF PRAXAIR’S COMMON STOCK AS OF FEBRUARY 28, 2014. THIS REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, PRAXAIR, INC., 39 OLD RIDGEBURY ROAD, M-2, DANBURY, CT 06810-5113, OR CALL AT (203) 837-2210.

Cost of Proxy Solicitation

The entire cost of soliciting proxies will be borne by Praxair including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Praxair’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings. Praxair also has engaged Morrow & Co., LLC to assist in the solicitation of proxies from shareholders at a fee of $8,000 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Praxair without additional compensation, as well as by employees of Morrow & Co., LLC.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel & Secretary

March 12, 2014

YOU ARE URGED TO PROMPTLY COMPLETE AND SUBMIT YOUR PROXY

APPENDIX 1

THE PROPOSED

AMENDED AND RESTATED 2009

PRAXAIR, INC. LONG TERM INCENTIVE PLAN

(THE “AMENDED AND RESTATED 2009 PLAN”)

Overview

The primary objective of the Company’s compensation program is to incent and reward executives, managers and professionals for effectively building shareholder value. Equity awards meet this objective by aligning employee and shareholder interests through share ownership. The awards provide value for continued medium and long term growth and are critical to attracting and retaining leaders who are vital to the Company’s sustained financial success.

The Existing 2009 Plan permits awards to employees and non-employee directors and provides incentives globally to roughly 2,000 participants per year. If approved by shareholders, the Amended and Restated 2009 Plan would be the only plan available for such future grants, while long term incentives previously granted under the Existing 2009 Plan would remain outstanding in accordance with their terms.

The Existing 2009 Plan has a burn rate that has remained under 1% annually. The Amended and Restated 2009 Plan provides for additional available shares for future awards that would allow the Company to extend its annual equity award grants for approximately four more years, assuming a similar burn rate as under the Existing 2009 Plan. The Existing 2009 Plan allows a maximum of 12 million shares for equity awards, of which 4 million can be awarded as “full value” share awards. The proposed Amended and Restated 2009 Plan would allow a maximum of 8 million shares for equity awards, of which no more than 2.6 million could be granted as “full value” share awards.

In addition, Section 162 (m) of the Internal Revenue Code (the “Code”) generally limits the Company’s tax deductions with respect to compensation in excess of $1 million per year paid to our CEO and the three other most highly compensated executive officers (other than our CFO), subject to certain restrictions. Like the Existing 2009 Plan, the Amended and Restated 2009 Plan is intended to allow for awards that satisfy the “qualified performance-based compensation” exception under Section 162(m) in the case of stock options, stock appreciation rights (“SARs”), performance share units and other stock-based awards that are subject to the attainment of performance goals, and, if approved, will permit the Compensation Committee to continue to designate an award as intended to qualify for this exception.

Burn Rate and Overhang

The Compensation Committee focuses closely on “burn rate” and “overhang.” “Burn rate” is defined as the number of equity award shares granted to plan participants in a given year divided by total common shares outstanding for that year. “Overhang” is defined as the number of outstanding options and other unvested equity award shares divided by total common shares outstanding. Each of these metrics is reviewed annually by the Compensation Committee during its consideration of the annual equity award cycle.

The burn rate measures the speed with which the shares authorized under a plan are used and indicates the potential dilutive effect of annual equity grants. For the past four years, the Company’s burn rate has been consistently between 0.6% and 0.7% of common stock outstanding. Assuming similar annual award granting practices, the anticipated burn rate for the Amended and Restated 2009 Plan would remain at this level.

1-1

Overhang measures the potential dilutive effect of shares subject to existing outstanding equity awards and shares available for future awards. The anticipated overhang, including shares authorized under the Amended and Restated 2009 Plan, would represent approximately 6.4% of common stock outstanding based upon the equity awards and common shares outstanding at December 31, 2013 as reported in the Company’s Form 10-K and Annual Report.

We believe that the Company’s burn rate and overhang (with or without including the shares requested under the Amended and Restated 2009 Plan) are reasonable and reflect a judicious use of equity for compensation purposes.

Amended and Restated 2009 Plan Highlights and Best Practices

•	Exercise price of stock options and stock appreciation rights must be at least 100% of the fair market value of the Company’s common stock on the date of grant

•	“Double-trigger” change-in-control provisions for equity grants to officers

•	Repricing or exchanges of stock options or SARs is not permitted without shareholder approval

•	Cash buyouts of stock options and SARs is expressly prohibited

•	No “evergreen” provisions that would automatically increase shares available for grant

•	No automatic grants to any participant

•	Only shares associated with expired, forfeited, terminated, cancelled or surrendered awards that have not been exercised or settled, or can be paid in cash, will be available again for grant

•	Any dividend or dividend equivalents that may accrue under restricted stock, performance units, or other stock-based awards are payable only if the grant itself vests and becomes payable

•	Pledging and hedging of awards is prohibited

•	Only downward discretionary adjustments may be made to performance-based awards that are intended to comply with Section 162(m) of the Code

•

Shareholders must approve material changes to the plan including: an increase in number of plan shares; an increase in the maximum shares that could be issued to a single participant; reductions in minimum vesting, restriction or performance periods; and a change in the class of individuals eligible to participate in the plan

•	Awards are subject to forfeiture and clawback upon certain specified events

•	Does not allow for grants to consultants, contractors or others who are not employees or Directors

•	An annual monetary award value limit is specified for Director awards

•	No award made to a Director may be subject to or conditioned upon the attainment of any performance goal

1-2

Summary Description of Material Terms of the Amended and Restated 2009 Plan

The principal features of the Amended and Restated 2009 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended and Restated 2009 Plan, which is set forth below as part of this Appendix 1. Definitions for terms that are capitalized can be found in the attached full text of the plan.

In General. The Amended and Restated 2009 Plan allows the Company to grant stock options and stock appreciation rights (“SARs”), and to make restricted stock or restricted stock unit grants, performance unit grants, and other stock-based grants to officers and other employees of the Company and its subsidiaries. Directors will also be eligible to receive these grants except for performance vesting grants.

Administration. The Amended and Restated 2009 Plan will be administered by the Committee. References to the “Committee” mean: (1) the Compensation Committee, with respect to employees of the Company and its subsidiaries, and (2) the Governance and Nominating Committee, with respect to Directors.

The Committee will have the authority:

•	to select the individuals who will participate in the plan

•	to grant options, SARs, restricted stock, restricted stock units, performance units (only to employees), and other stock-based awards

•	to interpret all provisions and to prescribe the form of notices or agreements evidencing awards

•	to amend and rescind rules and regulations pertaining to the administration of the plan

•	to make all other determinations necessary or advisable for the administration of the plan, including revising the terms as they apply to non-U.S. employees or Directors to comply with local law

•	to delegate its authority to administer the plan to any of its members or to any officer(s) of the Company or other individual

•

except with respect to awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934, to delegate to any officer of the Company the ability to select the employee recipients of awards and to determine the size of any such award

Eligibility. Any employee of the Company or any of its subsidiaries selected by the Committee and any non-employee Director selected by the Committee is eligible to receive awards under the Amended and Restated 2009 Plan; provided, however, that no Award made to a Director shall be subject to or conditioned upon the attainment of any performance goal.

Shares Subject to the Amended and Restated 2009 Plan. A total of 8 million shares of Common Stock may be issued under the Amended and Restated 2009 Plan, all of which may be granted to employees as incentive stock options (“ISOs”). Also, of the 8 million authorized shares, a maximum of 2.6 million shares may be granted as full value awards (all awards other than stock options or SARs).

Annual Award limits per Participant:

•	Stock Options and/or SARs: 2,000,000 shares

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•	Performance Based Awards: 300,000 shares (if intended to comply as exempt from the deduction limits of Section 162(m) of the Code)

•	Director Awards: $750,000 aggregate to any Director, based upon fair market value at grant date

Shares from awards that expire according to their terms or shares from awards that are forfeited, terminated, canceled or surrendered or are settled, or can be paid, only in cash will be available for issuance pursuant to a new award. Shares that cannot become available for grant are:

•	shares subject to a stock option that is canceled upon the exercise of a tandem SAR,

•	shares subject to awards that are surrendered in payment of the exercise price of a stock option or in payment of taxes associated with such awards,

•	any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon the exercise thereof, or

•	shares repurchased by the Company using Option proceeds

Shares subject to awards assumed, converted or substituted as a result of the Company’s acquisition of another company will not count against the shares that are authorized for issuance under the Amended and Restated 2009 Plan. Available shares under a stockholder approved plan of an acquired company may be used for Awards under the Amended and Restated 2009 Plan and do not reduce the shares authorized.

Adjustments. The maximum numbers of shares available for issuance in total, and for each type of award, is subject to appropriate adjustments to reflect certain events, such as a stock dividend, stock split, reorganization, recapitalization, merger, consolidation or other business combination. The terms of then outstanding awards and the limitations on individual grants also will be adjusted as the Committee determines is appropriate to reflect such changes.

Term, Amendment and Termination. The Amended and Restated 2009 Plan will remain in effect until April 22, 2024, unless sooner terminated by the Board. Termination will not affect awards then outstanding. The Board may terminate or amend the Amended and Restated 2009 Plan at any time without shareholder approval, unless such approval is necessary to comply with applicable laws and regulations, including the Exchange Act, the Code, the rules and regulations of the NYSE or other applicable law. In any event, shareholder approval will be required to, among other things, amend the Amended and Restated 2009 Plan to (a) increase the maximum number of shares which may be issued; (b) increase any limitation on the number of shares that may be issued, or the aggregate value of Awards that may be made in respect of any Award type to any single Participant; (c) reduce the exercise price for outstanding options and SARs (or other similar actions); (d) reduce the minimum permissible exercise price for options and SAR awards; (e) change the performance measures available for use in awards intended to qualify as performance-based compensation under Section 162(m) of the Code; or (f) change the class of individuals eligible to receive awards, or reduce the minimum vesting period, restriction period or performance period.

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Awards

Except upon a Change in Control and in certain other limited situations, including the Participant’s death or disability, the following outlines the material terms of equity awards that may be granted.

Type*	Recipient	Time Vesting	Performance Vesting	Dividends
Options/SARs	Employee	May partial vest after 1 year; minimum 3 years full vesting; 10 year maximum term	Minimum 1 year performance period; 10 year term maximum	None
	Director		Not allowed

Restricted Stock & Restricted Stock Units	Employee	Minimum of 3 years for full vesting with partial lapse over 3 year period	Minimum 1 year performance period	Dividend equivalents can be granted and accrue during restriction period; payable only if underlying award vests and becomes payable
	Director	If less than 3 years in full, no more than 130,000 shares in aggregate	Not allowed
Performance Units	Employee	No minimum applies	Minimum 1 year performance period	Dividend equivalents can be accrued; payable only if underlying award vests and becomes payable
	Director		Not allowed

*	Other Stock-Based Awards not otherwise described are allowed; however, directors may not receive performance vesting awards.

Options & SARs. An Option entitles the Participant to purchase Common Stock from the Company at the option exercise price and upon such other terms and conditions that the Committee may specify. SARs generally entitle the Participant to receive, as to each share of Common Stock subject to the SAR, the excess of the fair market value of a share of Common Stock on the exercise date over the exercise price of the SAR.

Options granted may be ISOs (for employees only) or nonqualified stock options. The exercise price of a stock option or SAR will be fixed by the Committee at the time the option/SAR is granted, but the price cannot be less than the per share fair market value of Common Stock on the date of grant, except with respect to awards assumed as a result of the Company’s acquisition of another company. Awards of ISOs may also be subject to other restrictions to the extent necessary to comply with the applicable provisions of the Code.

The Committee may determine that a SAR shall be automatically exercised on one or more specified dates. The amount payable upon the exercise of a SAR may, in the Committee’s discretion, be settled in cash, Common Stock, or a combination of cash and Common Stock or any other manner approved by the Compensation Committee.

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Restricted Stock and Restricted Stock Units. During the restriction period, the Participant is not entitled to delivery of the shares or units, restrictions are placed on the transferability of the shares or units, and all or a portion of the shares or units will be forfeited if the Participant terminates employment or a Director terminates service as a Director for reasons other than as approved by the Committee. Upon expiration of the applicable restriction period, restricted stock and restricted stock units shall be settled in cash, Common Stock, or a combination of cash and Common Stock or any other manner approved by the Committee.

Performance Units. Employees may be granted performance units representing the contingent right to receive payment based upon the attainment of one of more pre-established performance goals during a specified performance period as determined by the Compensation Committee. Directors may not receive performance units. Upon expiration of the applicable performance period and the attainment of the applicable performance goal(s), performance units shall be settled in cash, Common Stock, or a combination of cash and Common Stock or any other manner approved by the Committee.

Other Stock-Based Awards. The Amended and Restated 2009 Plan also allows the Committee to make other stock-based awards to Participants on such terms and conditions as the Committee prescribes. To the extent that any other stock-based awards are granted, they may, in the Committee’s discretion, be settled in cash or Common Stock.

Transferability. Awards under the Amended and Restated 2009 Plan will not be transferable, assignable, alienable or pledgable, other than by will or the laws of descent and distribution; except that the Committee may permit the transfer of (a) specific non-qualified stock option and SAR grants by gift to the Participant’s spouse, children or grandchildren, or to a trust or partnership for the benefit of any one or more of them, or (b) any grant or award pursuant to a domestic relations order.

Performance Objectives. The Committee may prescribe that, for grants to employees only (1) an option or SAR is exercisable, (2) an award of restricted stock or restricted stock units is vested or transferable or both, (3) that performance units are earned, or (4) that payment under any other stock-based award is earned, only upon the attainment of certain performance objectives.

The performance measure for an award intended to qualify for the performance-based exception to Code Section 162(m) may be based on any of the following criteria, alone or in combination, as the Compensation Committee deems appropriate:

•	Net earnings or net income (before or after taxes)

•	Earnings per share (basic or diluted)

•	Net sales

•	Revenue growth

•	Operating profit

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenues)

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment)

•	Earnings before or after taxes, interest, depreciation, and/or amortization

•	Gross or operating margins

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•	Productivity ratios

•	Share price (including, but not limited to, growth measures and total shareholder return)

•	Expense targets

•	Margins

•	Operating efficiency

•	Market share

•	Working capital targets

•	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital)

•	Objective safety measures

Performance goals based on these performance measures may be established on a corporate-wide basis or with respect to and in combination with one or more business units, divisions, subsidiaries or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. At the same time as the performance goals are established, the Committee will prescribe a formula to determine the amount payable under the award based upon the level of attainment of the performance goals. The Committee may eliminate or decrease (but not increase) the amount of any award intended to qualify for the performance-based exception to Code Section 162(m).

The Company expects that all stock options and SARs paid, and certain grants of restricted stock, restricted stock units, performance share units and other stock-based grants made to Employees, will be deductible as performance-based compensation not subject to the $1 million limitation on deductibility as prescribed in Section 162(m) of the Code.

The Committee may establish other performance measures for any award to Employees that is not intended to qualify as performance-based compensation under Code Section 162(m) and such measures shall be set forth in the applicable award agreement.

Deferrals. The Committee may require the deferral of the payment of any Award, or permit Participants to defer their receipt of payment, for such period or periods and on such terms and conditions as the Committee may specify.

Change in Control-Double Trigger Treatment for Officers. The Committee may specify in the applicable Award Agreement the effect, if any, of a Change in Control on any award held by a Participant, including the adjustment or other treatment of any performance goals. However, an Award made to a Participant who is at the time an Officer shall specify that if (i) a Change in Control occurs and (ii) within two years thereafter (or such other period of time following the Change in Control specified in the applicable Award Agreement), the Officer’s employment with the Company (or an applicable Subsidiary) or any successor thereto is terminated without “cause” (as defined in the Award Agreement) or if the Officer terminates employment for “good reason” (as defined in the Award Agreement), then the Award will become partially or fully vested and, as applicable, exercisable as of the date of such termination of employment.

Notwithstanding the foregoing, in connection with a Change in Control, the Committee has the discretion to cancel and terminate all outstanding Awards, whether or not exercisable, in exchange for a payment in cash and/or shares of stock equal in value to the difference, if any, between the consideration received by the Company’s shareholders in respect of a Share in connection with the

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Change in Control transaction and the purchase price per share, if any, under the Award, multiplied by the number of Shares subject to such Award.

Forfeiture and Clawback of Awards. The Committee may specify that a Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but are not limited to, the Participant’s fraud resulting in the restatement of the Company’s published earnings, and termination of an Employee’s employment or a Director’s service as a director for cause.

Right of Offset. The Company has the right to offset against its obligation to deliver shares of Common Stock (or cash or other property) under the Amended and Restated 2009 Plan or any award agreement, any outstanding amounts the Participant then owes to the Company. The Company’s right of offset is subject to the constraints of Section 409A of the Code.

Federal Income Tax Consequences

The following is a brief description of the current federal income tax treatment generally arising with respect to awards under the Amended and Restated 2009 Plan for participants subject to taxation in the United States. This summary is not intended to constitute tax advice, is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Grant of Options and SARs. An optionee will not recognize any taxable income at the time an option or SAR is granted and the Company will not be entitled to a federal income tax deduction at that time.

Exercise of ISOs. No ordinary income will be recognized by the holder of an ISO at the time of exercise. The excess of the fair market value of the shares of Common Stock at the time of exercise over the aggregate option exercise price will be an adjustment to alternative minimum taxable income for purposes of the Federal “alternative minimum tax” at the date of exercise. If the optionee holds the shares of Common Stock purchased for two years after the date the ISO was granted and one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long term capital gain or loss, as the case may be, and the Company will not be entitled to a Federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other “disqualifying disposition” within two years after the date of grant or within one year after the date of exercise, the optionee will realize taxable ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the shares of Common Stock purchased at the time of exercise over the aggregate option exercise price and (b) the excess of the amount realized upon disposition of such shares over the option exercise price. The Company will be entitled to a Federal income tax deduction equal to that amount.

Exercise of Nonqualified Stock Options. Taxable ordinary income will be recognized by the holder of a non-qualified stock option at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock purchased at the time of such exercise over the aggregate option exercise price. The Company will be entitled to a Federal income tax deduction equal to that amount. On a subsequent sale of the shares, the optionee will generally recognize a taxable capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of sale. The capital gain or loss will be short term or long term depending on the period of time the shares are held by the optionee following exercise.

Exercise of SARs. Upon the exercise of a SAR, the holder will realize taxable ordinary income on the amount of cash received and/or the then current fair market value of the shares of Common Stock acquired and the Company will be entitled to a Federal income tax deduction equal to that amount. The

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holder’s basis in any shares of Common Stock acquired will be equal to the amount of ordinary income upon which he or she was taxed. Upon any subsequent disposition, any gain or loss realized will be a capital gain or loss.

Restricted Stock. A Participant receiving a grant of restricted stock will not recognize income, and the Company will not be allowed a deduction, when restricted shares of Common Stock are granted, unless the Participant makes the election described below. When the restrictions on the shares of Common Stock are removed or lapse or are fully satisfied, the excess of fair market value of such shares on the date the restrictions are removed or lapse over the amount paid by the Participant for the shares, if any, will be ordinary income to the Participant. The Company will be entitled to a Federal income tax deduction equal to that amount (subject to the limitations of Code Section 162(m) with respect to any award which does not qualify as performance-based compensation). Upon disposition of the shares of Common Stock, the gain or loss recognized by the Participant will be treated as a capital gain or loss. The capital gain or loss will be short term or long term depending upon the period of time the shares are held by the Participant following the removal or lapse of the restrictions.

If a Section 83(b) election is filed by the Participant with the Internal Revenue Service within 30 days after the date of grant, then the Participant will recognize ordinary income and the holding period will commence as of the date of grant. The amount of ordinary income recognized by the Participant will equal the excess of the fair market value of the shares as of the date of grant over the amount, if any, paid by the Participant for the shares of Common Stock. The Company will be entitled to a deduction in a like amount (subject to the limitations of Code Section 162(m) with respect to any award which does not qualify as performance-based compensation). If such election is made and a Participant thereafter forfeits the restricted shares of Common Stock, no refund or deduction will be allowed for the amount previously included in such Participant’s income.

Restricted Stock Units, Performance Units and Other Stock-Based Awards. A Participant receiving an award of restricted stock units, performance units, or other stock-based awards will not recognize income, and the Company will not be allowed a deduction, at the time the award is made. When a Participant receives payment in settlement of such award, the amount of cash and the fair market value of the shares of Common Stock received will be ordinary income to the Participant and the Company will be entitled to a Federal income tax deduction equal to that amount (subject to the limitations of Code Section 162(m) with respect to any award which does not qualify as performance-based compensation).

Withholding Taxes. No withholding taxes are payable in connection with the grant of any stock option or SAR or the exercise of an ISO. However, withholding taxes must be paid at the time of exercise of any non-qualified stock option or SAR. Withholding taxes must also be paid in respect of any restricted stock when the restrictions thereon lapse. In respect of all other awards, withholding taxes must be paid whenever the Participant recognizes income for tax purposes.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a Federal income tax deduction from compensation in excess of $1 million per year per person paid to its “covered employees,” subject to certain exceptions. The Amended and Restated 2009 Plan is intended to permit the issuance of awards that satisfy the “qualified performance-based compensation” exception under Section 162(m) in the case of stock options, SARs and other stock-based awards that are subject to the attainment of performance goals.

Section 409A. The terms of the Amended and Restated 2009 Plan and each award granted under it are intended to comply with Section 409A of the Code, which imposes restrictions on nonqualified deferred compensation arrangements.

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Equity Compensation Plans Information

The table below provides information as of December 31, 2013 (as updated in the table footnotes) about Common Stock that may be issued upon the exercise of options, warrants and rights granted to employees or Directors under present and former equity compensation plans, including the Existing 2009 Plan.

The Compensation Committee has approved awards under the Existing 2009 Plan to employees aggregating 9,585,332 shares since the Existing 2009 Plan was adopted in April 2009; and the Governance and Nominating Committee has approved awards under the Existing 2009 Plan to Directors aggregating 41,805 shares since the Existing 2009 Plan was amended in April 2011 to allow Directors to participate. However, the Company is not able to estimate the number of individuals that the Compensation Committee and the and Nominating Governance Committee will select in the future to participate in the Amended and Restated 2009 Plan or the type or size of awards that the Committee will approve. Therefore, the benefits to be allocated to any individual or to various groups of individuals are not presently determinable.

EQUITY COMPENSATION PLANS TABLE

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted-average exercise price of outstanding options, warrants and rights(b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by shareholders	12,364,255	(1)	$73.49		4,543,979
Equity compensation plans not approved by shareholders	0		$0		0

Total	12,364,255	(2)	$73.49	(3)	4,543,979	(4)

(1)	This amount includes 336,969 restricted shares and 866,690 performance shares. Up to an additional 586,510 performance shares could be issued if performance goals are achieved at the maximum specified targets. See Note 15 to the Company’s consolidated financial statements in the 2013 Form 10-K and Annual Report.
(2)	As of February 28, 2014, this amount was 13,007,876, reflecting equity grants of 1,647,762 shares, net of option exercises, restricted stock unit and performance share unit vestings, and equity grant terminations that have occurred since December 31, 2013. The 13,007,876 includes 330,450 restricted shares and 857,055 performance shares. Up to an additional 721,358 performance shares could be issued if performance goals are achieved at the maximum specified targets.
(3)	As of February 28, 2014, the weighted-average exercise price was $79.72.
(4)	As of February 28, 2014, 2,848,605 shares of Common Stock remain available to be awarded, after taking into account equity grants of 1,647,762 shares, net of equity grant terminations that have occurred since December 31, 2013. Up to an additional 721,358 performance shares could be issued if performance goals are achieved at the maximum specified targets.

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The full text of the Proposed Amended and Restated 2009 Plan is as follows:

Amended and Restated

2009 Praxair, Inc.

Long Term Incentive Plan

Effective April 22, 2014

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Article 1.	Establishment, Purpose, and Duration
Article 2.	Definitions
Article 3.	Administration
Article 4.	Shares Subject to this Plan and Maximum Awards
Article 5.	Eligibility and Participation
Article 6.	Stock Options
Article 7.	Stock Appreciation Rights
Article 8.	Restricted Stock Grants
Article 9.	Performance Units
Article 10.	Other Stock-Based Awards
Article 11.	Transferability of Awards
Article 12.	Performance Measures
Article 13.	Dividend Equivalents
Article 14.	Termination of Employment or Service as a Director
Article 15.	Rights of Participants
Article 16.	Change in Control
Article 17.	Amendment, Modification, Suspension, and Termination
Article 18.	Tax Withholding; No Liability with Respect to Tax Qualification or Adverse Tax Treatment
Article 19.	Successors
Article 20.	General Provisions

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Amended and Restated

2009 Praxair, Inc.

Long Term Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment. Praxair, Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby amends and restates its 2009 Praxair, Inc. Long Term Incentive Plan (the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan, hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock, Restricted Stock Units, Performance Units, and Other Stock-Based Awards.

This Plan was originally adopted by the Board on February 24, 2009, became effective upon shareholder approval on April 28, 2009 and was subsequently amended, effective as of April 27, 2010, January 25, 2011 and October 23, 2012. This amendment and restatement of the Plan was adopted by the Board on January 28, 2014 and shall become effective upon shareholder approval on April 22, 2014 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees develop personal involvement in the financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract and retain able Employees and to provide a means whereby those individuals can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. This Plan also provides a means of compensating Directors in the form of equity as a complement to other elements of the Directors’ overall compensation program and to align their interests with those of the Company’s shareholders.

1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate April 22, 2024. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1	“Acquisition Awards” has the meaning set forth in Section 4.2.

2.2	“Administrator” has the meaning set forth in Section 3.4.

2.3	“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

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2.4	“Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6	“Board” means the Board of Directors of the Company.

2.7	“Change in Control” means the occurrence of any one of the following events with respect to the Company:

(a)	individuals who, on January 1, 2014, constitute the Board (the “Incumbent Directors”) cease, for any reason, to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2014, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company proxy statement in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed an Incumbent Director;

(b)	any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Praxair Voting Securities”); provided, however, that the event described in this Subsection 2.7(b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries; (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; or (D) pursuant to a Non-Qualifying Transaction (as defined in Subsection 2.7(c));

(c)

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Praxair Voting Securities that were outstanding immediately prior to such Business

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Combination (or, if applicable, shares into which such Praxair Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Praxair Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the Beneficial Owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale or disposition of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent an Award is subject to Code Section 409A, the Committee shall have the discretion to define Change in Control for such Award in a manner which complies with such Code Section.

2.8	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.9	“Committee” means, with respect to Awards granted to (a) Employees, the Compensation and Management Development Committee of the Board, and (b) Directors, the Governance and Nominating Committee of the Board, and in each case, any other committee designated by the Board to administer this Plan with respect to Employee or Director Awards. The Committee shall consist of not less than two directors. However, if a member of the Committee is not an “outside director” within the meaning of Code Section 162(m) or is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, the Committee may, from time to time, delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Compensation and Management Development Committee’s delegation, or the Governance and Nominating Committee’s delegation, as the case may be. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, other than any actions required to be carried out by a committee of at least two “outside directors” or “non-employee directors”.

2.10	“Company” means Praxair, Inc., a Delaware corporation, and any successor thereto as provided in Article 18 herein.

2.11

“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (a) ninety (90) days after the

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beginning of the Performance Period, or (b) the period prior to the date twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.12	“Director” means any director of the Company who is not an Employee.

2.13	“Effective Date” has the meaning set forth in Section 1.1.

2.14	“Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company or its Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or its Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or its Subsidiary during such period.

2.15	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16	“Fair Market Value” or “FMV” means, in respect of any date on or as of which a determination thereof is being or to be made, the closing market price of a Share reported on the New York Stock Exchange Composite Transactions tape on such date, or, if no Shares were traded on such date, on the next preceding day on which sales of Shares were reported on the New York Stock Exchange Composite Transactions tape.

2.17	“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.18	“Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.19	“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.20	“Insider” shall mean an individual who is, on the relevant date, an executive officer of the Company or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.21	“Market Price” means, in respect of any date on or as of which a determination thereof is being or to be made, the average of the high and low prices of a Share reported on the New York Stock Exchange Composite Transactions tape on such date, or, if no Shares were traded on such date, on the next preceding day on which sales of Shares were reported on the New York Stock Exchange Composite Transactions tape.

2.22	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

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2.23	“Officer” means an Employee who is either (a) an “executive officer” (within the meaning of Rule 3b-7 of the Exchange Act), or (b) an “officer” elected by the Board and holding a position with a Company salary level of 18 or higher (or the future equivalent thereof).

2.24	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.25	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.26	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.27	“Participant” means any Employee or a Director to whom an Award is granted.

2.28	“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Any Award granted hereunder that is intended to be Performance-Based Compensation within the meaning of Code Section 162(m) shall be subject to the terms and provisions of this Plan and not the Praxair, Inc. Plan for Determining Performance-Based Awards Under Section 162(m).

2.29	“Performance Goal” means, with respect to any applicable Award to an Employee, the one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures during the specified Performance Period, as set forth in the related Award Agreement.

2.30	“Performance Measures” means: (a) with respect to any Award to an Employee intended to qualify as Performance-Based Compensation, any one or more of the measures described in Article 12 on which the Performance Goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation; and (b) with respect to any other Award, such performance measures as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement for purposes of determining the applicable Performance Goal.

2.31	“Performance Period” means the period of time during which the Performance Goals must be met in order to determine the degree of payout and/or vesting with respect to an Award granted to an Employee.

2.32	“Performance Unit” means an Award to an Employee under Article 9 herein and subject to the terms of this Plan, denominated in Units, the value of which at the time it is payable is determined as a function of the extent to which corresponding Performance Goal(s) has been achieved during the applicable Performance Period.

2.33	“Plan” means this Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan.

2.34	“Restricted Stock” means Shares issued pursuant to a Restricted Stock Grant under Article 8, so long as the Shares remain subject to the restrictions and conditions specified in the Award Agreement pursuant to which such Restricted Stock Grant is made.

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2.35	“Restricted Stock Grant” means an Award of Restricted Stock or Restricted Stock Units made pursuant to the provisions of Article 8.

2.36	“Restricted Stock Unit” means a Unit issued pursuant to a Restricted Stock Grant under Article 8 so long as the Units remain subject to the restrictions and conditions specified in the Award Agreement.

2.37	“Restriction Period” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.38	“Share” means a share of common stock of the Company, $0.01 par value per share or any security issued by the Company in substitution or exchange therefor or in lieu thereof.

2.39	“Share Equivalent” means a Unit (or fraction thereof, if authorized by the Committee) substantially equivalent to a hypothetical Share, credited to the Participant and having a value at any time equal to the FMV of a Share (or fraction thereof) at such time.

2.40	“Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.41	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of fifty percent (50%) or greater by reason of stock ownership or otherwise; provided, however, that (a) for purposes of determining whether any Employee can be a Participant with respect to any Award of Incentive Stock Option, the term “Subsidiary” has the meaning given to such term in Code Section 424, as interpreted by the regulations thereunder and applicable law; and (b) for purposes of determining whether any individual may be a Participant with respect to any Award of Options or SARs that are intended to be exempt from Code Section 409A, the term “Subsidiary” means any corporation or other entity to which the Company is an “eligible issuer of service recipient stock” within the meaning of Code Section 409A.

2.42	“Unit” means a bookkeeping entry used by the Company to record and account for the grant or settlement of an Award until such time as the Award is paid, canceled, forfeited or terminated, as the case may be, which, except as otherwise specified by the Committee, shall be equal to one Share Equivalent.

Article 3. Administration

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement

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or document ancillary to, or in connection with, this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, (a) selecting Participants, (b) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, (c) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (d) construing any ambiguous provision of the Plan or any Award Agreement, (e) determining whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, Shares, other securities, other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended, (2) Shares, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant thereof or of the Committee, and (3) Awards may be settled by the Company or any of its designees, and (f) subject to Article 16 adopting modifications and amendments to this Plan or any Award Agreement, including, without limitation, any that are necessary to comply with the laws, rules or regulations of the countries and other jurisdictions in which the Company and/or its Subsidiaries operate or to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize the Chief Executive Officer of the Company (the “CEO”) or any other officer of the Company, to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities for any Awards to be granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards the CEO or officer may grant; and (iii) the CEO or officer, as applicable, shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.4 Indemnification. No member of the Committee or any person to whom administrative duties or powers have been delegated in accordance with Section 3.3 (each, an “Administrator”) will have any liability to any person (including any Participant) for any action taken or omitted or any determination made in good faith with respect to the Plan or any Award. Each Administrator will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Administrator in connection with or resulting from any action, suit or proceeding to which such Administrator may be a party or in which such Administrator may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Administrator, with the Company’s approval, in settlement thereof, or paid by such Administrator in satisfaction of any judgment in any such action, suit or proceeding against such Administrator, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A of the Code, (a) the amount thereof eligible in one taxable year shall not affect the amount eligible in any other taxable year; (b) in no event shall any expenses be reimbursed after the last day of the taxable year

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following the taxable year in which the Administrator incurred such expenses; and (c) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. The foregoing right of indemnification will not be available to an Administrator to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Administrator giving rise to the indemnification claim resulted from such Administrator’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which an Administrator may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.5, the maximum number of Shares which may be issued pursuant to Awards under this Plan on or after the Effective Date shall be 8,000,000 Shares (the “Share Authorization”). The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be 8,000,000 Shares. The maximum number of Shares of the Share Authorization that may be issued under this Plan pursuant to Awards other than Options or SARs shall be 2,600,000 Shares.

4.2 Share Usage. Shares subject to an Award that expires according to its terms or is forfeited, terminated, canceled or surrendered, in each case, without having been exercised or settled, or can be paid only in cash, will be available again for grant under the Plan, without reducing the number of Shares that are available for Awards under the Plan. In no event shall (a) any Shares subject to an Option that is cancelled upon the exercise of a tandem SAR, (b) any Shares subject to an Award that are surrendered in payment of the exercise price of an Option or in payment of the taxes associated with an Award, (c) any Shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof, or (d) any Shares repurchased by the Company using Option proceeds, become available for grant under the Plan pursuant to this Section. Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”) will not count against the Share Authorization. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the Share Authorization, subject to applicable stock exchange requirements.

4.3 Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.5, shall apply to grants of Awards to Employees under this Plan, whether or not such Awards are intended to qualify as Performance-Based Compensation:

(a)	Options and SARS: The maximum aggregate number of Shares subject to Options, SARs or any combination thereof granted in any one calendar year to any one Participant shall be 2,000,000 (with tandem Options and SARs being counted only once with respect to this limit).

(b)

Other Awards Intended to be Performance-Based Compensation: The maximum aggregate number of Shares subject to Awards of Restricted Stock, Restricted Stock Units, Performance Units or Other Stock-Based Compensation that are intended to be Performance-

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Based Compensation granted in any one calendar year to any one Participant shall be 300,000 Shares or, in the event such Award is payable in cash, the equivalent cash value thereof on the first day of the performance period to which such Award relates, as determined by the Committee.

4.4 Director Awards. In order to retain and compensate Directors for their services, and to strengthen the alignment of their interests with those of the shareholders of the Company, the Plan permits the grant of stock-based awards to Directors. Aggregate Awards to any one Director in respect of any calendar year, solely with respect to his or her service as a Director, may not exceed $750,000 based on the Fair Market Value of stock-based Awards, determined as of the Grant Date.

4.5 Adjustments in Authorized Shares. In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, other distribution of cash or property (other than normal cash dividends) to shareholders of the Company, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure affecting the number or type of outstanding Shares, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards (including, without limitation, the substitution of other securities, cash or property in lieu thereof), the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

To further reflect any of the foregoing events, transactions or adjustments, the Committee, in its sole discretion, may also make adjustments in the terms of any Awards under this Plan and may modify any other terms of outstanding Awards, including modifications of Performance Goals and changes in the length of Performance Periods, as it deems necessary or appropriate. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 16 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with FASB ASC Topic 718).

Article 5. Eligibility and Participation

Only Employees and Directors shall be eligible to participate in this Plan. Subject to the provisions of this Plan, the designated Committee may, from time to time, select those Employees or Directors to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award; provided, however, that no Award made to a Director shall be subject to or conditioned upon the attainment of any Performance Goal.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be

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determined by the Committee, in its sole discretion. Options may be granted in addition to, or in tandem with or independent of, SARs or any other Awards under the Plan.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the term of the Option, the number of Shares to which the Option pertains, the conditions, including any Performance Goals, upon which an Option shall become vested and exercisable, and such other terms and conditions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. To the extent that an Award Agreement does not specify whether the Option is intended to be an ISO or an NQSO, such Option shall be an NQSO.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price (other than the Option Price of Acquisition Awards) must be at least equal to 100% of the FMV of the Shares as determined on the Grant Date.

6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary of its Grant Date.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Awards of Options subject solely to the continued service of the Participant shall become exercisable no earlier than three (3) years after the Grant Date, provided that such Option may partially vest after no less than one (1) year following such Grant Date; and (b) any other Award of Options shall become exercisable no earlier than one (1) year after the Grant Date.

6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Market Price at the time of exercise equal to the Option Price (provided that the Shares that are tendered may be subject to a minimum holding period, as determined by the Committee in its discretion, prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by having the Company withhold Shares that otherwise would be delivered to the exerciser pursuant to the exercise of the Option having a value equaling the aggregate Option Price due; (d) by a cashless (broker-assisted) exercise; (e) by a combination of (a), (b), (c) and/or (d); or (f) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the

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Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee, in its sole discretion. Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs. SARs may be granted under the Plan alone, in tandem with, in addition to or independent of, Options or any other Awards under the Plan.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, the number of Shares to which the SAR pertains, the conditions, including any Performance Goals, upon which the SAR shall become vested and exercisable, and such other terms and conditions as the Committee shall determine, which are not inconsistent with the terms of this Plan.

7.3 Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and specified in the SAR Award Agreement; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary of its Grant Date.

7.4 Grant Price. The Grant Price for each Award of a SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to 100% of the FMV of the Shares as determined on the Grant Date (other than the Grant Price of Acquisition Awards).

7.5 Exercise of SARs. SARs granted under this Article 7 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Awards of SARs subject solely to the continued service of the Participant shall become exercisable no earlier than three (3) years after the Grant Date provided that such SAR may partially vest after no less than one (1) year following such Grant Date; and (b) any other Award of SARs shall become exercisable no earlier than one (1) year after the Grant Date. The Committee may provide that a SAR shall be automatically exercised on one or more specified dates.

7.6 Payment of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the FMV of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

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At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

Article 8. Restricted Stock Grants

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock Grants to Participants in such amounts as the Committee shall determine. A Restricted Stock Grant is the issue of Shares or Units in the name of a Participant subject to such terms and conditions as the Committee shall deem appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such Shares or Units and the requirement that the Participant forfeit such Shares or Units back to the Company (a) upon termination of employment of an Employee or termination of service as a Director for specified reasons within a specified period of time; (b) if any specified Performance Goals are not achieved during a specified Performance Period; or (c) if such other conditions as the Committee may specify are not satisfied.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock Grant shall be evidenced by an Award Agreement that shall specify the Restriction Period(s), the number of Shares of Restricted Stock and/or Restricted Stock Units granted, the conditions and restrictions imposed upon the Restricted Stock Grant, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

8.3 Restriction Period. Each Restricted Stock Grant shall provide that in order for a Participant to receive unrestricted Shares or payment in settlement of a Restricted Stock Unit, the Participant must remain an Employee or a Director, as the case may be, for a period of time specified by the Committee in the Award Agreement. The Committee may also establish one or more Performance Goals that are required to be achieved during one or more Performance Periods within the Restriction Period as a condition to the lapse of restrictions of Awards to Employees. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Except as provided in clause (c) of this Section 8.3, Awards of Restricted Stock and/or Restricted Stock Units subject solely to the continued service of the Participant shall have a Restriction Period of not less than three (3) years from the Grant Date; (b) Awards to Employees of Restricted Stock and/or Restricted Stock Units subject to the achievement of one or more Performance Goals shall have a minimum Restriction Period of one (1) year; and (c) Awards of Restricted Stock and/or Restricted Stock Units subject solely to the continued service of a Director shall have such Restriction Period as the Committee shall determine; provided, however, that the aggregate number of Shares subject to Restricted Stock or Restricted Stock Unit Awards granted to Directors under clause (c) of this Section 8.3 with a vesting period of less than three (3) years shall not exceed five percent (5%) of the 2,600,000 Share Authorization under Section 4.1 of this Plan applicable to Awards other than Options or SARs, as may be adjusted from time to time pursuant to the provisions of this Plan. The Committee may provide for the lapse of restrictions in installments during the Restriction Period.

8.4 Restrictions. During the Restriction Period, the Participant may not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of or realize on the Shares or Units subject to the Restricted Stock Grant. Unless otherwise directed by the Committee, (i) all certificates representing Shares of Restricted Stock will be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by the Participant in whose name such

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certificates are registered, endorsed in blank and covering such Shares, or (ii) all uncertificated Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. The Committee may, in its sole discretion, include such other restrictions and conditions as it may deem appropriate.

8.5 Payment. Subject to Section 12.4 below, if applicable, upon expiration of the Restriction Period and if all conditions have been satisfied and any applicable Performance Goals attained, the Shares of Restricted Stock will be made available to the Participant or the Restricted Stock Units will be vested in the account of the Participant, free of all restrictions, provided that the Committee may, in its discretion, require (a) the further deferral of any Restricted Stock Grant beyond the initially specified Restriction Period; (b) that the Restricted Stock or Restricted Stock Units be retained by the Company; and (c) that the Participant receive a cash payment in lieu of unrestricted Shares or Units.

8.6 Rights as a Shareholder. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, the Participant shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and receive any dividends paid thereon. Any such dividends shall be reinvested on the dividend payment date in additional Shares of Restricted Stock under the Restricted Stock Grant and shall be subject to the restrictions and other terms and conditions set forth therein. A Participant shall not have, with respect to Restricted Stock Units, any voting or other rights of a shareholder of the Company; provided, however, that if determined by the Committee and set forth in the Participant’s Award Agreement, the Participant shall have the right to receive Dividend Equivalents in accordance with the provisions of Article 13.

8.7 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.8 Restricted Stock Grants Intended to be Performance-Based Compensation. Restricted Stock Grant that is intended to be Performance-Based Compensation shall also be subject to the terms and conditions of Article 12 below and the termination provisions in the Award Agreement shall comply with the requirements of Code Section 162(m) (including any regulations, rulings, notices and procedures thereunder).

Article 9. Performance Units

9.1 Grant of Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units to Employees in such amounts and upon such terms as the Committee shall determine. Each Performance Unit shall represent the prospective contingent right to receive payment based upon Company and/or Subsidiary performance over a specified Performance Period. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant and need not be equivalent to the value of a Share Equivalent. At the time of grant, the Committee, in its sole discretion, shall establish the Performance Period, Performance Measures, Performance Goals and such other terms and conditions applicable to such Award. The number of Shares and/or the amount of cash or other consideration earned in settlement of a Performance Unit shall be determined at the end of the Performance Period. Any Performance Unit that is intended to be Performance-Based Compensation shall also be subject to

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the terms and conditions of Article 12 below and the termination provisions in the Award Agreement shall comply with the requirements of Code Section 162(m) (including any regulations, rulings, notices and procedures thereunder).

9.2 Earning of Performance Units. Each Performance Unit Award Agreement shall provide that in order for an Employee to receive a payment in settlement of the Award, the Company must achieve certain Performance Goals over a designated Performance Period, with attainment of one or more Performance Goals determined using one or more specific Performance Measures. The Performance Goals and the Performance Period shall be established by the Committee in its sole discretion; provided, however, that except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant), the Performance Period must have a minimum duration of one (1) year. The Committee shall establish one or more Performance Measures for each Performance Period for determining the portion of the Performance Unit Award, which will be earned or forfeited, based on the extent to which the Performance Goals are achieved or exceeded. Such Performance Goals may include minimum, maximum and target levels of performance, with the size of the payment payable in settlement of the Performance Unit Award based on the level attained.

9.3 Form of Performance Unit Award. Performance Unit Awards shall be made on such terms and conditions not inconsistent with the Plan, and in such form or forms, as the Committee may, from time to time, approve. Performance Units may be awarded alone, in addition to, or independent of other Awards under the Plan. Subject to the terms of the Plan, the Committee shall, in its discretion, determine the number of Units subject to each Performance Unit Award made to an Employee and may impose different terms and conditions on any particular Performance Unit Award made to any Employee. The Performance Goals, Performance Period or Periods, Performance Measures and other terms and conditions applicable to any Performance Unit Award shall be set forth in the relevant Award Agreement.

9.4 Payment of Performance Units. Subject to the terms of this Plan and the applicable Award Agreement, after the later of the date the applicable Performance Period has ended or the date on which any other terms and conditions applicable to such Performance Unit Award have been satisfied, the holder of Performance Units shall be entitled to receive payout of the value and number of Performance Units earned by the Employee over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Subject to Section 12.4 below, if applicable, such payment shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units in the form of Shares, cash, any combination thereof, or any other form as designated by the Committee in its sole discretion, equal to the value of the earned Performance Units at the close of the applicable Performance Period, or at such other time as specified in the Award Agreement. Any Shares paid in settlement of such Performance Units may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the applicable Award Agreement.

Article 10. Other Stock-Based Awards

10.1 Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including, subject to the limitations below, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of

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actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Notwithstanding any provision in this Plan to the contrary, Awards of unrestricted Shares shall only be made in lieu of salary and/or cash bonuses/variable compensation paid to Employees or cash fees paid to Directors.

10.2 Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or Units, as determined by the Committee. The Committee may, in its discretion, establish Performance Goals with respect to any Other Stock-Based Awards. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant may depend on the extent to which the Performance Goals are met.

10.4 Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5 Other Stock-Based Awards Intended to be Performance-Based Compensation. Any Other Stock-Based Award that is intended to be Performance-Based Compensation shall also be subject to the terms and conditions of Article 12 below and the termination provisions in the Award Agreement shall comply with the requirements of Code Section 162(m) (including any regulations, rulings, notices and procedures thereunder).

Article 11. Transferability of Awards

No Award under the Plan, and no right or interest therein, shall be (a) assignable, alienable, pledgable or transferable by a Participant, except by will or the laws of descent and distribution, or (b) subject to any obligation, or the lien or claims of any creditor, of any Participant, or (c) subject to any lien, encumbrance or claim of any party made in respect of or through any Participant, however arising. During the lifetime of a Participant, Options and SARs are exercisable only by, Shares issued upon the exercise of Options and SARs or in settlement of other Awards will be issued only to, and other payments in settlement of any Award will be payable only to, the Participant or his or her legal representative. Notwithstanding the foregoing, the Committee may, in its sole discretion and on and subject to such terms and conditions as it shall deem appropriate, which terms and conditions shall be set forth in the related Award Agreement: (i) authorize a Participant to transfer all or a portion of any Nonqualified Stock Option or SAR, as the case may be, granted to such Participant, provided that in no event shall any transfer be made to any person or persons other than such Participant’s spouse, children or grandchildren, or a trust or partnership for the exclusive benefit of one or more such persons, which transfer must be made as a gift and without any consideration; and (ii) provide for the transferability of a particular grant or Award pursuant to a domestic relations order. All other transfers and any retransfer by any permitted transferee are prohibited and any such purported transfer shall be null and void. Each Nonqualified Stock Option or SAR which becomes the subject of a permitted transfer (and the Participant to whom it was granted by the Company) shall continue to be subject to the same terms and conditions as were in effect immediately prior to such permitted transfer. The Participant shall remain responsible to the Company for the payment of all withholding taxes incurred as a result of any exercise of such Option or SAR. In no event shall any permitted transfer of an Option, SAR or other grant or Award create any right in any party in respect of any Option, SAR or other grant or Award, other than the rights of the qualified transferee in respect of such Option, SAR or other Award specified in the related Award Agreement.

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Article 12. Performance Measures

12.1 Performance Measures. The Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share (basic or diluted);

(c)	Net sales;

(d)	Revenue growth;

(e)	Operating profit;

(f)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(h)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(i)	Gross or operating margins;

(j)	Productivity ratios;

(k)	Share price (including, but not limited to, growth measures and total shareholder return);

(l)	Expense targets;

(m)	Margins;

(n)	Operating efficiency;

(o)	Market share;

(p)	Working capital targets;

(q)	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(r)	Objective safety measures.

Any Performance Measure(s) may be used to measure the performance of the Company and/or its Subsidiary as a whole or any business unit of the Company and/or its Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Share price as a Performance Measure as compared to various stock market indices. The Committee also has the authority to provide in an Award Agreement for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Measures specified in this Article 12, subject to compliance with Section 162(m) of the Code, to the extent an Award is intended to be Performance-Based Compensation.

Except as otherwise expressly provided in the Plan or an Award Agreement, all financial terms are used as defined under Generally Accepted Accounting Principles or such other objective accounting principles, as may be designated by the Committee.

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12.2 Establishment of the Performance Period, Performance Goals and Formula. Except as otherwise required under applicable law, rule or regulation, a Participant’s Award that is intended to be Performance-Based Compensation shall be determined based on the attainment of written objective Performance Goals approved by the Committee for a Performance Period established by the Committee (i) while the outcome for that Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the Performance Goal relates or, if less, the number of days which is equal to 25% of the relevant Performance Period. At the same time as the Performance Goals are established, the Committee will prescribe a formula to determine the amount of Performance-Based Compensation under the Award that may be payable based upon the level of attainment of the Performance Goals during the Performance Period.

12.3 Evaluation of Performance. The Committee may provide at the time of any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs and impairments; (b) gain/loss on sale of assets; (c) litigation or claim judgments or settlements (including insurance proceeds); (d) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (e) any reorganization and restructuring programs; (f) extraordinary nonrecurring items as described in FASB ASC Topic 105 (or such other applicable accounting principle, as may be designated by the Committee) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders and/or other public filings for the applicable year; (g) acquisitions or divestitures; (h) foreign exchange gains and losses; and (i) the effect of any materially adverse and unforeseen market conditions beyond the control of the Company and its Subsidiaries, Employees, officers and directors. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to be Performance-Based Compensation, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.4 Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.5 Committee Discretion. In the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13. Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares or Share Equivalents that are subject to any Award (other than Options and SARs), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settled or expires, as determined by the Committee (“Dividend Equivalents”). Except as otherwise provided in the Plan or the applicable Award Agreement, such Dividend Equivalents shall be converted to cash or additional Shares or Share Equivalents by such formula, at such time and subject to such limitations as may be determined by the Committee; provided, however, that in no event shall any Dividend Equivalents become payable earlier than the date on which the underlying Award becomes vested and payable.

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Article 14. Termination of Employment or Service as a Director

14.1 Stock Options and SARs. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise an Option or SAR following termination of, as the case may be, (a) an Employee’s employment with the Company and/or its Subsidiaries or (b) a Director’s service as a director of the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options and SARs issued under this Plan, and may reflect distinctions based on the reasons for termination.

14.2 Restricted Stock Grant, Performance Units and Other Stock-Based Awards. The Award Agreement for each Restricted Stock Grant, Performance Unit and Other Stock-Based Award shall set forth the extent to which such Award shall vest and/or may be forfeited upon termination of, as the case may be, (a) the Employee’s employment with the Company and/or its Subsidiaries or (b) Director’s service as a director of the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all such Awards, and may reflect distinctions based on the reasons for termination. Notwithstanding the foregoing, to the extent a Restricted Stock grant, Performance Unit or Other Stock-Based Award is intended to be Performance-Based Compensation, the termination provisions in the Award Agreement shall comply with the requirements of Code Section 162(m) (including any regulations, rulings, notices and procedures thereunder).

Article 15. Rights of Participants

15.1 Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries, to terminate any Employee’s employment at any time or for any reason not prohibited by law, nor confer upon any Employee any right to continue his employment, or upon any Director a right to continue to serve as a Director, for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and/or its Subsidiaries for an Employee or a contract for service as a director with the Company for a Director and, accordingly, subject to Article 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company and/or its Subsidiaries.

15.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

15.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 16. Change in Control

The Committee, in its sole discretion, may specify in the applicable Award Agreement the effect, if any, of a Change in Control on any Award held by a Participant, including the adjustment or other treatment of Performance Goals; provided, however, that any such provision included in an Award Agreement granted to a Participant who is at the time an Officer shall specify that if (i) a Change in Control occurs and (ii) within two (2) years thereafter (or such other period of time following the

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Change in Control specified in the applicable Award Agreement), such Officer’s employment with the Company (or an applicable Subsidiary) or any successor thereto is terminated without “cause” (as defined in the applicable Award Agreement) or if the Officer terminates employment for “good reason” (as defined in the applicable Award Agreement), then such Award shall become partially or fully vested (including the lapsing of restrictions and conditions) and, as applicable, exercisable as of the date of such termination of employment.

Notwithstanding the foregoing, the Committee may, in its sole discretion, determine in connection with a Change in Control that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination, the holder of such Award may receive for each Share subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share in connection with such transaction and the purchase price per share, if any, under the Award, multiplied by the number of Shares subject to such Award; provided that if such product is zero or less, the Award will be canceled and terminated without payment therefor.

Article 17. Amendment, Modification, Suspension, and Termination

17.1 Amendment, Modification, Suspension, and Termination. Subject to Section 17.2, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part without approval of the Company’s shareholders, unless such approval is necessary to comply with applicable laws, including the Exchange Act and the Code, or the rules and regulations of any securities exchange on which the Shares are listed. In no event may the Board amend the Plan without the prior approval of the Company’s shareholders to (a) increase the maximum number of Shares which may be issued pursuant to the Plan; (b) increase any limitation set forth in the Plan on the number of Shares which may be issued, or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (c) change the class of individuals eligible to participate in the Plan; (d) reduce the minimum Option Price or the minimum SAR Grant Price as set forth in Sections 6.3 and 7.4; or (e) reduce the minimum vesting period, Restriction Period or Performance Period requirements applicable to Awards under the Plan. Furthermore, except as provided in Sections 4.5 and 16.1, in no event may the terms of a previously granted Option or SAR be amended to reduce its Option Price or Grant Price, as applicable, or to cancel the Award in exchange for cash or an Option, SAR, or other Award with an Option Price, Grant Price or other exercise price that is less than the Option Price or Grant Price, as applicable, of the original Option or SAR, without obtaining approval of the Company’s shareholders.

17.2 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 17.3), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

17.3 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17.3 to any Award granted under the Plan without further consideration or action.

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Article 18. Tax Withholding; No Liability with Respect to Tax Qualification or Adverse Tax Treatment

All Awards under the Plan will be made subject to any applicable withholding for taxes of any kind. The Company shall have the right to deduct from any amount payable under the Plan, including delivery of Shares to be made under the Plan, all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company shall have the right to require a Participant to pay cash to satisfy withholding taxes as a condition to the payment of any amount (whether in cash or Shares) under the Plan.

Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a Participant on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A of the Code.

Article 19. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 20. General Provisions

20.1 Forfeiture Events and Clawback. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, any Participant’s fraud resulting in the restatement of the Company’s published earnings, termination of an Employee’s employment or a Director’s service as a director for cause, termination of the Participant’s provision of services to the Company and/or its Subsidiary, violation of material Company and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. In addition, Awards shall be subject to the clawback or recapture policy, if any, that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed or paid to the Participant.

20.2 Legend; Restrictions on Share Transferability; Stock Ownership Policy. The certificates for Shares may include any legend, which the Committee deems appropriate to reflect any restrictions on transfer of such Shares. The Committee may impose such restrictions on any Shares acquired pursuant to an Award as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares. In addition, as applicable, each Participant shall at all times be subject to compliance with the Company’s Executive Stock Ownership Policy, as in effect from time to time, with respect to each Award.

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20.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

20.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.5 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.6 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

20.7 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.8 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

20.9 Employees or Directors Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company and/or its Subsidiaries operate or have Employees or in which Directors may reside, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees or Directors outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

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Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

20.10 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.11 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company and/or its Subsidiaries under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or a Subsidiary, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

20.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. To the extent settlement or payout of an Award would result in a fractional Share being issuable, the number of Shares subject to settlement or payout under such Award shall be rounded down to the nearest whole Share and any rights to any fractional Shares (or payment therefor) shall be forfeited.

20.13 Section 409A of the Code; Deferrals. The Committee shall have full authority to give effect to any statement in an Award Agreement to the effect that an Award is intended to be “deferred compensation” subject to Section 409A, to be exempt from Section 409A or to have other intended treatment under Section 409A and/or other provision of the Code. To the extent necessary to give effect to this authority, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to the subject matter of this section, the Plan shall govern. With respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (a) references to termination of the Participant’s employment will mean the Participant’s “separation from service” with the Company or any applicable Subsidiary within the meaning of Section 409A; (b) any payment to be made with respect to such Award in connection with the Participant’s separation from service with the Company or any applicable Subsidiary that would be subject to the limitations in Section 409A(a)(2)(b) of the Code shall be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (c) to the extent necessary to comply with Section 409A, any cash, other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (d) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment; and (e) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the regulations promulgated under the Code), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award.

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To the extent permitted by Code Section 409A, the Committee may, whether at the time of grant or at any time thereafter prior to payment or settlement, require a Participant to defer, or permit (subject to such conditions as the Committee may from time to time establish) a Participant to elect to defer, receipt of all or any portion of any payment of cash or Shares that would otherwise be due to such Participant in payment or settlement of any Award under the Plan. If any such deferral is required by the Committee (or is elected by the Participant with the permission of the Committee), the Committee shall establish rules and procedures for payment of such deferrals. The Committee may provide for the payment or crediting of interest, at such rate or rates as it shall in its discretion deem appropriate, on such deferred amounts credited in cash and the payment or crediting of Dividend Equivalents in respect of deferred amounts credited in Share Equivalents or Restricted Stock Units. Deferred amounts may be paid in a lump sum or in installments in the manner and to the extent permitted, and in accordance with rules and procedures established by the Committee. This Section shall not apply to any grant of Options or SARs that are intended to be exempt from Code Section 409A.

20.14 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant or Participants.

20.15 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

20.16 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Connecticut, excluding any conflict of laws or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Connecticut, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

20.17 Right of Offset. Except with respect to Awards that are intended to be “deferred compensation” subject to Section 409A, the Company will have the right to offset against its obligation to deliver Shares (or cash, other securities or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

20.18 No Third Party Beneficiaries. Except as expressly provided therein, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Participant of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 3.4 will inure to the benefit of an Administrator’s estate and beneficiaries and legatees.

20.19 Plan Headings. The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

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PRAXAIR, INC.

BY MARKING THIS CARD, YOU ARE VOTING ALL SHARES OF YOUR PRAXAIR COMMON STOCK

YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS

To Vote by Telephone:

Call (855) 652-7330 Toll-Free on a Touch-Tone
Phone anytime prior to 3 a.m., April 22, 2014.

To Vote by Internet:

Go to https://www.rtcoproxy.com/PX prior to 3 a.m., April 22, 2014.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 A.M. Eastern Time, April 22, 2014. It is not necessary to return this proxy if you vote by telephone or Internet.

Please note that the last vote received, whether by telephone, internet or by mail, will be the vote counted.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2014:
THE PROXY STATEMENT AND 2013 FORM 10-K AND ANNUAL REPORT ARE NOW AVAILABLE FOR VIEWING AND DOWNLOADING AT:
2013 Form 10-K and Annual Report: www.praxair.com/annualreport
2014 Notice of Meeting and Proxy Statement: www.praxair.com/proxy

FOLD HERE IF YOU ARE VOTING BY MAIL – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒	PLEASE MARK VOTES
AS IN THIS EXAMPLE

1. Election of Directors.
The Board of Directors recommends a vote “FOR” the nominees listed below.
Nominees:
	For	Against	Abstain
(01) Stephen F. Angel	☐	☐	☐

(02) Oscar Bernardes	☐	☐	☐

(03) Nance K. Dicciani	☐	☐	☐

(04) Edward G. Galante	☐	☐	☐

(05) Claire W. Gargalli	☐	☐	☐

(06) Ira D. Hall	☐	☐	☐

(07) Raymond W. LeBoeuf	☐	☐	☐

(08) Larry D. McVay	☐	☐	☐

Please be sure to date and sign this proxy card in the box below.	Date
Sign above Co-holder (if any) sign above

		For	Against	Abstain
	(09) Denise L. Ramos	☐	☐	☐

	(10) Wayne T. Smith	☐	☐	☐

	(11) Robert L. Wood	☐	☐	☐

The Board of Directors recommends that you vote “FOR” PROPOSALS 2, 3 and 4:
		For	Against	Abstain
2.	To approve, on an advisory and non-binding basis, the compensation of Praxair’s Named Executive Officers as disclosed in the 2014 Proxy Statement	☐	☐	☐
3.	To approve the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan	☐	☐	☐
4.	To ratify the appointment of the Independent Auditor	☐	☐	☐
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Save Praxair future postage and printing expense by consenting to receive future annual reports and proxy statements on the Internet. Whether you vote by Internet, by telephone or by mail, you will be given an opportunity to consent to future electronic delivery. See the proxy statement for more information about this option.

Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

Making our planet more productive

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Praxair, Inc.

for the Annual Meeting of Shareholders on April 22, 2014

I (we) hereby authorize Matthew J. White and James T. Breedlove, or either of them, and each with the power to appoint his substitute, to vote as Proxy for me (us) at the Annual Meeting of Shareholders of Praxair, Inc. to be held at The Ritz-Carlton, Westchester Hotel, Three Renaissance Square, White Plains, NY on April 22, 2014 at 11:00 A.M., or any adjournment or postponement thereof, the number of shares of common stock of Praxair, Inc. which I (we) would be entitled to vote if personally present. The proxies shall vote such shares as directed on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. I (we) revoke all proxies heretofore given to vote at the Annual Meeting.

If I (we) properly sign and return this proxy card, my (our) shares will be voted as I (we) specify on each Proposal. If I (we) do not specify a choice on one or more Proposals, the proxies will vote my (our) shares as the Board of Directors recommends on each such Proposal.

PRAXAIR, INC.

(Continued, and to be marked, dated and signed, on the other side)

ä                                 FOLD AND DETACH HERE                                ä

ANNUAL MEETING OF SHAREHOLDERS — April 22, 2014 AT 11:00 A.M.

THE RITZ-CARLTON, WESTCHESTER HOTEL – WHITE PLAINS, NY

IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE NOTE:

*      Only shareholders, and the invited guests of Praxair, will be granted admission to the Annual Meeting.

*      To assure admittance:

–       If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the February 28, 2014 record date

–       Please bring a photo ID, if you hold shares of record as of February 28, 2014, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan (“DRISP”)

– Please bring your Praxair ID if you are an employee shareholder * The Annual Meeting will start promptly at 11:00 A.M. on Tuesday, April 22, 2014.

From North of White Plains: Take the Taconic State Parkway South. Continue on the Sprain Brook Parkway South (signs for New York City/Sprain Parkway). Take the exit on the left onto Cross Westchester Expressway/I-287 E toward White Plains. Take exit 5 for RT-100 S/RT-119 E toward White Plains. Merge onto RT-100 S/RT-119 S/Tarrytown Road/White Plains Road. Continue to follow RT-119 S as it becomes Main Street. Turn left on Renaissance Square to arrive at the hotel.

From South of White Plains: Head north on Post Road/RT-22/White Plains Road toward Drake Road. Continue to follow Post Road/RT-22. Turn left at Court Street. Court Street turns into Renaissance Square, where hotel is located, or

Take the Hutchinson River Parkway North to Exit 23N- Mamaroneck Avenue toward White Plains. Take Mamaroneck Avenue approximately 4 miles to Martine Avenue. Turn left on Martine Avenue and make the first right turn onto Court Street. Court Street turns into Renaissance Square, where the hotel is located.

From Connecticut: Take I-95 S toward New York City, entering New York. Take exit 21 to merge onto Cross Westchester Expressway/I-287 W toward White Plains/Tappan Zee Bridge. Take exit 8 to merge onto Westchester Avenue toward White Plains/Westchester Mall Pl. Turn left at S Broadway/RT-22 S. Make a slight right turn at Martine Avenue. Turn right at Court Street. Court Street turns into Renaissance Square, where the hotel is located.